Exhibit 10.1
ASSET PURCHASE AGREEMENT
by and among
LAM RESEARCH CORPORATION,
BULLEN ULTRASONICS, INC.,
EATON 122 LTD.,
BULLEN SEMICONDUCTOR (SUZHOU) CO., LTD.,
MARY A. BULLEN,
and
VICKI A. BROWN
Dated: October 5, 2006
THE SYMBOL [***] IS USED TO INDICATE THAT A PORTION OF THE EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTION.
SCHEDULES TO THIS AGREEMENT ARE OMITTED FROM THIS FILING. LAM RESEARCH CORPORATION UNDERTAKES TO PROVIDE COPIES OF THE OMITTED SCHEDULES TO THE SECURITIES AND EXCHANGE COMMISSION UPON REQUEST OF THE COMMISSION.

EXECUTION VERSION
Table of Contents

1. Definitions and Usage	2
1.1 DEFINITIONS	2
1.2 USAGE	14
2. Sale and Transfer of Assets; Closing	15
2.1 ASSETS TO BE SOLD	15
2.2 EXCLUDED ASSETS	17
2.3 CONSIDERATION	17
2.4 LIABILITIES	18
2.5 ALLOCATION	20
2.6 CLOSING	20
2.7 CLOSING OBLIGATIONS	21
2.8 ADJUSTMENT AMOUNT AND PAYMENT	24
2.9 ADJUSTMENT PROCEDURE	25
2.10 CONSENTS	26
3. Representations and Warranties of Seller and Shareholders	28
3.1 ORGANIZATION AND GOOD STANDING	28
3.2 ENFORCEABILITY; AUTHORITY; NO CONFLICT	29
3.3 CAPITALIZATION	30
3.4 FINANCIAL STATEMENTS	30
3.5 BOOKS AND RECORDS	31
3.6 SUFFICIENCY OF ASSETS	31
3.7 DESCRIPTION OF OWNED REAL PROPERTY	32
3.8 DESCRIPTION OF LEASED REAL PROPERTY	32
3.9 TITLE TO ASSETS; ENCUMBRANCES	32
3.10 CONDITION OF FACILITIES	33
3.11 ACCOUNTS RECEIVABLE; CUSTOMER REVENUES	34
3.12 INVENTORIES	34
3.13 NO UNDISCLOSED LIABILITIES	35
3.14 TAXES	35
3.15 NO MATERIAL ADVERSE CHANGE	37
3.16 EMPLOYEE BENEFITS	37
3.17 COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL AUTHORIZATIONS	39
3.18 LEGAL PROCEEDINGS; ORDERS	40
3.19 ABSENCE OF CERTAIN CHANGES AND EVENTS	41
3.20 CONTRACTS; NO DEFAULTS	42
3.21 INSURANCE	45
3.22 ENVIRONMENTAL MATTERS	46
3.23 EMPLOYEES	48
3.24 LABOR DISPUTES; COMPLIANCE	49
3.25 INTELLECTUAL PROPERTY ASSETS	49
3.26 COMPLIANCE WITH THE FOREIGN CORRUPT PRACTICES ACT AND EXPORT CONTROL AND ANTIBOYCOTT LAWS	53
3.27 RELATIONSHIPS WITH RELATED PERSONS	54

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EXECUTION VERSION

3.28 BROKERS OR FINDERS	55
3.29 SOLVENCY	55
3.30 DISCLOSURE	55
4. Representations and Warranties of Buyer	56
4.1 ORGANIZATION AND GOOD STANDING	56
4.2 AUTHORITY; NO CONFLICT	56
4.3 [Intentionally left blank]	56
4.4 BROKERS OR FINDERS	56
5. Covenants of Seller Prior to Closing	57
5.1 ACCESS AND INVESTIGATION	57
5.2 OPERATION OF THE BUSINESS OF SELLER	57
5.3 NEGATIVE COVENANT	58
5.4 REQUIRED APPROVALS	59
5.5 NOTIFICATION	59
5.6 NO NEGOTIATION	59
5.7 BEST EFFORTS	60
5.8 INTERIM FINANCIAL STATEMENTS	60
5.9 PAYMENT OF LIABILITIES	60
5.10 HART SCOTT RODINO	60
5.11 CURRENT EVIDENCE OF TITLE	60
5.12 [***]	60
5.13 USE OF BULLEN NAME	60
6. Covenants of Buyer Prior to Closing	61
6.1 REQUIRED APPROVALS	61
6.2 HART SCOTT RODINO	62
6.3 COOPERATION REGARDING [***].	62
7. Conditions Precedent to Buyer’s Obligation to Close	62
7.1 ACCURACY OF REPRESENTATIONS	62
7.2 SELLER PARTIES’ PERFORMANCE	62
7.3 CONSENTS	63
7.4 ADDITIONAL DOCUMENTS	63
7.5 NO PROCEEDINGS	64
7.6 [Intentionally Omitted]	64
7.7 TITLE INSURANCE	64
7.8 SURVEY	64
7.9 ZONING	64
7.10 GOVERNMENTAL AUTHORIZATIONS	65
7.11 ENVIRONMENTAL REPORT	65
7.12 EMPLOYEES	65
7.13 NONCOMPETITION AGREEMENTS	65
7.14 NO INJUNCTION	65
7.15 [SUZHOU CHINA CONDITIONS]	65
7.16 MATERIAL ADVERSE CHANGE	66
7.17 PRODUCTION CERTIFICATION	66
7.18 HART SCOTT RODINO WAITING PERIOD	66
8. Conditions Precedent to Seller Parties’ Obligation to Close	66
THE SYMBOL [***] IS USED TO INDICATE THAT A PORTION OF THE EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTION.

EXECUTION VERSION

8.1 ACCURACY OF REPRESENTATIONS	66
8.2 BUYER’S PERFORMANCE	67
8.3 CONSENTS	67
8.4 ADDITIONAL DOCUMENTS	67
8.5 NO INJUNCTION	67
8.6 NO PROCEEDINGS	67
8.7 [Intentionally Omitted]	67
8.8 HART SCOTT RODINO WAITING PERIOD	67
9. Termination	68
9.1 TERMINATION EVENTS	68
9.2 EFFECT OF TERMINATION	68
10. Additional Covenants	69
10.1 EMPLOYEES AND EMPLOYEE BENEFITS	69
10.2 PAYMENT OF ALL TAXES RESULTING FROM SALE OF ASSETS BY SELLER	71
10.3 PAYMENT OF OTHER RETAINED LIABILITIES	71
10.4 RESTRICTION ON COMPANY DISTRIBUTIONS	71
10.5 RESTRICTIONS ON CHANGE IN CONTROL AND DISSOLUTION OF COMPANY	71
10.6 REMOVING EXCLUDED ASSETS	72
10.7 REPORTS AND RETURNS	72
10.8 ASSISTANCE IN PROCEEDINGS	72
10.9 CUSTOMER AND OTHER BUSINESS RELATIONSHIPS	73
10.10 RETENTION OF AND ACCESS TO RECORDS	73
10.11 PRODUCTION REPORTS	73
10.12 FURTHER ASSURANCES	73
11. Indemnification; Remedies	74
11.1 SURVIVAL	74
11.2 INDEMNIFICATION AND REIMBURSEMENT BY SELLER PARTIES	75
11.3 [Intentionally Omitted].	75
11.4 INDEMNIFICATION AND REIMBURSEMENT BY BUYER	75
11.5 LIMITATIONS ON AMOUNT—SELLER PARTIES	76
11.6 [Intentionally Omitted]	78
11.7 THIRD-PARTY CLAIMS	78
11.8 INDEMNIFICATION PAYMENT	78
11.9 [Intentionally Omitted].	78
12. Confidentiality	79
12.1 DEFINITION OF CONFIDENTIAL INFORMATION	79
12.2 RESTRICTED USE OF CONFIDENTIAL INFORMATION	79
12.3 EXCEPTIONS	80
12.4 LEGAL PROCEEDINGS	80
12.5 RETURN OR DESTRUCTION OF CONFIDENTIAL INFORMATION	81
12.6 [Intentionally Omitted]	81
13. General Provisions	81
13.1 EXPENSES	81
13.2 PUBLIC ANNOUNCEMENTS	81

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13.3 NOTICES	82
13.4 [INTENTIONALLY LEFT BLANK]	83
13.5 ENFORCEMENT OF AGREEMENT	83
13.6 WAIVER; REMEDIES CUMULATIVE	83
13.7 ENTIRE AGREEMENT AND MODIFICATION	84
13.8 DISCLOSURE SCHEDULE	84
13.9 ASSIGNMENTS, SUCCESSORS AND NO THIRD-PARTY RIGHTS	84
13.10 SEVERABILITY	84
13.11 CONSTRUCTION	84
13.12 TIME OF ESSENCE	85
13.13 GOVERNING LAW	85
13.14 EXECUTION OF AGREEMENT	85
13.15 SHAREHOLDER OBLIGATIONS	85
13.16 REPRESENTATIVE OF SELLER AND SHAREHOLDERS	85
13.17 CASUALTY AND CONDEMNATION	86
13.18 PRORATIONS	87

EXECUTION VERSION
ASSET PURCHASE AGREEMENT
     This Asset Purchase Agreement (this “Agreement”) is dated October 5, 2006, by and among Lam Research Corporation, a Delaware corporation (“LRC”), and/or one or more of its designated affiliates, (collectively, “Buyer”); Bullen Ultrasonics, Inc. (a/k/a Bullen Ultra-Sonics, Inc.), an Ohio corporation (“Company”), Eaton 122 Ltd., an Ohio limited liability company (“E122”), Bullen Semiconductor (Suzhou) Co., Ltd., a wholly foreign owned enterprise established in Suzhou New District, Suzhou, Jiangsu, PRC (“Suzhou”) (the Company, E122 and Suzhou are sometimes referred to as “Seller”, individually or “Sellers” collectively), Mary A. Bullen, a resident of Camden, Ohio (“MB”) and Vicki A. Brown, a resident of Eaton, Ohio (“VB”) (MB and VB are referred to herein as “Shareholders”, collectively) (Company, E122, Suzhou and the Shareholders are referred to herein as “Seller Parties”, collectively and “Seller Party”, individually).
RECITALS
     Shareholders own, in the aggregate, sixty-nine (69) shares of the common voting stock of Company, which constitute ninety-two percent (92%) of the issued and outstanding voting shares of capital stock of Company. MB and VB own, in the aggregate, one hundred percent (100%) of the issued and outstanding membership units entitled to vote of E122.
     Company owns 100% of the ownership interests of Suzhou.
     Sellers desire to sell, and Buyer desires to purchase, the Assets (as defined herein) of Sellers for the consideration and on the terms set forth in this Agreement.
     MB and VB acknowledge and agree, as majority shareholders and members, respectively, of Company and E122, that this Agreement and the transactions related hereto are of benefit to them, constitute adequate consideration for their respective agreements herein and as contemplated hereby and that Buyer would not have entered into this Agreement without their personal agreements herein and as contemplated hereby.
     In connection with the execution of this Agreement, Company and Buyer have also entered into that certain agreement relating to certain growers purchased or paid for by Buyer and installed at Company premises, in the form attached hereto as Exhibit A, (the “Keeper Agreement”).
     The parties, intending to be legally bound, agree as follows:
1. Definitions and Usage
     1.1 DEFINITIONS
For purposes of this Agreement, the following terms and variations thereof have the meanings specified or referred to in this Section 1.1:
“Accounts Receivable”—(a) all trade accounts receivable and other rights to payment from customers of the Business and the benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products

EXECUTION VERSION
sold or services rendered to customers of the Business prior to Closing and (b) all notes receivable of the Business and the benefit of all security for such notes.
“Acquired Contracts”—as defined in Section 2.1(e).
“Adjustment Amount”—as defined in Section 2.8.
“Appurtenances”—all privileges, rights, easements, hereditaments and appurtenances belonging to or for the benefit of the Land (as defined herein), including without limitation, all easements appurtenant to and for the benefit of any Land (a “Dominant Parcel”) for, and as a means of access between, the Dominant Parcel and a public way, or for any other use or benefit upon which lawful use of the Dominant Parcel for the purposes for which it is presently being used is dependent, and all rights existing in and to any streets, alleys, passages and other rights-of-way included thereon or adjacent thereto (before or after vacation thereof) and vaults beneath any such streets.
“Assets”—as defined in Section 2.1.
“Assignment and Assumption Agreement”—the Company Assignment and Assumption Agreement and the Suzhou Assignment and Assumption Agreement.
“Assumed Liabilities”—as defined in Section 2.4(a).
“Best Efforts”—the efforts that a reasonably prudent Person desirous of achieving a result would use in similar circumstances to achieve that result as expeditiously as reasonably possible.
“Bill of Sale”—the Company Bill of Sale and the Suzhou Bill of Sale.
“Breach”—any breach of, or any inaccuracy in, any representation or warranty or any breach of, or failure to perform or comply with, any covenant or obligation, in or of this Agreement or any other Contract, including any agreement or Exhibit attached hereto, or any event which with the passing of time or the giving of notice, or both, would constitute such a breach, inaccuracy or failure.
“Bulk Sales Laws”—as defined in Section 5.9.
“Business” — the silicon growing and silicon fabrication related businesses of the Company and Suzhou, including but not limited to ultrasonic machining, CNC machining, prototype development, lapping, polishing and crystal growing.
“Business Day”—any day other than (a) Saturday or Sunday or (b) any other day on which banks in Ohio are permitted or required to be closed.
“Buyer”—as defined in the first paragraph of this Agreement.
“Buyer Indemnified Persons”—as defined in Section 11.2.
“Buyer’s Report”—as defined in Section 2.9.
“Carve-Out Financial Statements” — the consolidated balance sheet of the Company and Suzhou at July 31, 2006 and the consolidated income statement of the Company and Suzhou for the seven (7)

EXECUTION VERSION
month period ended July 31, 2006, prepared in each case in accordance with GAAP (as defined herein), consistently applied, except for the variances from GAAP set forth on Exhibit B (the “GAAP Exceptions”), which statements separately show (1) the full Company and Suzhou assets and liabilities and the full Company and Suzhou results of operation through July 31, 2006, (2) the adjustments to the full Company and Suzhou assets, liabilities and results of operation, (3) the resulting assets, liabilities and results of operations, respectively, of the Business, (4) the E122 assets relating to the Franklin Street Property and (5) the procedures employed to prepare such financial statements, the accompanying statement of Grant Thornton, which Carve-Out Financial Statements and procedures are Exhibit C attached hereto.
“Closing”—as defined in Section 2.6.
“Closing Asset Value”—the value of the assets of Suzhou and the value of the assets of the Company and E122 related to the Franklin Street Property, determined consistently with the Estimated Closing Asset Value and in accordance with GAAP except for the GAAP Exceptions, which includes only Confirmed [***] Inventories as provided in Section 2.8(d), and which excludes (i) the reimbursed costs up to $648,000 to Sellers, (ii) amounts reimbursed relating to the Construction Agreement, respectively pursuant to Sections 2.3(c) and 2.4(a)(iv); (iii) any property or equipment purchased or paid for by Buyer (including the property subject to the Keeper Agreement), (iv) the prepaid item in the amount of $2,973,681, with respect to [***], and (v) the Real Property, and will be prepared in all respects consistently with the balance sheet included in the Carve-Out Financial Statements and the procedures related thereto.
“Closing Date”—the date on which the Closing actually takes place.
“Closing Balance Sheet”—the consolidated balance sheet of the Company and Suzhou at the Closing Date, which balance sheet shall be prepared in accordance with GAAP, consistently applied, and consistent with the carve-out balance sheet included in the Carve-Out Financial Statements, including the procedures related thereto.
“COBRA”—as defined in Section 3.16(f).
“Code”—the Internal Revenue Code of 1986, as amended.
“Company”—as defined in the first paragraph of this Agreement.
“Company Assignment and Assumption Agreement”—as defined in Section 2.7(a)(ii).
“Company Bill of Sale”—as defined in Section 2.7(a)(i).
“Company Contract”—any Contract (a) under which any of Company, Suzhou or E122 has or may acquire any rights or benefits; (b) under which any of Company, Suzhou or E122 has or may become subject to any obligation or liability or (c) by which any of Company, Suzhou, E122 or any of the assets owned or used by any of Company, Suzhou or E122, their respective Facilities (including the Franklin Street Property of E122) or operations is or may become bound.
“Confidential Information”—as defined in Section 12.1.
THE SYMBOL [***] IS USED TO INDICATE THAT A PORTION OF THE EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTION.

EXECUTION VERSION
“Consent”—any approval, consent, ratification, waiver or other authorization.
“Contemplated Transactions”—all of the transactions contemplated by this Agreement.
“Contract”—any agreement, contract, Lease, consensual obligation, promise or undertaking (whether written or oral and whether express or implied), whether or not legally binding, including any agreement or Exhibit attached hereto.
“Copyrights”—as defined in Section 3.25(a)(iii).
“Damages”—as defined in Section 11.2.
“DISC” —as defined in Section 3.31.
“Disclosure Schedule”—the disclosure schedule delivered by Seller Parties to Buyer concurrently with the execution and delivery of this Agreement.
“E122”—as defined in the first paragraph of this Agreement.
“Effective Time”— 11:59 p.m. (local time at Facility) on the Closing Date.
“Employee Plans”—as defined in Section 3.16(a).
“Employment Agreement”—as defined in Section 2.7(a)(vii).
“Encumbrance”—any charge, claim, community or other marital property interest, condition, equitable interest, lien, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first option, right of first refusal or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income or exercise or claim of any other attribute of ownership or interest.
“Environment”—soil, land surface or subsurface strata, surface waters (including navigable waters and ocean waters), groundwater, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource.
“Environmental, Health and Safety Liabilities”—any cost, damage, expense, liability, claim, obligation or other responsibility arising from or under any Environmental Law or Occupational Safety and Health Law, including those consisting of or relating to:
     (a) any environmental, health or safety matter or condition (including on-site or off-site contamination, occupational safety and health and regulation of any substance or product);
     (b) any fine, penalty, judgment, award, settlement, legal or administrative proceeding, damage, loss, claim, demand or response, remedial or inspection cost or expense arising under any Environmental Law or Occupational Safety and Health Law;
     (c) financial responsibility under any Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any cleanup, removal, containment or

EXECUTION VERSION
other remediation or response actions (“Cleanup”) required by any Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required, requested or undertaken by any Governmental Body or any other Person) and for any natural resource damages; or
     (d) any other compliance, corrective or remedial measure required under any Environmental Law or Occupational Safety and Health Law.
     The terms “removal,” “remedial” and “response action” include, but are not limited to, the types of activities covered by the United States Comprehensive Environmental Response, Compensation and Liability Act of 1980 (CERCLA).
“Environmental Law”—any Legal Requirement that requires or relates to:
     (a) advising appropriate authorities, employees or the public of intended or actual Releases or Threatened Releases of pollutants or hazardous substances or materials, violations of discharge limits or other prohibitions and the commencement of activities, such as resource extraction or construction, that could have significant impact on the Environment;
     (b) preventing or reducing to acceptable levels the Release or Threat of Release of pollutants or hazardous substances or materials into the Environment;
     (c) reducing the quantities, preventing the Release or Threat of Release or minimizing the hazardous characteristics of wastes that are generated;
     (d) assuring that products are designed, formulated, packaged and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;
     (e) protecting natural, cultural or environmental resources, species or ecological amenities;
     (f) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil or other potentially harmful substances;
     (g) cleaning up pollutants that have been Released, preventing the Threat of Release or paying the costs of such clean up or prevention;
     (h) making responsible parties pay or satisfy private parties, or groups of them, for damages done to their health or the Environment or permitting self-appointed representatives of the public interest to recover for injuries done to public assets; or
     (i) obtaining or maintaining any Governmental Authorization for, or complying with any Legal Requirement relating to, operations, equipment, processes, emissions or permits that affect or relate to the Environment from a governmental entity.
“ERISA”—the Employee Retirement Income Security Act of 1974, as amended.
“Escrow Agreement”—as defined in Section 2.7(a)(ix).

EXECUTION VERSION
“Estimated Closing Asset Value”—the value of the assets of Suzhou and the value of the assets of Company and E122 related to the Franklin Street Property, as set forth in Exhibit F attached hereto, which value has been determined in accordance with GAAP, except for the GAAP Exceptions, which includes all [***] Inventories, and excludes (i) the reimbursed costs up to $648,000 to Sellers, (ii) the amounts reimbursed relating to the Construction Agreement (as defined herein), respectively, pursuant to Sections 2.3(c) and 2.4(a)(iv), (iii) any property or equipment purchased or paid for by Buyer (including the property subject to the Keeper Agreement), (iv) the prepaid item in the amount of $2,973,681, with respect to [***] and (v) the Real Property, and was prepared in all respects consistently with the balance sheet included in the Carve-Out Financial Statements.
“Exchange Act”—the Securities Exchange Act of 1934, as amended.
“Excluded Assets”—as defined in Section 2.2.
“Facilities”—any real property, leasehold or other interest in real property currently owned or operated by Company, Suzhou or E122, including without limitation, the Tangible Personal Property and Improvements used or operated by Company, Suzhou or E122 at the respective locations of the Real Property specified in Section 3.7, including the Franklin Street Property (as defined herein) of E122, but excepting and excluding the Camden Road Property and the Miller-Williams Road Property (as such terms are defined herein). Notwithstanding the foregoing, for purposes of the definitions of “Hazardous Activity” and “Remedial Action” and Section 3.22, “Facilities” shall mean any real property, leasehold or other interest in real property currently or formerly owned or operated by Company, Suzhou or E122, including without limitation, the Tangible Personal Property and Improvements used or operated by Company, Suzhou or E122 at the respective locations of the Real Property specified in Section 3.7.
“Franklin Street Lease”—the lease dated May 1, 2002 between E122 and Company, as amended March 30, 2006, regarding the Franklin Street Property (as defined herein) and any Real Property Lease or any lease or rental agreement, license, right to use or installment and conditional sale agreement to which Company is a party and any other Company Contract pertaining to the leasing or use of any Tangible Personal Property (as defined herein) related to the Franklin Street Property.
“Franklin Street Property” —the Real Property commonly known as 950 South Franklin Street, Eaton, Ohio and that Real Property commonly known as 1028 South Franklin Street, Eaton, Ohio, all as more specifically described in Exhibit G.
“GAAP”—generally accepted accounting principles for financial reporting in the United States.
“Good Reason”—as defined in Section 2.8(c).
“Governing Documents”—with respect to any particular entity, (a) if a corporation, the articles or certificate of incorporation or other charter documents and the bylaws or regulations (in the applicable jurisdiction); (b) if a general partnership, the partnership agreement and any statement of partnership; (c) if a limited partnership, the limited partnership agreement and the certificate of limited partnership; (d) if a limited liability company, the articles of organization and operating agreement; (e) if a wholly foreign owned enterprise, the articles of association; (f) if another type of Person, any other charter or similar document adopted or filed in connection with the creation,
THE SYMBOL [***] IS USED TO INDICATE THAT A PORTION OF THE EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTION.

EXECUTION VERSION
formation, organization or governance of the Person; (g) all equityholders’ agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of any Person or relating to the rights, duties and obligations of the equityholders of any Person; and (h) any amendment or supplement to any of the foregoing.
“Governmental Authorization”—any Consent, license, registration, approval or permit issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement, including any renewals thereof.
“Governmental Body”—any:
     (a) nation, state, county, province, city, town, borough, village, district or other jurisdiction;
     (b) federal, state, local, municipal, foreign or other government;
     (c) governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers);
     (d) multinational organization or body;
     (e) body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power;
     (f) state-owned commercial enterprise; or
     (g) official or officer of any of the foregoing.
“Ground Lease”—any long-term lease of land in which most of the rights and benefits comprising ownership of the land and the improvements thereon or to be constructed thereon, if any, are transferred to the tenant for the term thereof.
“Ground Lease Property”—any land, improvements and appurtenances subject to a Ground Lease in favor of any Seller Party and relating to the Assets or Business.
“Guarantees”—as defined in Section 2.7(a)(x).
“Hazardous Activity”—the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment or use (including but not limited to any withdrawal or other use of groundwater) of Hazardous Material in, on, under, about or from any of the Facilities or any part thereof into the Environment and any other act, business, operation or thing that increases the danger, or risk of danger, or poses a risk of harm, to persons or property on or off the Facilities.
“Hazardous Material”—any substance, material or waste which is or will foreseeably be regulated by any Governmental Body, including but not limited to any material, substance or waste which is

EXECUTION VERSION
defined as a “hazardous chemical,” “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous substance,” “restricted hazardous waste,” “contaminant,” “pollutant,” “toxic waste” or “toxic substance” under any provision of Environmental Law, and including petroleum, petroleum products, asbestos, presumed asbestos-containing material or asbestos-containing material, urea formaldehyde and polychlorinated biphenyls.
“HSR Act”—the Hart-Scott-Rodino Antitrust Improvements Act, as amended.
“Improvements”—all buildings, structures, fixtures and improvements located on the Land or included in the Assets, including those under construction and further including all equipment and property purchased or paid for by Buyer.
“Indemnified Person”—as defined in Section 11.7.
“Indemnifying Person”—as defined in Section 11.7.
“Intellectual Property Assets”—as defined in Section 3.25(a).
“Interim Balance Sheet”—as defined in Section 3.4.
“Inventories”—all inventories of Company or Suzhou related to the Business, wherever located, including all finished goods, work in process, raw materials, spare parts and all other materials and supplies to be used or consumed by Company or Suzhou in the production of finished goods and related to the Business.
“IRS”—the United States Internal Revenue Service and, to the extent relevant, the United States Department of the Treasury.
“Keeper Agreement”—as defined in the recitals hereto.
“Knowledge”—an individual will be deemed to have Knowledge of a particular fact or other matter if:
     (a) that individual is actually aware of that fact or matter; or
     (b) a prudent individual could be expected to discover or otherwise become aware of that fact or matter in the course of conducting a reasonably comprehensive investigation, within the scope of his/her job duties, including the accuracy of any representation or warranty contained in this Agreement.
     A Seller Party will be deemed to have Knowledge of a particular fact or other matter if any of the following: MB, VB, [***] has, or at any time had, Knowledge of that fact or other matter (as set forth in (a) or (b) above), and any such individual (and any individual party to this Agreement) will be deemed to have conducted a reasonably comprehensive investigation, within the scope of his/her job duties, including the accuracy of the representations and warranties made herein by the Seller Parties.
THE SYMBOL [***] IS USED TO INDICATE THAT A PORTION OF THE EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTION.

EXECUTION VERSION
“Land”—all parcels and tracts of land in which Company, Suzhou or E122 has an ownership or leasehold interest, including the Franklin Street Property and the rights pursuant to the construction agreement dated October 4, 2006 by and between the Company and Humble Construction Company, the purchase orders with Humble Construction Company related thereto and the purchase orders of or issued to other contractors and subcontractors related to the expansion of the Franklin Street Property, which agreement and purchase orders are attached hereto as Exhibit H (the “Construction Agreement”), but excepting and excluding the property commonly known as 4613 Camden Road, Eaton, Ohio, which property is described on Exhibit I attached hereto (the “Camden Road Property”) and the property commonly known as 1301 Miller-Williams Road, Eaton, Ohio, which property is described on Exhibit J attached hereto (the “Miller-Williams Road Property”).
“Legal Requirement”—any federal, state, local, municipal, provincial, foreign, national, international, multinational or other constitution, law, ordinance, Order, stipulation, settlement, principle of common law, code, regulation, statute or treaty.
“Liability”—any claim, liability or obligation of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on a financial statement.
“LRC China” — a wholly foreign owned enterprise to be formed under the laws of the Peoples Republic of China and to be owned, directly or indirectly, by LRC or a subsidiary or affiliate of LRC.
“MB”—as defined in the first paragraph of this Agreement.
“Marks”—as defined in Section 3.25(a)(i).
“Material Consents”—as defined in Section 7.3.
“Material Interest”—as defined in the definition of “Related Person”.
“Occupational Safety and Health Law”—any Legal Requirement affecting or relating to working conditions, occupational safety and health, including the Occupational Safety and Health Act, and any program, whether governmental or private (such as those promulgated or sponsored by industry associations and insurance companies), affecting or relating to safety and working conditions.
“Order”—any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Body or arbitrator.
“Ordinary Course of Business”—an action taken by a Person will be deemed to have been taken in the Ordinary Course of Business only if that action:
     (a) is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person, including but not limited to matters involving Inventory and shipments; and

EXECUTION VERSION
     (b) does not require authorization by the board of directors or shareholders of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature;
“Patents”—as defined in Section 3.25(a)(ii).
“Permitted Encumbrances”—as defined in Section 3.9(c).
“Person”—an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture, enterprise or other entity, whether domestic or foreign, or a Governmental Body.
“Prepaid Assets”— all amounts prepaid, paid in advance or by deposit, for goods or services or otherwise relating to the Assets or Business, whether designated as long term, current or other, including but not limited to (i) the prepaid in the amount of $2,973,681 relating to [***] and (ii) such items relating to the customer orders referred to in Section 2.4(a)(i).
“Proceeding”—any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.
“Production Certification”—as defined in Section 10.11.
“Production Output Requirements”—as defined in Section 3.10(b).
“Purchase Price”—as defined in Section 2.3.
“Qualifying Termination”—as defined in Section 2.8(c).
“Qualifying Termination Adjustment”—as defined in Section 2.8(c).
“Real Property”—the Land and Improvements and all Appurtenances thereto.
“Real Property Lease”—any Ground Lease or Space Lease.
“Record”—information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.
“Related Person”— With respect to a particular individual:
     (a) each other member of such individual’s Family;
     (b) any Person that is directly or indirectly controlled by any one or more members of such individual’s Family;
     (c) any Person in which members of such individual’s Family hold (individually or in the aggregate) a Material Interest; and
THE SYMBOL [***] IS USED TO INDICATE THAT A PORTION OF THE EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTION.

EXECUTION VERSION
     (d) any Person with respect to which one or more members of such individual’s Family serves as a director, officer, partner, executor or trustee (or in a similar capacity).
     With respect to a specified Person other than an individual:
     (a) any Person that directly or indirectly controls, is directly or indirectly controlled by or is directly or indirectly under common control with such specified Person;
     (b) any Person that holds a Material Interest in such specified Person;
     (c) each Person that serves as a director, officer, partner, manager, executor or trustee of such specified Person (or in a similar capacity);
     (d) any Person in which such specified Person holds a Material Interest; and
     (e) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity).
     For purposes of this definition, (a) “control” (including “controlling,” “controlled by,” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and shall be construed as such term is used in the rules promulgated under the Securities Act; (b) the “Family” of an individual includes (i) the individual, (ii) the individual’s spouse, (iii) any other natural person who is related to the individual or the individual’s spouse within the second degree and (iv) any other natural person who resides with such individual; and (c) “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of voting securities or other voting interests representing at least ten percent (10%) of the outstanding voting power of a Person or equity securities or other equity interests representing at least ten percent (10%) of the outstanding equity securities or equity interests in a Person.
“Release”—any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching or migration on or into the Environment or into, out of, under or upon any property.
“Remedial Action”—all actions, including any capital or other expenditures, required or voluntarily undertaken (a) to clean up, remove, treat or in any other way address any Hazardous Material or other substance; (b) to prevent the Release or Threat of Release or to minimize the further Release of any Hazardous Material or other substance so it does not migrate or endanger or threaten to endanger public health or welfare or the Environment; (c) to perform pre-remedial studies and investigations or post-remedial monitoring and care; or (d) to bring all Facilities and the operations conducted thereon into compliance with Environmental Laws and environmental Governmental Authorizations.
“Representative”—with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of that Person.

EXECUTION VERSION
“Retained Business” —the non-silicon business presently conducted at the Camden Road Property and which does not include use of the Assets or any business substantially similar to the Business.
“Retained Liabilities”—as defined in Section 2.4(b).
“SEC”—the United States Securities and Exchange Commission.
“Securities Act”—the Securities Act of 1933, as amended.
“Seller”—as defined in the first paragraph of this Agreement.
“Seller Parties”—as defined in the first paragraph of this Agreement.
“Selling Parties’ Representative”—as defined in Section 13.16.
“Shareholders”—as defined in the first paragraph of this Agreement.
“Software”—all computer software and subsequent versions thereof, including source code, object, executable or binary code, objects, comments, screens, user interfaces, report formats, templates, menus, buttons and icons and all files, data, materials, manuals, design notes and other items and documentation related thereto or associated therewith wherever located or residing.
“Space Lease”—any lease or rental agreement pertaining to the occupancy of any improved space on any Land.
“Subsidiary”—with respect to any Person (the “Owner”), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred), are held by the Owner or one or more of its Subsidiaries.
“Suzhou Assignment and Assumption Agreement”—as defined in Section 2.7(a)(ii).
“Suzhou Bill of Sale”—as defined in Section 2.7(a)(i).
“Tangible Personal Property”—all machinery, equipment, tools, parts, furniture, office equipment, computer hardware, supplies, materials, vehicles and other items of tangible personal property (other than Inventories) of every kind owned or leased by Company or Suzhou (wherever located and whether or not carried on Company’s or Suzhou’s books) relating to or used in the Business, which tangible personal property as of June 30, 2006 is listed on Schedule 2.1(b) attached hereto, together with any express or implied warranty by the manufacturers or sellers or lessors of any item or component part thereof, all service agreements, all guarantees, all rights to return, all credits and other rights with respect thereto and all maintenance records and other documents relating thereto, notwithstanding the foregoing, certain Excluded Assets used by the Company in connection with the Retained Business have been, and may prospectively be, used by the Company in connection with certain silicon related activities permitted by the Noncompetition Agreement, and such use does not

EXECUTION VERSION
cause such Excluded Assets to be Tangible Personal Property or Assets for purposes of this Agreement.
“Tax”—any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, customs, vehicle, airplane, boat, vessel or other title or registration, capital stock, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative, add-on minimum and other tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever and any interest, penalty, addition or additional amount thereon imposed, assessed or collected by or under the authority of any Governmental Body or payable under any tax-sharing agreement or any other Contract.
“Tax Return”—any return (including any information return), report, statement, schedule, notice, form, declaration, claim for refund or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.
“Third Party”—a Person that is not a party to this Agreement.
“Third-Party Claim”—any claim against any Indemnified Person by a Third Party, whether or not involving a Proceeding.
“Threat of Release”—a reasonable likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment, or effect compliance with any Legal Requirements, that may result from, or relate to, such Release.
“VB”—as defined in the first paragraph of this Agreement.
“WARN Act”—as defined in Section 3.23(d).
     1.2 USAGE
          (a) Interpretation. In this Agreement, unless a clear contrary intention appears:
               (i) the singular number includes the plural number and vice versa;
               (ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;
               (iii) reference to any gender includes each other gender;
               (iv) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

EXECUTION VERSION
               (v) reference to any Legal Requirement means such Legal Requirement as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Legal Requirement means that provision of such Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;
               (vi) “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof;
               (vii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;
               (viii) “or” is used in the inclusive sense of “and/or”;
               (ix) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; and
               (x) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.
          (b) Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP.
          (c) Legal Representation of the Parties. This Agreement was negotiated by the parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any drafting party shall not apply to any construction or interpretation hereof.
          (d) References to “material,” “materially” and “materiality” in Section 3 of this Agreement shall refer to, or be construed in reference to, the Business, assets or operations of Sellers.
2. Sale and Transfer of Assets; Closing
     2.1 ASSETS TO BE SOLD
     Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, but effective as of the Effective Time, Sellers shall sell, convey, assign, transfer and deliver to Buyer (with respect to the Assets of Suzhou, to LRC China and with respect to the Assets of Company and E122, to LRC), and Buyer (with respect to the Assets of Suzhou, LRC China and with respect to the Assets of Company and E122, LRC) shall purchase and acquire from Sellers, free and clear of any Encumbrances other than Permitted Encumbrances, all right, title and interest in and to all of Sellers’ property and assets, real, personal or mixed, tangible and intangible, of every kind and description, wherever located, related to or used in the Business, including the following:

EXECUTION VERSION
          (a) all Real Property described in Schedules 3.7 and all leasehold interest of Sellers in any Real Property described in Schedule 3.8;
          (b) all Tangible Personal Property, including those items described in Schedule 2.1(b) as of June 30, 2006;
          (c) all Inventories, which Inventories as of July 31, 2006 are listed on Schedule 2.1(c);
          (d) all Prepaid Assets, which Prepaid Assets as of July 31, 2006 are listed on Schedule 2.1(d);
          (e) except to the extent subject to Section 2.10 hereof, all Company Contracts listed on Schedule 2.1(e), and all outstanding offers, solicitations and rights with respect to any such Contract and listed on a Schedule to the Assignment and Assumption Agreement (the “Acquired Contracts”);
          (f) all Governmental Authorizations and all pending applications therefor or renewals thereof, including those listed on Schedule 3.17(b), but excluding those listed on Schedule 3.17(c);
          (g) all data and Records related to the operations of Company, Suzhou and the Business, including client and customer lists and Records, sales and marketing data, referral sources, research and development reports and Records, production reports and Records, Records required under Environmental Laws, service and warranty Records, equipment logs, operating guides and manuals, financial and accounting Records, creative materials, advertising materials, promotional materials, studies, reports, correspondence and other similar documents and Records and, subject to Legal Requirements, copies of all personnel Records and other Records described in Section 2.2(g);
          (h) except for the names “Bullen” (subject to Buyer’s right to use the name “Bullen” set forth in Section 5.13), “Bullen Ultra-sonics”, “Bullen Ultrasonics” and the rights listed on Schedule 3.25(i) (the “Excluded IP”), all of the intangible rights and property of either Company or Suzhou, including but not limited to Intellectual Property Assets, going concern value, goodwill, telephone and telecopy numbers listed on Schedule 3.25(a), to the extent permitted by the appropriate telecommunications provider, and those items listed in Schedules 3.25(d), (e), (f) and (h), other than the Excluded IP;
          (i) all insurance benefits, including rights and proceeds, arising from or relating to the Assets, Business or the Assumed Liabilities, unless expended in accordance with this Agreement; and
          (j) all claims against Third Parties relating to the Assets or Business, whether choate or inchoate, known or unknown, contingent or noncontingent, including but not all such claims listed in Schedule 2.1(j)
          (k) all claims, rights and interests of any of Seller Parties relating to the Assets or Business, whether choate or inchoate, known or unknown, contingent or noncontingent, including but not limited to all such claims, rights and interests listed in Schedule 2.1(k).

EXECUTION VERSION
          (l) [Intentionally left blank.]
     All of the property, claims, benefits, rights and assets described above and to be transferred to Buyer hereunder are herein referred to collectively as the “Assets.”
     Notwithstanding the foregoing, the transfer of the Assets pursuant to this Agreement shall not include the assumption of any Liability related to the Assets unless Buyer expressly assumes that Liability pursuant to Section 2.4(a).
     2.2 EXCLUDED ASSETS
     The following assets of Sellers (collectively, the “Excluded Assets”) are not part of the sale and purchase contemplated hereunder, are excluded from the Assets and shall remain the property of Sellers after the Closing:
          (a) the names “Bullen” (subject to Buyer’s right to use the name “Bullen” set forth in Section 5.13), “Bullen Ultra-Sonics” and “Bullen Ultrasonics”;
          (b) all Accounts Receivable;
          (c) all cash and cash equivalents;
          (d) all minute books, stock Records and corporate seals of Sellers;
          (e) the shares of capital stock of Company;
          (f) all of the Company Contracts listed in Schedule 2.2(f) (the “Retained Contracts”);
          (g) all personnel Records and other Records that Sellers are required by law to retain in their possession;
          (h) all claims for refund of Taxes applicable to periods of time prior to the Closing Date related to the Business;
          (i) all rights and obligations in connection with the Employee Plans;
          (j) all rights of Seller Parties under this Agreement, the Bill of Sale, the Assignment and Assumption Agreement and the Escrow Agreement;
          (k) the Excluded IP, which is listed on Schedule 3.25(i);
          (l) the shares of capital stock of Suzhou;
          (m) the property and assets expressly listed on Schedule 2.2(m);
          (n) the email addresses and listings of the Company and Suzhou; and.

EXECUTION VERSION
          (o) the rights to pursue claims against and recoveries, payment and judgments against [***] with respect to the Non-Confirmed [***] Inventories.
     2.3 CONSIDERATION
     The consideration for the Assets (the “Purchase Price”) is (a) One hundred and seventy five million dollars ($175,000,000) (i) plus or minus the Adjustment Amount, (ii) less the Vacation and Personal Time Liability (as defined herein), (b) plus the costs incurred in connection with the expansion of the Franklin Street Property after January 1, 2006 and prior to June 22, 2006, not to exceed $648,000, (c) plus the reimbursement of construction costs in accordance with the Construction Agreement incurred between June 22, 2006 and the Closing Date and (d) the assumption of the Assumed Liabilities. In accordance with Section 2.7(b), at the Closing, the Closing Payments (as defined in Section 2.7 (b)) and, prior to adjustment on account of the Adjustment Amount and the Vacation and Personal Time Liability, shall be delivered by Buyer to Seller Parties and the escrow agent. The Purchase Price is subject to the adjustments provided in Section 2.8.
2.4 LIABILITIES
          (a) Assumed Liabilities. On the Closing Date, but effective as of the Effective Time, Buyer (with respect to Liabilities of Suzhou, LRC China and with respect to the Liabilities of Company and E122, LRC) shall assume and agree to discharge only the following Liabilities of Sellers (the “Assumed Liabilities”):
               (i) [intentionally left blank]
               (ii) any Liability arising after the Effective Time under the Acquired Contracts (other than any Liability arising under the Acquired Contracts or arising out of or relating to a Breach that occurred prior to the Effective Time);
               (iii) the Franklin Street costs incurred in connection with the expansion of the Franklin Street Property not to exceed $648,000, as set forth in Section 2.3;
               (iv) the obligation to reimburse Sellers for construction costs incurred in accordance with the Construction Agreement and incurred between June 22, 2006 and the Closing Date, as set forth in Section 2.3; and
               (v) the liability for accrued vacation and personal days of the employees of the Business, who accept Buyer’s offer of employment, which accrued liability is estimated to be $480,764.35, in the aggregate, as of September 30, 2006, as set forth on Schedule 2.4(a)(v).
          (b) Retained Liabilities. The Retained Liabilities shall remain the sole responsibility of and shall be retained, paid, performed and discharged solely by Sellers. “Retained Liabilities” shall mean every Liability other than the Assumed Liabilities, including:
               (i) any accounts payable of any Seller, including any Liability for any credit, return or allowance;
THE SYMBOL [***] IS USED TO INDICATE THAT A PORTION OF THE EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTION.

EXECUTION VERSION
               (ii) any accrued expenses of any Seller;
               (iii) any bank or other debt (not specifically included in the Assumed Liabilities);
               (iv) any Liability arising out of or relating to products of either Company or Suzhou to the extent manufactured or sold prior to the Effective Time, including but not limited to any claim or Liability arising out of or related to non-conformance, defect, breach of warranty or the infringement of any right of any Third Party, Shareholder or any Related Person;
               (v) any Liability under any Acquired Contract assumed by Buyer pursuant to Section 2.4(a)(ii) that arises out of or relates to any Breach that occurred prior to the Effective Time;
               (vi) any Liability for Taxes, including (A) any Taxes arising as a result of any Seller’s operation of its business or Seller Parties’ ownership of the Assets prior to the Effective Time, (B) any Taxes that will arise as a result of the sale of the Assets pursuant to this Agreement and (C) any deferred Taxes of any nature;
               (vii) any Liability under any Contract not assumed by Buyer under Section 2.4(a), including any Liability arising out of or relating to either Company’s or Suzhou’s credit or loan facilities or agreements or any security interest related thereto;
               (viii) any Environmental, Health and Safety Liabilities arising out of or relating to the operation, respectively, of any Seller’s business or any Seller’s respective leasing, ownership or operation of real property;
               (ix) any Liability under the Employee Plans or relating to pension benefits, employee stock option or profit-sharing plans, health care plans or benefits or any other employee plans or benefits of any kind for either Sellers’ employees or former employees or both;
               (x) any Liability relating to payroll, commissions, bonuses, sick leave or other leave, severance, workers’ compensation, unemployment compensation or any other Liability to employees of any Seller (in any case whether accrued, banked or otherwise), including any liability under the WARN Act;
               (xi) any Liability under any employment, severance, retention or termination agreement with any employee of any Seller or any of their respective Related Persons;
               (xii) any Liability arising out of or relating to any employee grievance, discrimination or other claim arising out of or related to any time prior to the Effective Time whether or not the affected employees are hired by Buyer;
               (xiii) any Liability to any shareholder, member or Related Person of any Seller Party existing as of the Effective Time, excluding Buyer’s obligations expressly provided herein to the above mentioned Persons arising under this Agreement and the Contemplated Transactions;

EXECUTION VERSION
               (xiv) any Liability to indemnify, reimburse or advance amounts to any officer, director, manager, employee or agent of any Seller existing as of the Effective Time, excluding Buyer’s obligations expressly provided herein to the above mentioned Persons under this Agreement and the Contemplated Transactions;
               (xv) any Liability to distribute to any shareholders or members or otherwise apply all or any part of the consideration received hereunder (except for the consideration paid to the Shareholders at Closing for their Noncompetition Agreements and related agreements pursuant to Section 2.7(a)(viii));
               (xvi) any Liability arising out of any Proceeding pending as of the Effective Time;
               (xvii) any Liability arising out of any Proceeding commenced after the Effective Time and arising out of or relating to any occurrence or event happening prior to the Effective Time;
               (xviii) any Liability arising out of or resulting from any Seller’s compliance or noncompliance with any Legal Requirement or Order of any Governmental Body;
               (xix) any Liability of any Seller Party under this Agreement or any other document executed in connection with the Contemplated Transactions; and
               (xx) any Liability of any Seller Party based upon any Seller Party’s acts or omissions occurring after the Effective Time.
     2.5 ALLOCATION
     Buyer shall prepare and furnish to Sellers an allocation of the Purchase Price among the Assets, to Seller Parties within forty-five (45) days after Closing, which allocation shall be subject to Sellers’ reasonable approval. Such allocation shall be in accordance with §1060 of the Code and the Treasury regulations thereunder (and any similar provision of state, local or foreign law) and shall be binding on the Company and Seller Parties. The parties agree that the Purchase Price shall be allocated in amounts equal to the fair market value of the Assets, including identified intangibles, with the balance allocated to goodwill. The parties shall make consistent use of the allocation, fair market value and useful lives specified in such allocation furnished by Buyer for all Tax purposes and in all filings, declarations and reports with the IRS in respect thereof, including the reports required to be filed under Section 1060 of the Code. Buyer shall prepare and deliver IRS Form 8594 to Company within forty-five (45) days after the Closing Date to be filed with the IRS, which form shall be consistent in all respects with such allocation. Company and Seller Parties shall timely and properly prepare, execute, file and deliver all such documents, forms and other information as Buyer may reasonably request in connection with such allocation. In any Proceeding related to the determination of any Tax, neither Buyer nor any Seller Party shall contend or represent that such allocation is not a correct allocation or otherwise take any action inconsistent with such allocation.
     2.6 CLOSING

EXECUTION VERSION
     The purchase and sale provided for in this Agreement (the “Closing”) will take place at the offices of Buyer’s counsel at 255 E. Fifth Street, Suite 1900, Cincinnati, Ohio 45202, commencing at 10:00 a.m. (local time — Cincinnati, Ohio) on the later of (a) November 9, 2006 or (b) the date that is five (5) Business Days following the termination of the applicable waiting period under the HSR Act, unless Buyer and Sellers otherwise mutually agree. Subject to the provisions of Article 9, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 2.6 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.
     2.7 CLOSING OBLIGATIONS
     In addition to any other documents to be delivered under other provisions of this Agreement, at the Closing:
          (a) Seller Parties shall deliver to Buyer, together with funds sufficient to pay all Taxes necessary for the transfer, filing or recording of the conveyance of the Franklin Street Property:
               (i) a bill of sale for all of the Assets of Company and E122 that are Tangible Personal Property and Inventories in the form of Exhibit M (the “Company Bill of Sale”) and a bill of sale for all of the Assets of Suzhou that are Tangible Personal Property and Inventories in the form of Exhibit N (the “Suzhou Bill of Sale”) each executed by Seller Parties;
               (ii) an assignment of all of the Assets of Company and E122 that are intangible personal property, including without limitation the Intellectual Property Assets, in the form of Exhibit O, including but not limited to Acquired Contracts, which assignment shall also contain Buyer’s undertaking and assumption of the Assumed Liabilities (the “Company Assignment and Assumption Agreement”) and an assignment of all of the Assets of Suzhou that are intangible personal property, including without limitation the Intellectual Property Assets, in the form of Exhibit P, including but not limited to Acquired Contracts, which assignment shall also contain Buyer’s undertaking and assumption of the Assumed Liabilities (the “Suzhou Assignment and Assumption Agreement”) each executed by Seller Parties;
               (iii) for each interest in Real Property identified on Schedule 3.7, a recordable general warranty deed in form and substance satisfactory to Buyer and its counsel and executed by the appropriate Seller Parties;
               (iv) a termination and general release with respect to the Franklin Street Lease, effective as of the Effective Time, in the form and substance satisfactory to Buyer and its counsel and executed by Company and E122;
               (v) Intentionally left blank;
               (vi) such other deeds, bills of sale, assignments, certificates of title, documents and other instruments of transfer and conveyance as may reasonably be requested by Buyer, each in form and substance satisfactory to Buyer and its legal counsel and executed by Seller Parties;

EXECUTION VERSION
               (vii) an employment agreement in the form of Exhibit R, executed by [***] (the “Employment Agreement”);
               (viii) noncompetition agreements in the form of Exhibit S, executed by each Seller Party (the “Noncompetition Agreements”);
               (ix) the Escrow Agreement (as defined in Section 2.11) in the form of Exhibit T, executed by Seller Parties and the escrow agent;
               (x) the personal guarantee of each Shareholder in the form of Exhibit U (the “Guarantees”) executed by Shareholders;
               (xi) a certificate executed by each Seller Party as to the accuracy of their representations and warranties as of the date of this Agreement and as of the Closing in accordance with Section 7.1 and as to their respective compliance with and performance of their covenants and obligations to be performed or complied with at or before the Closing in accordance with Section 7.2;
               (xii) a certificate of the Secretary of each Seller certifying, as complete and accurate as of the Closing, attached copies of the Governing Documents of each Seller, certifying and attaching all requisite resolutions or actions of each Seller’s respective board of directors, managers, members and shareholders approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions including but not limited to the approval required by Ohio Revised Code §1701.76 and certifying to the incumbency and signatures of the officers of each Seller executing this Agreement and any other document relating to the Contemplated Transactions;
               (xiii) releases of all liens, security interests and other Encumbrances with respect to the Assets, except for the Permitted Encumbrances, in form and substance satisfactory to Buyer and its legal counsel, executed by the respective Third Party;
               (xiv) owner’s affidavits, non-foreign affidavits, transfer tax declarations, settlement statements and such other instruments and documents related to or regarding the conveyance of the Real Property, Real Property Leases and Facilities as Buyer’s title insurance company may require;
               (xv) a release, executed by each Shareholder with respect to any ownership or interest in the Assets or Business, in the form of Exhibit V attached hereto;
               (xvi) written consent to the use by Buyer of the name “Bullen Semiconductor” in the Business as set forth in Section 5.13; and
               (xvii) executed amendment to its charter documents and written confirmation of such other action confirming that Suzhou has changed its name as required by Section 5.13;
               (xviii) written confirmation (A) from each of the counterparties to the Construction Agreement, as of a date not later than (5) days prior to Closing, of amounts paid by Sellers pursuant to the Construction Agreement and each purchase order, shown by individual
THE SYMBOL [***] IS USED TO INDICATE THAT A PORTION OF THE EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTION.

EXECUTION VERSION
purchase orders and (B) payments made of the Franklin Street Costs, in each case under the foregoing clauses (A) and (B) showing and reasonably detailing the payments and the agreement, purchase order or other commitment to which the payment relates ;
               (xix) reliance letter, in form and substance satisfactory to Buyer and its counsel, from Hart Environmental Resources regarding the Phase I Environmental Site Assessment of 950 S. Franklin Street, Eaton, Ohio, No. D06362 and the Phase I Environmental Site Assessment of 1028 S. Franklin Street, Eaton, Ohio, No. E003689;
               (xx) reliance letter, in form and substance satisfactory to Buyer and its counsel, from Professional Service Industries, Inc. regarding Subsurface Exploration and Foundation Recommendations for the Proposed Building Addition Bullen Ultrasonics, 950 S. Franklin Street, Eaton, Ohio, Report Number 105-65006, dated June 2, 2006;
               (xxi) the License Agreement in the form of Exhibit W (the “License Agreement”);
               (xxii) the Toolholder License Agreement in the form of Exhibit X (the “Toolholder License Agreement”); and
               (xxiii) the certifications with respect to the [***] Inventories pursuant to Section 2.8(d) hereof.
          (b) Buyer shall deliver to Seller Parties, as the case may be the following amounts (the “Closing Payments”) to accounts specified in a writing delivered by each Seller Party at least three (3) business days prior to Closing (the “Disbursement Statement”):
               (i) One hundred forty-seven million three hundred and fifty seven dollars ($147,357,000) by wire transfer to an account specified by Company in a writing delivered to Buyer at least three (3) business days prior to the Closing Date;
               (ii) the Franklin Street Costs (as defined in Section 6.4) to an account specified by the Company in the Disbursement Statement;
               (iii) [***]
               (iv) [***]
               (v) Nine million nine hundred and forty three thousand dollars ($9,943,000) by wire transfer to an account specified by E122 in the Disbursement Statement, in consideration for the sale and transfer of the Franklin Street Property.
          (c) Buyer shall deliver to Seller Parties:
THE SYMBOL [***] IS USED TO INDICATE THAT A PORTION OF THE EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTION.

EXECUTION VERSION
               (i) the Escrow Agreement, executed by Buyer and the escrow agent, together with the delivery of the Escrow Amount to the escrow agent thereunder, by wire transfer to an account specified by the escrow agent;
               (ii) the Company Assignment and Assumption Agreement and the Suzhou Assignment and Assumption Agreement each executed by Buyer;
               (iii) the Noncompetition Agreements executed by Buyer;
               (iv) the License Agreement;
               (v) a certificate executed by Buyer as to the accuracy of its representations and warranties as of the date of this Agreement and as of the Closing in accordance with Section 8.1 and as to its compliance with and performance of its covenants and obligations to be performed or complied with at or before the Closing in accordance with Section 8.2;
               (vi) a certificate of an officer of Buyer certifying, as complete and accurate as of the Closing, attached copies of the Governing Documents of Buyer, and certifying and attaching all requisite resolutions or actions of Buyer’s board of directors approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions and certifying to the incumbency and signatures of the officers of Buyer executing this Agreement and any other document relating to the Contemplated Transactions; and
               (vii) the Toolholder License Agreement.

EXECUTION VERSION
     2.8 ADJUSTMENT AMOUNT AND PAYMENT
          (a) The “Adjustment Amount” (which may be a positive or negative number) will be equal to the amount determined by subtracting the Closing Asset Value from the Estimated Closing Asset Value. If the Adjustment Amount is positive, the Adjustment Amount shall be paid by wire transfer by Company to Buyer in an account specified by Buyer. If the Adjustment Amount is negative, the Adjustment Amount shall be paid by wire transfer by Buyer to Company to an account specified by Company. The maximum adjustment amount payable to Company, if applicable, is $10,000,000; provided, however, the $10,000,000 maximum shall not apply if both (i) the resulting Adjustment Amount due to Company is caused by an increase in inventory related to the Business reflected in the Closing Asset Value, which increase in inventory is directly related to written orders or written production requests by Buyer which orders or production requests materially exceed the projected orders or projected production requests of Buyer, in the amount of [***], as set forth in Company’s 2006 budget and (ii) on the Closing Date and based on inventory reflected in the Closing Asset Value, Company’s ratio of inventory to production output related to the Business has not materially increased compared to its ratio of inventory to production output of [***] which ratio is consistent with the Company’s historical practices and operations. All payments shall be made together with interest at the rate equal to the prime rate of ABN AMRO as established from time to time, which interest shall begin accruing on the Closing Date and end on the date that the payment is made. Within three (3) business days after the calculation of the Closing Asset Value becomes binding and conclusive on the parties pursuant to Section 2.9, Sellers or Buyer, as the case may be, shall make the wire transfer payment provided for in this Section 2.8.
          (b) The Purchase Price is also subject to adjustment downward by the amount of accrued vacation and personal time off as of the Effective Time for the employees of the Business who accept Buyer’s offer of employment (the “Vacation and Personal Time Liability”). Company shall pay Buyer by wire transfer payment the amount of the Vacation and Personal Time Liability within three (3) business days after such calculation of the vacation and Personal Time Liability becomes binding and conclusive on the parties pursuant to Section 2.9.
          (c)    (i) The Purchase Price is also subject to a downward adjustment as set forth below (the “Qualifying Termination Adjustment”) if [***] voluntarily leaves the employ of Buyer other than for Good Reason (as hereinafter defined) or is terminated for “cause” (as defined in the Employment Agreement) (each a “Qualifying Termination”) at any time within the first two (2) years following the Closing Date. For purposes of this Agreement, “Good Reason” means any of the following (A) a material adverse change in [***] responsibilities, duties, benefits or compensation (other than a change in compensation or benefits that is applicable to all executives of Buyer at a substantially similar level) of employment with Buyer, (B) material breach by Buyer under the terms of the Employment Agreement, or (C) a requirement that [***] relocate to a facility or office that is more than 50 miles from his residence as a condition of continued employment.
                    (A) If a Qualifying Termination occurs at any time before or on the first anniversary of the Closing Date, the Qualifying Termination Adjustment shall be $7,000,000.
THE SYMBOL [***] IS USED TO INDICATE THAT A PORTION OF THE EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTION.

EXECUTION VERSION
                    (B) If a Qualifying Termination occurs at any time after the first anniversary of the Closing Date but before or on the second anniversary of the Closing Date, the Qualifying Termination Adjustment shall be $5,000,000.
                    (C) If a Qualifying Termination occurs at any time after the second anniversary of the Closing Date, there shall be no Qualifying Termination Adjustment.
               (ii) Any Qualifying Termination Adjustment will be a reduction in the portion of the Purchase Price payable to Company.
               (iii) Company shall pay the Qualifying Termination Adjustment, in immediately available funds by wire transfer to Buyer’s account, within fifteen (15) business days following Company’s receipt of notice of the occurrence of a Qualifying Termination.
          (d) The parties agree that the Estimated Closing Asset Value includes $1,009,000 of Inventories which is accounted for by the Company as physically held by [***] on the books and financial records of the Company (the “[***] Inventories”). The Company has not been able to confirm that [***] Inventories have not been subject to loss or damage. At Closing, Company will provide Buyer with a written certification, which certification details [***] Inventories, including (a) that portion of the [***] Inventories that can be confirmed by the Company, with reasonable supporting conformation satisfactory to Buyer, to be existing, available to the Company without claim, offset or deduction by [***] and of a commercially useable quality (which shall not be scrap, damaged or non-confirming) (the “Confirmed [***] Inventories”) and (b) that portion of the [***] Inventories that is not Confirmed [***] Inventories, with detail by product and quantity (the “Non-Confirmed [***] Inventories”).
     2.9 PHYSICAL INVENTORY AND ADJUSTMENT PROCEDURE
          (a) After the close of business on the day immediately preceding the Closing Date, Sellers and Buyer, and/or their respective Representatives, shall jointly conduct a physical inventory of the Inventories as of the Closing Date and an audit and tagging of the Tangible Personal Property as of the Closing Date. Buyer shall prepare a written report setting forth the results thereof (the “Inventory and Tangible Personal Property Report”), which Inventory and Tangible Personal Property Report shall be used in determining the Inventories and fixed assets value in the Closing Asset Value. Seller Parties and Buyer agree that (i) the physical count, as taken by Sellers and Buyer, shall be final and binding, and may not be objected to, on such basis, by Sellers in any Selling Parties’ Representative’s objection notice provided for in this Sections 2.9, and (ii) the Inventories reflected in the Inventory and Tangible Personal Property Report will be valued at the lower of cost or market value; provided, however, no amount shall be included in the Inventory and Tangible Personal Property Report for any excess or obsolete Inventories. For purposes of this Section 2.9(a), “excess and obsolete” Inventories shall mean Inventory quantities in excess of 12 month’s historical consumption. The Inventory and Tangible Personal Property Report shall be included in and set forth in the Buyer’s Report (as hereinafter defined).
          (b) Buyer shall prepare the Closing Balance Sheet and statement of Closing Asset Value as of the Closing Date. Buyer shall deliver the Closing Balance Sheet, its determination of the Closing Asset Value, the amount of the Vacation and Personal Time Liability, the Inventory and
THE SYMBOL [***] IS USED TO INDICATE THAT A PORTION OF THE EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTION.

EXECUTION VERSION
Tangible Personal Property Report and the resulting calculations, including any Adjustment Amount and the party to whom it is payable (the “Buyer’s Report”) to Selling Parties’ Representative within forty-five (45) days following the Closing Date. Sellers, and Sellers’ accountants, shall give Buyer and its accountants, access to the books and records and personnel of Sellers, including the work papers of Grant Thornton with respect to the Carve-Out Financial Statements.
          (c) If within thirty (30) days following delivery of Buyer’s Report, Selling Parties’ Representative has not given Buyer written notice of its objection as to the Buyer’s Report (which notice shall state in reasonable detail the basis of Selling Parties’ Representative objection, including the proposed adjustment(s), thereto), then the Buyer’s Report and the calculation included therein shall be final, binding and conclusive on the parties and be used in computing the Adjustment Amount and the amount of the Vacation and Personal Time Liability.
          (d) If Selling Parties’ Representative gives Buyer timely notice of objection, and if Selling Parties’ Representative and Buyer fail to resolve the issues outstanding with respect to the Buyer’s Report within thirty (30) days of Buyer’s receipt of Selling Parties’ Representative objection notice, Selling Parties’ Representative and Buyer shall submit the issues remaining in dispute to Deloitte & Touche, independent public accountants (the “Independent Accountants”) for resolution applying the principles, policies and practices referred to in Section 2.9(c), which independent public accountants have not been engaged by any Buyer or Seller Party during the 3 year period immediately preceding the date of this Agreement or at any time subsequent to the date of this Agreement and prior to the resolution of any dispute pursuant to Sections 2.8 or 2.9. If issues are submitted to the Independent Accountants for resolution, (i) Selling Parties’ Representative, Sellers and Buyer shall furnish or cause to be furnished to the Independent Accountants such work papers and other documents and information relating to the disputed issues as the Independent Accountants may request and are available to that party or its accountants and shall be afforded the opportunity to present to the Independent Accountants any material relating to the disputed issues and to discuss the issues with the Independent Accountants; (ii) the independent accountants shall only resolve or adjust the amounts in dispute as set forth in Selling Parties’ Representative written objection; (iii) the determination by the Independent Accountants, as set forth in a written determination to be delivered to both Selling Parties’ Representative and Buyer within sixty (60) days of the submission to the Independent Accountants of the issues remaining in dispute, shall be final, binding and conclusive on the parties and shall be used in the calculation of the Adjustment Amount and (iv) Sellers and Buyer will each bear fifty percent (50%) of the fees and costs of the Independent Accountants for such determination.
     2.10 CONSENTS
          (a) If there are any Material Consents that have not yet been obtained (or otherwise are not in full force and effect) as of the Closing, in the case of each Company Contract as to which such Material Consents were not obtained (or otherwise are not in full force and effect) (the “Restricted Material Contracts”), Buyer may waive the closing conditions as to any such Material Consent and either:
               (i) elect to have Sellers continue their efforts to obtain the Material Consents; or

EXECUTION VERSION
               (ii) elect to have Sellers retain that Restricted Material Contract and all Liabilities arising therefrom or relating thereto.
If Buyer elects to have Sellers continue their efforts to obtain any Material Consents and the Closing occurs, notwithstanding Sections 2.1 and 2.4, neither this Agreement nor the Assignment and Assumption Agreement nor any other document related to the consummation of the Contemplated Transactions shall constitute a sale, assignment, assumption, transfer, conveyance or delivery or an attempted sale, assignment, assumption, transfer, conveyance or delivery of the Restricted Material Contracts, and following the Closing, the Seller Parties shall use Best Efforts, with respect to which Buyer will cooperate with Sellers (provided that Buyer shall not be required to incur any material expense or liability or agree to any material amendment or modification in connection therewith), to obtain the Material Consent relating to each Restricted Material Contract as quickly as practicable. Pending the obtaining of such Material Consents relating to any Restricted Material Contract, the parties shall cooperate with each other in any reasonable and lawful arrangements designed to provide to Buyer the benefits of use of the Restricted Material Contract for its term, including a transfer agreement or arrangement between Sellers and Buyer whereby Buyer obtains the benefits thereof at no mark-up or cost above the contract cost paid by Sellers (and/or any right or benefit arising thereunder, including the enforcement for the benefit of Buyer of any and all rights of Sellers against a third party thereunder [***]. Once a Material Consent for the sale, assignment, assumption, transfer, conveyance and delivery of a Restricted Material Contract is obtained, which Material Consent shall be reasonably satisfactory to Buyer, Sellers shall promptly assign, transfer, convey and deliver such Restricted Material Contract to Buyer, and Buyer shall assume the obligations under such Restricted Material Contract assigned to Buyer from and after the date of assignment to Buyer pursuant to a special-purpose assignment and assumption agreement substantially similar in terms to those of the Assignment and Assumption Agreement (which special-purpose agreement Buyer shall prepare and the parties shall execute and deliver in good faith at the time of such transfer, all at no additional cost to Buyer).
          (b) If there are any Consents not listed on Schedule 7.3 necessary for the assignment and transfer of any Company Contracts to Buyer (the “Nonmaterial Consents”) which have not yet been obtained (or otherwise are not in full force and effect) as of the Closing, Buyer shall elect at the Closing, in the case of each of the Company Contracts as to which such Nonmaterial Consents were not obtained (or otherwise are not in full force and effect) (the “Restricted Nonmaterial Contracts”), whether to:
               (i) accept the assignment of such Restricted Nonmaterial Contract, in which case, as between Buyer and Sellers, such Restricted Nonmaterial Contract shall, to the maximum extent practicable and notwithstanding the failure to obtain the applicable Nonmaterial Consent, be transferred at the Closing pursuant to the Assignment and Assumption Agreement as elsewhere provided under this Agreement; or
               (ii) reject the assignment of such Restricted Nonmaterial Contract, in which case, notwithstanding Sections 2.1 and 2.4, (A) neither this Agreement nor the Assignment and Assumption Agreement nor any other document related to the consummation of the Contemplated Transactions shall constitute a sale, assignment, assumption, conveyance or delivery or an attempted sale, assignment, assumption, transfer, conveyance or delivery of such Restricted
THE SYMBOL [***] IS USED TO INDICATE THAT A PORTION OF THE EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTION.

EXECUTION VERSION
Nonmaterial Contract, and (B) Sellers shall retain such Restricted Nonmaterial Contract (which shall be a Retained Liability) and all Liabilities arising therefrom or relating thereto.
     2.11 ESCROW
          (a) On the Closing Date, the parties agree that Buyer shall deposit Seventeen million five hundred thousand Dollars ($17,500,000) (the “Escrow Amount”) in an interest-bearing escrow account for a period of twelve (12) months following Closing (“Escrow Period”) in order to partially secure the indemnification obligations of the Seller Parties under Section 11 hereof, together with the earnings thereon (the “Escrow Fund”) at The Fifth Third Bank, N.A. (“Escrow Agent”), which shall serve as escrow agent pursuant to an escrow agreement in the form attached hereto as Exhibit T (“Escrow Agreement”). All costs, fees, charges and expenses assessed by Escrow Agent to maintain the escrow account as required hereunder, and any and all penalties, obligations, and liabilities associated therewith or arising therefrom shall be shared equally (one half each) respectively by the Company and Buyer. At the end of the Escrow Period, any amounts remaining (i) after the payment and satisfaction of any and all indemnification claims under Section 11, and (ii) net of any amounts held back for the purposes of pending claims, shall be distributed to the Seller Representative. All earnings and interest accrued on the Escrow Fund shall remain in the Escrow Fund until termination of the escrow, and released, subject to any pending claims, to the Seller Parties. The Escrow Agent shall manage and disburse the contents of the Escrow Fund in accordance with the terms and conditions of the Escrow Agreement and this Section 2.11.
3. Representations and Warranties of Seller and Shareholders
Seller Parties (other than VB and MB) represent and warrant, jointly and severally and as between MB and VB, each of them represent and warrant severally, to Buyer, except as set forth in the specific section(s) of the Disclosure Schedule, as follows:
     3.1 ORGANIZATION AND GOOD STANDING
          (a) Schedule 3.1(a) contains a complete and accurate list of Company’s and Suzhou’s jurisdiction of incorporation or formation and any other jurisdictions in which either of them is qualified to do business as a foreign corporation, organization or association. Company, Suzhou and E122, respectively, are a corporation, a wholly foreign owned enterprise and a limited liability company and each is duly organized or formed, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation, with full corporate and company power and authority to conduct its respective business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under the Company Contracts. Each Seller is duly qualified to do business as a foreign corporation or other entity and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.
          (b) Complete and accurate copies of the Governing Documents of each Seller, as currently in effect, are attached to Schedule 3.1(b).

EXECUTION VERSION
          (c) Company has two (2) Subsidiaries as disclosed in Schedule 3.1(c), and except as disclosed on Schedule 3.1(c) does not own any shares of capital stock or other equity or ownership interest of any other Person.
          (d) Except as described on Schedule 3.1(d), neither Shareholder nor any Related Person owns or has any interest or business relationship, whether as shareholder, member, partner, owner, manager, consultant, broker, agent, advisor, with (i) any Person or Related Person or (ii) any interest in any intellectual property interest or right, in either case, similar or related to the Business or any business that is engaged in buying goods or services from or providing goods and services to, the Business.
     3.2 ENFORCEABILITY; AUTHORITY; NO CONFLICT
          (a) This Agreement constitutes the legal, valid and binding obligation of each Seller Party, enforceable against each of them in accordance with its terms. Upon the execution and delivery, respectively, by Seller Parties of the Escrow Agreement, the Guarantees, the Noncompetition Agreement and each other agreement, document or instrument to be executed or delivered, respectively, by any or all of Seller Parties at the Closing (collectively, the “Seller Parties’ Closing Documents”), each of Seller Parties’ Closing Documents will constitute the legal, valid and binding obligation of each such Seller Party, respectively, enforceable against each of them in accordance with its terms. Each Seller Party has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and the Seller Parties’ Closing Documents to which it is a party and to perform its obligations under this Agreement and the Seller Parties’ Closing Documents, and such action has been duly authorized by all necessary action by each Seller’s shareholders, members, board of directors and managers, respectively. The board of directors, shareholder and member actions, respectively, of each Seller signing this Agreement and the transactions contemplated hereby were duly taken on August 28, 2006, certified copies of which actions are attached hereto as Schedule 3.2(a), none of which shall have been rescinded or modified as of the Effective Time. Each Shareholder has all necessary legal capacity to enter into this Agreement and the Seller Parties’ Closing Documents to which such Shareholder is a party and to perform her obligations hereunder and thereunder.
          (b) Except as set forth in Schedule 3.2(b), neither the execution and delivery of this Agreement, any of the Seller Parties’ Closing Documents, nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):
               (i) Breach (A) any provision of any of the Governing Documents of any Seller or (B) any resolution adopted, respectively, by the board of directors, the shareholders, managers or members of any Seller;
               (ii) Breach or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under any Legal Requirement or any Order to which any Seller Party, or any of the Assets, may be subject;
               (iii) contravene, conflict with or result in a violation or breach of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend,

EXECUTION VERSION
cancel, terminate or modify, any Governmental Authorization that is held by any Seller Party or that otherwise relates to the Assets or to the business of either Seller;
               (iv) cause Buyer to become subject to, or to become liable for the payment of, any Tax;
               (v) Breach any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any material Company Contract or any Acquired Contract; or
               (vi) result in the imposition or creation of any Encumbrance upon or with respect to any of the Assets.
          (c) Except as set forth in Schedule 3.2(c), no Seller nor either Shareholder is required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions, including but not limited to the transfer to Buyer of any Governmental Authorization listed on Schedule 3.2(c) or the transfer to Buyer of any Acquired Contract.
          (d) This Agreement and the Contemplated Transactions related hereto are of benefit to the Shareholders and constitute adequate consideration for their respective agreements herein and as contemplated hereby.
     3.3 CAPITALIZATION
          (a) The authorized equity securities of Company consist of one hundred (100) shares of common stock, par value one dollar ($1.00) per share, of which seventy-five (75) shares are issued and outstanding. MB owns 35 common shares of Company, representing 46.67% of the issued and outstanding voting common shares of the Company and 50% of the issued and outstanding voting units of E122. VB owns 34 common shares of Company, representing 45.34% of the issued and outstanding voting common shares of the Company and 50% of the issued and outstanding voting units of E122. Shareholders are and will be on the Closing Date the record and beneficial owners and holders of such shares and units owned by each of them, free and clear of all Encumbrances which together will constitute ninety-two (92%) percent of the voting stock of the Company and one hundred (100%) percent of the voting units of E122 on the Closing Date. Except as set forth on Schedule 3.3(a), there are no Contracts relating to the issuance, sale or transfer of any equity securities or other securities of either Company or E122.
          (b) The Company owns 100% of the voting and other equity interests of Suzhou. There are no Contracts relating to the issuance, sale or transfer of any equity securities or other securities of Suzhou.
     3.4 FINANCIAL STATEMENTS
     Company has delivered to Buyer: (a) a consolidated balance sheet of Company and Suzhou as at December 31, 2005 (including the notes thereto, the “2005 Year End Balance Sheet”), and the related statements of income, changes in shareholders’ equity and cash flows for the fiscal year then

EXECUTION VERSION
ended, including in each case the notes thereto, together with the compilation reports therein of Battelle & Battelle LLP; (b) consolidated balance sheets of Company and Suzhou as at December 31st in each of the fiscal years 2003 through 2004, and the related statements of income, changes in shareholders’ equity and cash flows for each of the fiscal years then ended, including in each case the notes thereto together with the compilation reports therein of Hoover & Roberts, Inc., independent certified public accountants; (c) an unaudited consolidated balance sheet of Company and Suzhou as at June 30, 2006, (the “Interim Balance Sheet”) and the related unaudited statement[s] of income, [changes in shareholders’ equity, and cash flows] for the six (6) months then ended, and (d) the Carve-Out Financial Statements, including in each of the foregoing (a)-(d) the notes thereto and certified by Company’s controller. Such financial statements fairly present (and the financial statements delivered pursuant to Section 5.8 will fairly present) the financial condition and the results of operations, changes in shareholders’ equity and cash flows of Company and Suzhou as at the respective dates of and for the periods referred to in such financial statements, and with respect to the Carve-Out Financials, the Assets and related results of operations of the Business, with respect to the Carve-Out Financial Statements only, such financial statements are in accordance with GAAP, except for the GAAP Exceptions, consistently applied. The Estimated Closing Asset Value was prepared in accordance with GAAP, except for the GAAP Exceptions, consistently applied and consistently with the balance sheet included on the Carve-out Financial Statements. The Closing Asset Value will be prepared in accordance with GAAP, except for the GAAP Exceptions, consistently applied and consistently with the Estimated Asset Value and the balance sheet included in the Carve-Out Financial Statements. The financial statements referred to in this Section 3.4 and delivered pursuant to Section 5.8 reflect and will reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements. The financial statements have been and will be prepared from and are in accordance with the accounting Records of Company and Suzhou. Company has also delivered to Buyer copies of all letters from Company’s or Suzhou’s auditors to Company’s or Suzhou’s management, board of directors, any committee or management thereof during the thirty-six (36) months preceding December 31, 2005, together with copies of all responses thereto.
     3.5 BOOKS AND RECORDS
     The books of account and other financial Records of Company and Suzhou, all of which have been made available to Buyer, are complete and correct in all material respects and represent actual, bona fide transactions and have been maintained in accordance with sound business practices including the maintenance of an adequate system of internal controls. The minute books of Company and Suzhou, all of which have been made available to Buyer, contain accurate and complete Records of all material corporate actions taken by, the shareholders, the board of directors and committees of the board of directors of Company or Suzhou, and no meeting of any such shareholders, board of directors or committee has been held for which minutes have not been prepared or are not contained in such minute books.
     3.6 SUFFICIENCY OF ASSETS
     (a) Except as set forth in Schedule 3.6, the Assets (i) constitute all of the assets, tangible and intangible, of any nature whatsoever, necessary to operate the Business in the manner presently operated by Company or Suzhou, or otherwise relating to, or used in, the conduct of the Business as previously conducted by the Company or Suzhou, (ii) except for the Excluded Assets,

EXECUTION VERSION
include all of the assets owned or used by Company or Suzhou, (iii) include all of the intellectual property rights and assets necessary to conduct the Business in the manner presently operated by Company or Suzhou, free of any infringement or claim thereof and (iv) except for the Excluded IP constitute all of the intellectual property rights and assets owned or used by the Company or Suzhou.
          (b) Each of the lists of Assets and Excluded Assets and each of the Disclosure Schedules attached hereto which expressly purport to separately identify or allocate assets (by way of example, the lists of Acquired Contracts and the Lists of Company Contracts and the list of Intellectual Property Assets and the list of Excluded IP) (i) taken together disclose all the assets, properties or rights owned or held by Sellers in both the Business and the Retained Business and (ii) correctly list, include and/or allocate, respectively, all such items related to or used in the Business, in the Assets being acquired by Buyer or to the Retained Business and the Excluded Assets, being retained by the Sellers.
          (c) None of the Excluded Assets or any other assets, properties or rights of any Seller Party (not included in the Included Assets) are related to, used in or shared with the Business, except that certain Excluded Assets used by Company after the Effective Time to the extent permitted by the Non-Competition Agreement may in that regard be “related to” the Business.
     3.7 DESCRIPTION OF OWNED REAL PROPERTY
     Schedule 3.7 contains a correct legal description, street address and tax parcel identification number of all Real Property.
     3.8 DESCRIPTION OF LEASED REAL PROPERTY
     Schedule 3.8 contains a correct legal description, street address and tax parcel identification number of all tracts, parcels and subdivided lots in which any Seller has a leasehold interest and an accurate description (by location, name of lessor, date of Lease, term expiry date and all amendments, if any) of all Real Property Leases.
     3.9 TITLE TO ASSETS; ENCUMBRANCES
          (a) Company, Suzhou, or with respect to Franklin Street Property, E122, each owns good and marketable title to its respective estates in the Real Property, free and clear of any Encumbrances, other than:
               (i) liens for real property Taxes for the current tax year which are not yet due and payable; and
               (ii) those described in Schedule 3.9(a) (“Real Estate Encumbrances”).
          (b) True and complete copies of (i) all deeds, existing title insurance policies and surveys of or pertaining to the Real Property identified in Schedule 3.7 and (ii) all instruments, agreements and other documents evidencing, creating or constituting any Real Estate Encumbrances have been delivered to Buyer. Seller Parties warrant to Buyer that, as of the Effective Time, the Real Property shall be free and clear of all Encumbrances other than those Real Estate Encumbrances identified on Schedule 3.9(b) as acceptable to Buyer (“Permitted Real Estate Encumbrances”).

EXECUTION VERSION
          (c) Company, Suzhou and E122, respectively, own good and marketable title to all of the other Assets free and clear of any Encumbrances other than those described in Schedule 3.9(c) (“Non-Real Estate Encumbrances”). Company, Suzhou and E122, respectively, warrant to Buyer that, as of the Effective Time, all other Assets shall be free and clear of all Encumbrances other than those Non-Real Estate Encumbrances identified on Schedule 3.9(c) as acceptable to Buyer (“Permitted Non-Real Estate Encumbrances” and, together with the Permitted Real Estate Encumbrances, “Permitted Encumbrances”).
          (d) A true and complete copy, with all amendments, of the Construction Agreement is attached to Schedule 3.9(d). There is no breach or default, or to any Seller Party’s Knowledge, alleged breach or default, by any party, with respect to the Construction Agreement. The Company has obtained all necessary Governmental Authorizations with respect to the improvements contemplated by the Construction Agreement, and the improvements, as contemplated thereby, will comply with all Legal Requirements when built in accordance therewith.
     3.10 CONDITION OF FACILITIES
          (a) Use of the Real Property for the various purposes for which it is presently being used, and as it is contemplated being used upon completion of the Improvements pursuant to the Construction Agreement, is permitted as of right under, and is in compliance with, all applicable zoning Legal Requirements and is not subject to “permitted nonconforming” use or structure classifications. All Improvements are in compliance with all applicable Legal Requirements, including those pertaining to zoning, building and the disabled, are in good repair and in good condition, and are free from patent and, to any Seller Party’s Knowledge, latent defects. Except for the Permitted Encumbrances, there are no contractual or legal restrictions to which any Seller is a party or, to any Seller Party’s Knowledge, by which any Real Property is otherwise bound that preclude or restrict the ability of any Seller which owns, leases or otherwise uses such Real Property to use such Real Property for the purposes for which it is currently being used. There are no condemnation, environmental, zoning or other land-use regulation proceedings pending or to any Seller Party’s Knowledge threatened in connection with any Real Property, and there are not any special assessment proceedings pending or to any Seller Party’s Knowledge threatened which affect any Real Property. No part of any Improvement encroaches on any real property not included in the Real Property, and there are no buildings, structures, fixtures or other Improvements primarily situated on adjoining property which encroach on any part of the Land. The Land for each owned Facility abuts on and has direct vehicular access to a public road or has access to a public road via a permanent, irrevocable, appurtenant easement benefiting such Land and comprising a part of the Real Property, is supplied with public utilities and other services appropriate for the operation of the Facilities located thereon and except as set forth on Schedule 3.10(a), is not located within any flood plain or area subject to wetlands regulation or any similar restriction. There is no existing or, to any Seller Party’s Knowledge, proposed plan to modify or realign any street or highway or any existing or to any Seller Party’s Knowledge proposed eminent domain proceeding that would result in the taking of all or any part of any Facility or that would prevent or hinder the continued use of any Facility as heretofore used in the conduct of the business of Company.
          (b) Each item of Tangible Personal Property is (i) in good repair and good operating condition, (ii) is suitable for immediate use in the Ordinary Course of Business and (iii) is free from latent and patent defects, (iv) operates within or satisfies manufacturing specifications for

EXECUTION VERSION
operating rates, tolerances and other requirements, and (v) is not subject to any claim for material breach of warranty or defect. No item of Tangible Personal Property is in need of repair or replacement other than as part of routine maintenance in the Ordinary Course of Business. Except as disclosed in Schedule 3.10(b) and all Tangible Personal Property used in either Company’s or Suzhou’s business is in the possession of Company or Suzhou. Each of the silicon growers owned or operated by Company (i) is described on Schedule 3.10(b) and (ii) is currently operating and producing the yields at the diameters shown on Schedule 3.10(b), all in accordance with manufacturer’s operating and technical specification shown on Schedule 3.10(b) (the “Current Production Output Requirements”). All facilities and manufacturing processes of Company and Suzhou are in accordance with applicable industry standards and certifications and all proprietary customer quality requirements, in all material respects, as described on Schedule 3.10(b) (the “Processes & Facilities Standards”). None of the Seller Parties have received any notice of any material violation, deficiency or non-compliance with any Processes & Facilities Standard since January 1, 2003. No tangible personal property of Company, E122, Suzhou or any Shareholder or any of their respective Related Persons is shared between the Camden Road Property and the Franklin Street Property or has, except as set forth in Schedule 3.10(b) been moved or transferred between such facilities in the last twelve (12) months.
     3.11 ACCOUNTS RECEIVABLE; CUSTOMER REVENUES
          (a) All Accounts Receivable that are reflected on the balance sheet included in the Carve-Out Financial Statements, Interim Balance Sheet or existing as of the Closing Date with respect to the Business represent or will represent valid obligations arising from sales actually made or services actually performed by Seller in the Ordinary Course of Business. There is no contest, claim, defense or right of setoff, other than returns in the Ordinary Course of Business of Company or Suzhou, with any such account debtor of an Account Receivable relating to the amount or validity of such Account Receivable. Schedule 3.11(a) contains a complete and accurate list of all Accounts Receivable as of the date of the Interim Balance Sheet, relating to the Business, which list sets forth the aging of each such Account Receivable.
          (b) The largest ten (10) customers relating to the Business (other than Buyer) for (i) the six (6) months ended 6/30/06 and (ii) twelve (12) months ended 12/31/05, respectively, with the sales revenues, net of any returns or allowances, are set forth on Schedule 3.11(b), including net sales for each customer, respectively, for such periods, and broken down in each case for such sales related to the Business and for sales other than related to the Business (in the latter case, with a brief description of such other business or products).
     3.12 INVENTORIES
     All items included in the Inventories consist of a quality and quantity usable and, with respect to finished goods, saleable, in the Ordinary Course of Business of Company or Suzhou, as the case may be, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Estimated Closing Asset Value. Neither Company nor Suzhou is in possession of any inventory not owned by it, including goods already sold. All of the Inventories have been valued at the lower of cost or market value on a first in, first out basis. Inventories now on hand that were purchased after the date of the Carve-Out Financial Statements were purchased in the Ordinary Course of Business of Company or Suzhou, as

EXECUTION VERSION
the case may be, at a cost not exceeding market prices prevailing at the time of purchase. The quantities of each item of Inventories (whether raw materials, work-in-process or finished goods) are not excessive but are reasonable in the present circumstances of Company or Suzhou, as the case may be. All Inventories are now valued, and will be valued on the Closing Date, according to GAAP, except for the GAAP Exceptions, consistently applied.
     3.13 NO UNDISCLOSED LIABILITIES
     Except as set forth in Schedule 3.13, neither Company nor Suzhou has, and as of the Closing Date will have, any Liability except for Liabilities reflected or reserved against in the balance sheet included in the Carve-Out Financial Statement, Closing Balance Sheet or the Interim Balance Sheet and current liabilities incurred in the Ordinary Course of Business of Company or Suzhou, as the case may be, since the date of the Interim Balance Sheet, respectively, as of the dates of each such balance sheet and the Closing Date.
     3.14 TAXES
          (a) Tax Returns Filed and Taxes Paid. Company and Suzhou have filed or caused to be filed on a timely basis all Tax Returns and all reports with respect to Taxes that are or were required to be filed pursuant to applicable Legal Requirements. All Tax Returns and reports filed by Company or Suzhou are true, correct and complete in all material respects. Company and Suzhou have paid, or made provision for the payment of, all Taxes that have or may have become due for all periods covered by the Tax Returns or otherwise, or pursuant to any assessment received by Company or Suzhou, except such Taxes, if any, are listed in Schedule 3.14(a) and are being contested in good faith and as to which adequate reserves (determined in accordance with historical practices of Company or Suzhou, as the case may be, and industry standards) have been provided in the balance sheet included in the Carve-Out Financial Statements. Except as provided in Schedule 3.14(a), neither Company nor Suzhou currently is the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made or, to the Knowledge of Seller Parties, is expected to be made by any Governmental Body in a jurisdiction where Company or Suzhou does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Encumbrances on any of the Assets that arose in connection with any failure (or alleged failure) to pay any Tax, and no Seller Party has any Knowledge of any basis for assertion of any claims attributable to Taxes which, if adversely determined, could result in any such Encumbrance.
          (b) Delivery of Tax Returns and Information Regarding Audits and Potential Audits. Company and Suzhou have delivered or made available to Buyer copies of, and Schedule 3.14(b) contains a complete and accurate list of, all Tax Returns filed since January 1, 1999. The federal and state income or franchise or other applicable Tax Returns of Company and Suzhou have been audited, respectively by the IRS or relevant state and foreign tax authorities or are closed by the applicable statute of limitations for the taxable years set forth on Schedule 3.14(b). Schedule 3.14(b) contains a complete and accurate list of all Tax Returns of Company or Suzhou that have been audited or are currently under audit and accurately describe any deficiencies or other amounts that were paid or are currently being contested. To the Knowledge of each Seller Party, no undisclosed deficiencies are expected to be asserted with respect to any such audit. All deficiencies proposed as a result of such audits have been paid, reserved against, settled or are being contested in good faith by appropriate proceedings as described in Schedule 3.14(b). Company and Suzhou have delivered, or

EXECUTION VERSION
made available to Buyer, copies of any examination reports, statements or deficiencies or similar items with respect to such audits. Except as provided in Schedule 3.14(b), no Seller Party has Knowledge that any Governmental Body is likely to assess any additional taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Taxes of Company or Suzhou either (i) claimed or raised by any Governmental Body in writing or (ii) as to which any Seller Party has Knowledge. Schedule 3.14(b) contains a list of all Tax Returns for which the applicable statute of limitations has not run. Except as described in Schedule 3.14(b), neither Company nor Suzhou has given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of Company or Suzhou or for which Company or Suzhou may be liable.
          (c) Proper Accrual. The charges, accruals and reserves with respect to Taxes on the respective Records of Company and Suzhou are adequate (determined in accordance with historical practices of Company or Suzhou, as the case may) and are at least equal to Company’s and Suzhou’s respective liability for Taxes. To the Knowledge of each Seller Party, there exists no proposed tax assessment or deficiency against Company or Suzhou.
          (d) Specific Potential Tax Liabilities and Tax Situations.
               (i) Withholding. All Taxes that Company or Suzhou is or was required by Legal Requirements to withhold, deduct or collect have been duly withheld, deducted and collected and, to the extent required, have been paid to the proper Governmental Body or other Person.
               (ii) Tax Sharing or Similar Agreements. There is no tax sharing agreement, tax allocation agreement, tax indemnity obligation or similar written or unwritten agreement, arrangement, understanding or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other arrangement relating to Taxes).
               (iii) Consolidated Group. Neither Company nor Suzhou (A) has been a member of an affiliated group within the meaning of Code Section 1504(a) (or any similar group defined under a similar provision of state, local or foreign law) and (B) has any liability for Taxes of any person (other than Company, Suzhou or their respective Subsidiaries) under Treas. Reg. sect. 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor by contract or otherwise.
               (iv) S Corporation. Company is, and has been since July 1, 1994, an S corporation as defined in Code Section 1361.
               (v) Substantial Understatement Penalty. Company and Suzhou have disclosed on their respective Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662 (or any similar provision of state, local or foreign law).
     3.15 NO MATERIAL ADVERSE CHANGE

EXECUTION VERSION
     Except as set forth on Schedule 3.15, since December 31, 2005, there has not been any material adverse change in the Business, operations, prospects, assets, results of operations or condition (financial or other) of Company or Suzhou related to or affecting, directly or indirectly, the Business, and to the Knowledge of Seller Parties no event has occurred or circumstance exists that is reasonably likely to result in such a material adverse change.
     3.16 EMPLOYEE BENEFITS
          (a) Set forth in Schedule 3.16(a) is a complete and correct list of all “employee benefit plans” as defined by Section 3(3) of ERISA, all fringe benefit plans as defined in Section 6039D of the Code, and all other bonus, incentive-compensation, deferred-compensation, profit-sharing, stock-option, stock-appreciation-right, stock-bonus, stock-purchase, employee-stock-ownership, savings, severance, change-in-control, supplemental-unemployment, layoff, salary-continuation, retirement, pension, health, life-insurance, disability, accident, group-insurance, vacation, holiday, sick-leave, fringe-benefit or welfare plan or arrangement, and any other employee compensation or benefit plan, agreement, policy, practice, commitment, contract or understanding (whether qualified or nonqualified, currently effective or terminated, written or unwritten) and any trust, escrow or other agreement related thereto that (i) is maintained or contributed to by Company or any other corporation or trade or business controlled by, controlling or under common control with Company (within the meaning of Section 414 of the Code or Section 4001(a)(14) or 4001(b) of ERISA) (“ERISA Affiliate”) or has been maintained or contributed to in the last six (6) years by Company or any ERISA Affiliate, or with respect to which Company or any ERISA Affiliate has or may have any liability, and (ii) provides benefits, or describes policies or procedures applicable to any current or former director, officer, employee or service provider of Company or any ERISA Affiliate, or the dependents of any thereof, regardless of how (or whether) liabilities for the provision of benefits are accrued or assets are acquired or dedicated with respect to the funding thereof (collectively the “Employee Plans”). Schedule 3.16(a) identifies as such any Employee Plan that is (v) a “Defined Benefit Plan” (as defined in Section 414(j) of the Code); (w) a plan intended to meet the requirements of Section 401(a) of the Code; (x) a “Multiemployer Plan” (as defined in Section 3(37) of ERISA); (y) a plan subject to Title IV of ERISA, other than a Multiemployer Plan or (z) a plan subject to Section 412 of the Code other than a Defined Benefit Plan or a Multiemployer Plan. Also set forth on Schedule 3.16(a) is a complete and correct list of all ERISA Affiliates of Company during the last six (6) years.
          (b) Company has delivered to Buyer true, accurate and complete copies of (i) the documents comprising each Employee Plan (or, with respect to any Employee Plan which is unwritten, a detailed written description of eligibility, participation, benefits, funding arrangements, assets and any other matters which relate to the obligations of Company or any ERISA Affiliate); (ii) all trust agreements, insurance contracts or any other funding instruments related to the Employee Plans; (iii) all rulings, determination letters, no-action letters or advisory opinions from the IRS, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation (“PBGC”) or any other Governmental Body that pertain to each Employee Plan and any open requests therefor; and (iv) all summary plan descriptions, summaries of material modifications and memoranda, employee handbooks and other written communications regarding the Employee Plans.
          (c) The PBGC has not instituted or threatened a Proceeding to terminate or to appoint a trustee to administer any of the Employee Plans pursuant to Subtitle 1 of Title IV of

EXECUTION VERSION
ERISA, and no condition or set of circumstances exists that presents a material risk of termination or partial termination of any of the Employee Plans by the PBGC. None of the Employee Plans has been the subject of, and no event has occurred or condition exists that could be deemed, a reportable event (as defined in Section 4043 of ERISA) as to which a notice would be required (without regard to regulatory monetary thresholds) to be filed with the PBGC. Company has paid in full all insurance premiums due to the PBGC with regard to the Employee Plans for all applicable periods ending on or before the Closing Date.
          (d) No Seller Party or any ERISA Affiliate has any liability or has Knowledge of any fact or circumstance that might give rise to any liability, and the Contemplated Transactions will not result in any liability, (i) for the termination of or withdrawal from any Employee Plan under Sections 4062, 4063 or 4064 of ERISA, (ii) for any lien imposed under Section 302(f) of ERISA or Section 412(n) of the Code, (iii) for any interest payments required under Section 302(e) of ERISA or Section 412(m) of the Code, (iv) for any excise tax imposed by Section 4971 of the Code, (v) for any minimum funding contributions under Section 302(c)(11) of ERISA or Section 412(c)(11) of the Code or (vi) for withdrawal from any Multiemployer Plan under Section 4201 of ERISA.
          (e) The form of all Employee Plans is in compliance with the applicable terms of ERISA, the Code, and any other applicable laws, including the Americans with Disabilities Act of 1990, the Family Medical and Leave Act of 1993 and the Health Insurance Portability and Accountability Act of 1996, and such plans have been operated in compliance with such laws and the written Employee Plan documents. Neither Company nor any fiduciary of an Employee Plan has violated the requirements of Section 404 of ERISA. Except as set forth in Schedule 3.16(e), all required reports and descriptions of the Employee Plans (including Internal Revenue Service Form 5500 Annual Reports, Summary Annual Reports and Summary Plan Descriptions and Summaries of Material Modifications) have been (when required) timely filed with the IRS, the U.S. Department of Labor or other Governmental Body and distributed as required, and all notices required by ERISA or the Code or any other Legal Requirement with respect to the Employee Plans have been appropriately given.
          (f) Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS, and no Seller Party has any Knowledge of any circumstance that will or could result in revocation of any such favorable determination letter. Each trust created under any Employee Plan has been determined to be exempt from taxation under Section 501(a) of the Code, and Company is not aware of any circumstance that will or could result in a revocation of such exemption.
          (g) Company has maintained workers’ compensation coverage as required by applicable state law through purchase of insurance and not by self-insurance or otherwise except as disclosed on Schedule 3.16(g).
          (h) No written or oral representations have been made to any employee or former employee of Company promising or guaranteeing any employer payment or funding for the continuation of medical, dental, life or disability coverage for any period of time beyond the end of the current plan year (except to the extent of coverage required under COBRA). No written or oral representations have been made to any employee or former employee of Company concerning the employee benefits of Buyer.

EXECUTION VERSION
          (i) None of Sellers have ever participated in, contributed to, or otherwise been subject to any Employee Plan that is a “Multiemployer Plan” within the meaning of Section 4001(a)(3) of ERISA.
     3.17 COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL AUTHORIZATIONS
          (a) Except as set forth in Schedule 3.17(a):
               (i) each Seller is, and at all times since January 1, 2003, has been, in material compliance, respectively, with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets;
               (ii) no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) it is reasonable to expect may constitute or result in a violation by any Seller of, or a failure on the part of any Seller to comply with, any Legal Requirement or (B) may give rise to any obligation on the part of any Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and
               (iii) no Seller has received, at any time since January 1, 2003, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement or (B) any actual, alleged, possible or potential obligation on the part of any Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.
          (b) Schedule 3.17(b) contains a complete and accurate list of each Governmental Authorization that is held by each Seller (with respect to E122, with respect to the Franklin Street Property) or that otherwise relates respectively to any Seller’s respective businesses or the Assets. Each Governmental Authorization listed or required to be listed in Schedule 3.17(b) is valid and in full force and effect. Except as set forth in Schedule 3.17(b):
               (i) each Seller is, and at all times since January 1, 2003, has been, in material compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Schedule 3.17(b);
               (ii) no event has occurred or circumstance exists that is reasonable to expect (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply, in all material respects, with any term or requirement of any Governmental Authorization listed or required to be listed in Schedule 3.17(b) or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Schedule 3.17(b);
               (iii) no Seller has received, at any time since January 1, 2003, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any Governmental Authorization or (B) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of or modification to any Governmental Authorization; and

EXECUTION VERSION
               (iv) all applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in Schedule 3.17(b) have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.
          (c) Except as set forth on Schedule 3.17(c), all of the Governmental Authorizations will be transferred to Buyer pursuant hereto and as included in the Assets.
The Governmental Authorizations listed in Schedule 3.17(b) collectively constitute all of the Governmental Authorizations necessary to permit Sellers to lawfully conduct and operate the Business in the manner in which they currently conduct and operate such Business and to permit Sellers to own and use their respective assets in the manner in which they currently own and use such assets.
     3.18 LEGAL PROCEEDINGS; ORDERS
          (a) Except as set forth in Schedule 3.18(a), there is no pending or, to any Seller Party’s Knowledge, threatened Proceeding by or against any Seller or that otherwise relates to or may affect the Business, or any of the assets owned or used by, any Seller.
To the Knowledge of each Seller Party, no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Proceeding. Each Seller has delivered to Buyer copies of all pleadings, correspondence and other documents relating to each Proceeding listed in Schedule 3.18(a). There are no Proceedings listed or required to be listed in Schedule 3.18(a) that could have a material adverse effect on the business, assets, condition (financial or other) or prospects of any Seller or upon the Assets.
          (b) Except as set forth in Schedule 3.18(b):
               (i) there is no Order to which any Seller, the Business or any of the Assets is subject; and
               (ii) to the Knowledge of each Seller Party, no officer, director, agent, shareholder or employee of any Seller is subject to any Order that prohibits such officer, director, agent, shareholder or employee from engaging in or continuing any conduct, activity or practice relating to the Business.
          (c) Except as set forth in Schedule 3.18(c):
               (i) each Seller is, and, at all times since January 1, 2003, has been in compliance with all of the terms and requirements of each Order to which it, the Business or any of the Assets is or has been subject;
               (ii) no event has occurred or circumstance exists that is reasonably likely to constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which any Seller, the Business or any of the Assets is subject; and

EXECUTION VERSION
               (iii) no Seller Party has received, at any time since January 1, 2003, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any term or requirement of any Order to which any Seller, the Business or any of the Assets is or has been subject.
     3.19 ABSENCE OF CERTAIN CHANGES AND EVENTS
     Except as set forth in Schedule 3.19, since December 31, 2005, each Seller has conducted its business only in the Ordinary Course of Business and there has not been any:
          (a) change in any Seller’s authorized or issued capital stock, membership or ownership interests, grant of any stock or membership or ownership option or right to purchase shares of capital stock or membership or ownership interests of any Seller or issuance of any security convertible into such capital stock or membership or ownership interest;
          (b) amendment to the Governing Documents of any Seller;
          (c) payment (except in the Ordinary Course of Business) or increase by Company or Suzhou of any bonuses, salaries or other compensation to any shareholder, director, officer or employee or entry into any employment, severance or similar Contract with any director, officer or employee;
          (d) adoption of, amendment to or increase in the payments to or benefits under, any Employee Plan;
          (e) damage to or destruction or loss of any Asset, whether or not covered by insurance;
          (f) entry into, termination of or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit or similar Contract to which any Seller is a party, or (ii) any Contract or transaction involving a total commitment by any Seller of at least $50,000;
          (g) sale (other than sales of Inventories in the Ordinary Course of Business), lease or other disposition of any Asset or property of any Seller (including the Intellectual Property Assets) or the creation of any Encumbrance on any Asset;
          (h) cancellation or waiver of any claims or rights with a value to any Seller in excess of $50,000;
          (i) communication, whether written or, to the knowledge of any Seller Party, oral, by any customer or supplier of an intention to discontinue or materially change the terms of its relationship with Company or Suzhou;
          (j) material change in the accounting methods used by Company or Suzhou; or
          (k) Contract by any Seller to do any of the foregoing.

EXECUTION VERSION
     3.20 CONTRACTS; NO DEFAULTS
          (a) Schedule 3.20(a) contains an accurate and complete list, and Company, Suzhou and, with respect to the Franklin Street Property or the Business, E122 , have delivered to Buyer accurate and complete copies, except as specifically contemplated below, (which Schedule separately indicates and discloses which Contracts relate to the Business or Assets and which Contracts do not relate to the Business or Assets), of:
               (i) each Company Contract that involves performance of services or delivery of goods or materials by any Seller of an amount or value in excess of $50,000;
               (ii) each Company Contract that involves performance of services or delivery of goods or materials to any Seller of an amount or value in excess of $50,000;
               (iii) each Company Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of any Seller in excess of $50,000;
               (iv) each Company Contract affecting the ownership of, leasing of, title to, use of or any leasehold or other interest in any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $50,000 and with a term of less than one year);
               (v) each Company Contract with any labor union or other employee representative of a group of employees relating to wages, hours and other conditions of employment;
               (vi) each Company Contract (however named) involving a sharing of profits, losses, costs or liabilities by any Seller with any other Person;
               (vii) each Company Contract containing covenants that in any way purport to restrict any Seller’s business activity or limit the freedom of any Seller to engage in any line of business or to compete with any Person;
               (viii) each Company Contract with a value in excess of $50,000 providing for the indemnification, hold harmless or defense by any Seller of any Person;
               (ix) each Company Contract with a value in excess of $50,000 providing for the nondisclosure or maintenance of confidentiality by any Seller Party with respect to information (proprietary or otherwise) of any Person;
               (x) each Company Contract providing for payments to or by any Person based on sales, purchases or profits, other than direct payments for goods;
               (xi) each power of attorney of any Seller that is currently effective and outstanding;
               (xii) each Company Contract that contains or provides for an express undertaking by any Seller to be responsible for consequential damages;

EXECUTION VERSION
               (xiii) each Company Contract for capital expenditures in excess of $50,000;
               (xiv) each Company Contract not denominated in U.S. dollars that is valued in excess of $50,000(USD);
               (xv) each written warranty, guaranty and/or other similar undertaking with respect to contractual performance extended by any Seller and related to the Business; and
               (xvi) each amendment, supplement and modification (whether oral or written) in respect of any of the foregoing.
Schedule 3.20(a) sets forth reasonably complete details concerning such Contracts, including the parties to the Contracts, and with respect to Subsections (i) and (ii) above, the amount of the remaining commitment of the respective Seller under the Contracts and the location of the respective Seller’s office where details relating to the Contracts are located. Notwithstanding the foregoing, disclosure with respect to the Retained Business is limited to the information specified in Schedule 3.20(a).
          (b) Except as set forth in Schedule 3.20(b), neither Shareholder nor any other shareholder or equity owner has or may acquire any rights under, and neither Shareholder nor any other shareholder or equity owner has or may become subject to any obligation or liability under, any Contract that relates to the business of any Seller, the Business or any of the Assets.
          (c) Except as set forth in Schedule 3.20(c):
               (i) each Contract identified or required to be identified in Schedule 3.20(a) and which is to be assigned to or assumed by Buyer under this Agreement is in full force and effect and is valid and enforceable in accordance with its terms;
               (ii) each Contract identified or required to be identified in Schedule 3.20(a) and which is being assigned to or assumed by Buyer is assignable by the Seller that is party to such Contract to Buyer without the consent of any other Person; and
               (iii) to the Knowledge of each Seller Party, no Contract identified or required to be identified in Schedule 3.20(a) and which is to be assigned to or assumed by Buyer under this Agreement will upon completion or performance thereof have a material adverse effect on the business, assets, condition (financial or otherwise) or prospects of any Seller or the business to be conducted by Buyer with the Assets.
          (d) Except as set forth in Schedule 3.20(d):
               (i) each Seller is, and at all times has been, in compliance with all applicable material terms and requirements of each Contract which is being assumed by Buyer;
               (ii) each other Person that has or had any obligation or liability under any Contract which is being assigned to Buyer is, and at all times has been, in compliance with all material terms and requirements of such Contract;

EXECUTION VERSION
               (iii) no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a Breach of, or give any Seller or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Contract that is being assigned to or assumed by Buyer;
               (iv) no event has occurred or circumstance exists under or by virtue of any Contract that (with or without notice or lapse of time) would cause the creation of any Encumbrance affecting any of the Assets other than the Permitted Encumbrances; and
               (v) no Seller has given to or received from any other Person, at any time, any notice or other communication (whether oral or written) regarding any actual, alleged, possible or potential violation or Breach of, or default under, any Contract which is being assigned to or assumed by Buyer.
          (e) There are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate any material amounts paid or payable to any Seller under current or completed Contracts with any Person having the contractual or statutory right to demand or require such renegotiation and no such Person has made written demand for such renegotiation.
          (f) Each Contract relating to the sale, design, manufacture or provision of products or services by Company or Suzhou has been entered into in the Ordinary Course of Business of Company or Suzhou, as the case may be, and has been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement.
     3.21 INSURANCE
          (a) Each Seller has made available to Buyer:
               (i) accurate and complete copies of all policies of insurance (and correspondence relating to coverage thereunder) to which any Seller is a party or under which any Seller or any of the Assets or Business is or has been covered at any time since January 1, 2003, a list of which is included in Schedule 3.21(a); and
               (ii) accurate and complete copies of all pending applications by each Seller for policies of insurance.
          (b) Schedule 3.21(b) describes:
               (i) any self-insurance arrangement by or affecting any Seller, including any reserves established thereunder;
               (ii) any Contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk to which any Seller is a party or which involves the business of any Seller; and

EXECUTION VERSION
               (iii) all obligations of each Seller to provide insurance coverage to Third Parties (for example, under Leases or service agreements) and identifies the policy under which such coverage is provided.
          (c) Schedule 3.21(c) sets forth, by year, for the current policy year and each of the three (3) preceding policy years:
               (i) a summary of the loss experience under each policy of insurance;
               (ii) except for workers’ compensation claims in the Ordinary Course of Business, a statement describing each claim under a policy of insurance for an amount in excess of Ten Thousand Dollars ($10,000), which sets forth:
(A)	the name of the claimant;

(B)	a description of the policy by insurer, type of insurance and period of coverage; and

(C)	the amount and a brief description of the claim; and
               (iii) a statement describing the loss experience for all claims that were self-insured, for amounts in excess of Ten Thousand Dollars ($10,000) including the number and aggregate cost of such claims.
          (d) Except as set forth in Schedule 3.21(d):
          (e) all policies of insurance to which any Seller is a party or that provide coverage to any Seller:
(A)	are valid, outstanding and enforceable; and

(B)	are sufficient for compliance, in all material respects, with all Legal Requirements and Contracts;
               (i) No Seller has received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights or (B) any notice of cancellation or any other indication that any policy of insurance is no longer in full force or effect or that the issuer of any policy of insurance is not willing or able to perform its obligations thereunder;
               (ii) Each Seller has paid all premiums due, and has otherwise performed all of its obligations, under each policy of insurance to which it is a party or that provides coverage to it; and
               (iii) Each Seller has given notice to the insurer of all claims involving over Ten Thousand Dollars ($10,000) that may be insured thereby.
     3.22 ENVIRONMENTAL MATTERS

EXECUTION VERSION
     Except as disclosed in Schedule 3.22:
          (a) Each Seller is, and at all times has been, in compliance with, and has not been and is not in violation of or liable under, any Environmental Law. No Seller Party has any basis to expect, nor has any of them or any other Person for whose conduct they are or may be held to be responsible received, any actual or threatened order, notice or other communication from (i) any Governmental Body or private citizen acting in the public interest or (ii) the current or any prior owner or operator of any Facilities, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or threatened obligation to undertake or bear the cost of any Environmental, Health and Safety Liabilities with respect to any Facility or other property or asset (whether real, personal or mixed) in which any Seller has or had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used or processed by any Seller or any other Person for whose conduct it is or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled or received.
          (b) There are no pending or, to the Knowledge of any Seller Party, threatened claims, Encumbrances, or other restrictions of any nature resulting from any Environmental, Health and Safety Liabilities or arising under or pursuant to any Environmental Law with respect to or affecting any Facility or any other property or asset (whether real, personal or mixed) in which any Seller has or had an interest.
          (c) No Seller Party has any Knowledge of or any basis to expect, nor has any of them, or any other Person for whose conduct they are or may be held responsible, received, any citation, directive, inquiry, notice, Order, summons, warning or other communication that relates to Hazardous Activity, Hazardous Materials, or any alleged, actual, or potential violation or failure to comply with any Environmental Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health and Safety Liabilities with respect to any Facility or property or asset (whether real, personal or mixed) in which any Seller has or had an interest, or with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used or processed by either Seller or any other Person for whose conduct it is or may be held responsible, have been transported, treated, stored, handled, transferred, disposed, recycled or received.
          (d) No Seller nor any other Person for whose conduct any of them is or may be held responsible has any Environmental, Health and Safety Liabilities with respect to any Facility or, to the Knowledge of any Seller Party, with respect to any other property or asset (whether real, personal or mixed) in which any Seller (or any predecessor) has or had an interest or at any property geologically or hydrologically adjoining any Facility or any such other property or asset.
          (e) There are no Hazardous Materials (as presently defined as of the Effective Time) present on or in the Environment at any Facility or at any geologically or hydrologically adjoining property, including any Hazardous Materials contained in barrels, aboveground or underground storage tanks, landfills, land deposits, dumps, impoundments, equipment (whether movable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the Facility or such adjoining property, or incorporated into any structure therein or thereon, other than in compliance with applicable Environmental Laws. No

EXECUTION VERSION
Seller nor any Person for whose conduct any of them is or may be held responsible, or to the Knowledge of any Seller Party, any other Person, has permitted or conducted, or is aware of, any Hazardous Activity conducted with respect to any Facility or any other property or assets (whether real, personal or mixed) in which any Seller has or had an interest except in compliance with all applicable Environmental Laws, in all material respects.
          (f) There has been no Release or, to the Knowledge of any Seller Party, Threat of Release, of any Hazardous Materials (as presently defined as of the Effective Time) at or from any Facility or at any other location where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, processed from or by, or have come to be located on, any Facility, or from any other property or asset (whether real, personal or mixed) in which any Seller has or had an interest, or to the Knowledge of any Seller Party any geologically or hydrologically adjoining property, whether by any Seller or any other Person, other than in compliance with applicable Environmental Laws.
          (g) Each Seller has delivered to Buyer true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by any Seller pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities, or concerning compliance, by any Seller or any other Person for whose conduct it is or may be held responsible, with Environmental Laws.
          (h) Other than as indicated or described in the materials delivered to Buyer as represented in the preceding Section 3.22(g), there have been no investigations of the Environment at any of the Real Property, the purpose of which was to discover, identify or otherwise characterize the condition of the soil, groundwater, air, or presence of asbestos on the Real Property, during any Seller’s ownership or occupancy of the Real Property.
          (i) Each Seller has all necessary Environmental Authorizations for all uses, discharges and Facilities under all applicable Environmental Laws.
     3.23 EMPLOYEES
          (a) Schedule 3.23(a) contains a complete and accurate list of the following information for each Active Employee (as hereinafter defined), director, independent contractor, consultant and agent of Company and Suzhou, including each Active Employee on leave of absence or layoff status: employer; location (Franklin Street Property or Suzhou New District, Suzhou, Jiangsu, PRC) name; job title; date of hiring or engagement; date of commencement of employment or engagement; date of commencement of leave of absence (if applicable) current compensation paid or payable and any change in compensation since December 31, 2005; whether employment is pursuant to a written contract (and a copy is attached as Schedule 3.23(a)), sick and vacation leave that is accrued but unused; and service credited for purposes of vesting and eligibility to participate under any Employee Plan, or any other employee or director benefit plan.
          (b) Schedule 3.23(b) contains a complete and accurate list of the following information for each retired employee or director of Company or Suzhou, or their dependents, receiving benefits or scheduled to receive benefits in the future: name; pension benefits; pension

EXECUTION VERSION
option election; retiree medical insurance coverage; retiree life insurance coverage; and other benefits.
          (c) Schedule 3.23(c) states the number of employees terminated by Company or Suzhou since December 31, 2004, and contains a complete and accurate list of the following information for each employee of Company or Suzhou who has been terminated or laid off, or whose hours of work have been reduced by more than fifty percent (50%) by Company or Suzhou, in the six (6) months prior to the date of this Agreement: (i) the date of such termination, layoff or reduction in hours; (ii) the reason for such termination, layoff or reduction in hours; and (iii) the location to which the employee was assigned.
          (d) Company has not violated the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar state or local Legal Requirement. During the ninety (90) day period prior to the date of this Agreement, Company has terminated two (2) employees.
          (e) To the Knowledge of Company, Suzhou and each Shareholder, no officer, director, agent, employee, consultant, or contractor of Company or Suzhou is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor (i) to engage in or continue or perform any conduct, activity, duties or practice relating to the Business or (ii) to assign to Company or Suzhou or to any other Person any rights to any invention, improvement, or discovery. No former or current employee of Company or Suzhou is a party to, or is otherwise bound by, any Contract that in any way adversely affected, affects, or will affect the ability of Company or Suzhou or Buyer to conduct the business as heretofore carried on by Company or Suzhou.
          (f) Schedule 3.23(f) lists each employee of the Company engaged in production, manufacturing, product development, engineering, research and development and/or operations. Each of the employees listed on Schedule 3.23(f) have executed the Employee Developments Agreement and the Employee Invention Rights Assignment, in the form attached to Schedule 3.23(f), and Buyer has been provided copies of such executed employee agreements.
     3.24 LABOR DISPUTES; COMPLIANCE
          (a) Company and Suzhou have complied in all material respects with all Legal Requirements relating to employment practices, terms and conditions of employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining and other requirements, the payment of social security and similar Taxes and occupational safety and health. Neither Company nor Suzhou is liable for the payment of any Taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.
          (b) Except as disclosed in Schedule 3.24(b), (i) neither Company nor Suzhou has been, and is not now, a party to any collective bargaining agreement or other labor contract; (ii) since July 1, 2001, there has not been, there is not presently pending or existing, and to Company’s, Suzhou’s and each Shareholder’s Knowledge there is not threatened, any strike, slowdown, picketing, work stoppage or employee grievance process involving Company or Suzhou; (iii) to Company’s, Suzhou’s and each Shareholder’s Knowledge no event has occurred or circumstance exists that could

EXECUTION VERSION
provide the basis for any work stoppage or other labor dispute; (iv) there is not pending or, to Company’s, Suzhou’s and each Shareholder’s Knowledge, threatened against or affecting Company or Suzhou any Proceeding relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed with the National Labor Relations Board or any comparable Governmental Body, and there is no organizational activity or other labor dispute against or affecting Company or Suzhou or the Facilities; (v) no application or petition for an election of or for certification of a collective bargaining agent is pending; (vi) no grievance or arbitration Proceeding exists that might have an adverse effect upon Company or Suzhou or the conduct of its business; (vii) there is no lockout of any employees by Company or Suzhou, and no such action is contemplated by Company or Suzhou; and (viii) to Company’s, Suzhou’s and each Shareholder’s Knowledge there has been no charge of discrimination filed against or threatened against Company or Suzhou with the Equal Employment Opportunity Commission or similar Governmental Body.
     3.25 INTELLECTUAL PROPERTY ASSETS
          (a) The term “Intellectual Property Assets” means all intellectual property owned, or licensed (as licensor or licensee) by Company or Suzhou, in which Company or Suzhou has a proprietary interest or otherwise utilizes, related to the Business or used in the Business, all of which are listed on Schedule 3.25(a), including:
               (i) except for the names “Bullen”, “Bullen Ultra-Sonics” and “Bullen Ultrasonics,” all other names, marks, product names, assumed fictional business names, trade names, registered and unregistered trademarks, service marks and applications (collectively, “Marks”);
               (ii) all patents, patent applications and inventions and discoveries that may be patentable (collectively, “Patents”);
               (iii) all registered and unregistered copyrights in both published works and unpublished works (collectively, “Copyrights”);
               (iv) all rights in mask works;
               (v) all know-how, trade secrets, confidential or proprietary information, customer lists, Software, technical information, data, process technology, plans, drawings and blue prints (collectively, “Trade Secrets”); and
               (vi) all rights to telephone and facsimile numbers as set forth on Schedule 3.25(a) in use at the Franklin Street Property.
          (b) Schedule 3.25(b) contains a complete and accurate list and summary description, including any royalties paid or received by Company or Suzhou, and Company and Suzhou have delivered to Buyer accurate and complete copies, of all Company Contracts (including all licenses in effect as of the date of this Agreement and those that have expired or been terminated within the previous five (5) years) relating to the Intellectual Property Assets, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available Software programs with a value of less than $5,000 under which Company or Suzhou is the licensee. All such Company Contracts are in full force and effect. There are no outstanding and, to Company’s,

EXECUTION VERSION
Suzhou’s and each Shareholder’s Knowledge, no threatened disputes or disagreements with respect to any such Contract.
          (c)      (i) Except as set forth in Schedule 3.25(c), the Intellectual Property Assets are all those necessary for the operation of the Business as it is currently conducted and the manufacture, marketing and sale of Company or Suzhou products and services. Company or Suzhou is the owner or licensee of all right, title and interest in and to each of the Intellectual Property Assets, free and clear of all Encumbrances, and has the right to use all of the Intellectual Property Assets, without payment to a Third Party, either Shareholder or any Related Person, other than in respect of licenses listed in Schedule 3.25(c).
               (ii) Except as set forth in Schedule 3.25(c), all former and current employees of Company or Suzhou have executed written Contracts with Seller that assign to Company or Suzhou, as the case may be, all rights to any inventions, improvements, discoveries or information relating to the business of Company or Suzhou.
          (d)      (i) No Shareholder or Related Person owns or has any interest in any Patent related to or affecting the Business, including any business or Person buying from or selling to the Business. Schedule 3.25(d) contains a complete and accurate list and summary description of all Patents including and designating each Patent that is included in the Excluded IP.
               (ii) All of the issued Patents are currently in compliance with all Legal Requirements (including payment of filing, examination and maintenance fees and proofs of working or use), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the Closing Date.
               (iii) No Patent has been or is now involved in any interference, reissue, reexamination, or opposition Proceeding. To Company’s, Suzhou’s and each Shareholder’s Knowledge, there is no potentially interfering patent or patent application of any Third Party, Shareholder or Related Person.
               (iv) Except as set forth in Schedule 3.25 (d), (A) no Patent is infringed or, to Company’s or Suzhou’s Knowledge, has been challenged or threatened in any way and (B) none of the products manufactured or sold, nor any process or know-how used, by Company or Suzhou infringes or is alleged to infringe any patent or other proprietary right of any other Person, including any Shareholder or Related Person.
               (v) All products made, used or sold under the Patents have been marked with the proper patent notice.
          (e)      (i) Schedule 3.25(e) contains a complete and accurate list and summary description of all Marks including and designating each Mark that is included in the Excluded IP. No Shareholder or Related Person owns or has any interest in any Mark (other than “Bullen” and “Bullen Ultrasonic”) related to or affecting the Business, including any business or Person buying from or selling to the Business.

EXECUTION VERSION
               (ii) None of the Marks included in the Intellectual Property Assets are federally registered. All Marks included in the Intellectual Property Assets are valid and enforceable and do not infringe on any right of any Person.
               (iii) No Mark included in the Intellectual Property Assets has been or is now involved in any opposition, invalidation or cancellation Proceeding and, to Company’s, Suzhou’s and each Shareholder’s Knowledge, no such action is threatened with respect to any of the Marks.
               (iv) To Company’s, Suzhou’s and each Shareholder’s Knowledge, there is no potentially interfering trademark or trademark application of any Third Party, Shareholder or Related Person.
               (v) No Mark included in the Intellectual Property Assets is infringed or, to Company’s, Suzhou’s and each Shareholder’s Knowledge, has been challenged or threatened in any way. None of the Marks used by Seller infringes or to any Seller Party’s Knowledge is alleged to infringe any trade name, trademark or service mark of any other Person.
          (f)      (i) Schedule 3.25(f) contains a complete and accurate list and summary description of all Copyrights included in the Intellectual Property Assets including all Copyrights included in the Excluded IP. No Shareholder or Related Person owns or has any interest in any copyright related to or affecting the Business, including any business or Person buying from or selling to the Business.
               (ii) All of the registered Copyrights included in the Intellectual Property Assets are currently in compliance with all Legal Requirements, are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the date of Closing.
               (iii) No Copyright included in the Intellectual Property Assets is infringed or, to Company’s, Suzhou’s and each Shareholder’s Knowledge, has been challenged or threatened in any way. None of the subject matter of any of the Copyrights infringes or is alleged to infringe any copyright of any Third Party, Shareholder or Related Person or is a derivative work based upon the work of any other Person.
               (iv) All works encompassed by the Copyrights included in the Intellectual Property Assets have been marked with the proper copyright notice.
          (g)      (i) With respect to each Trade Secret included in the Intellectual Property Assets, the documentation relating to such Trade Secret is sufficient in accuracy, detail and content to identify and explain it and to allow its full and proper use as presently practiced without reliance on the knowledge or memory of any individual.
               (ii) Company and Suzhou have taken all reasonable precautions to protect the secrecy, confidentiality and value of all Trade Secrets included in the Intellectual Property Assets, (including the enforcement by Company and Suzhou of a policy generally requiring employees and contractors to execute proprietary information and confidentiality

EXECUTION VERSION
agreements substantially in Company’s standard form (a copy of which is attached in the Schedule 3.25(g)), and those employees and contractors of Company or Suzhou who have executed such an agreement are listed on Schedule 3.25(g)).
               (iii) Company or Suzhou have good title to and an absolute right to use the Trade Secrets included in the Intellectual Property Assets. The Trade Secrets included in the Intellectual Property Assets are not part of the public knowledge or literature and, to Company’s, Suzhou’s and each Shareholder’s Knowledge, have not been used, divulged or appropriated either for the benefit of any Person (other than Seller) or to the detriment of Company or Suzhou. No Trade Secret is subject to any adverse claim or has been challenged or threatened in any way or infringes any intellectual property right of any other Person. No Shareholder or Related Person owns or has any interest in any trade secret related to or affecting the Business, including any business or Person buying from or selling to the Business.
          (h)      (i) Schedule 3.25(h) contains a complete and accurate list and summary description of all Domain Rights.
               (ii) All Domain Rights have been registered in the name of Company or Suzhou and are in compliance with all formal Legal Requirements.
          (i) The term “Excluded IP” means all intellectual property owned or licensed (as licensor or licensee) by Company or Suzhou, or in which Company or Suzhou has a proprietary interest, and which is related solely to the Retained Business, all of which are listed and summarily described on Schedule 3.25(i), including:
               (i) all Marks;
               (ii) all Patents;
               (iii) all Copyrights;
               (iv) all rights in mask works; and
               (v) all Trade Secrets
          (j) None of the Company’s or Suzhou’s products, processes, operations, services or Intellectual Property Assets infringe or otherwise violate any right of any other Person.
     3.26 COMPLIANCE WITH THE FOREIGN CORRUPT PRACTICES ACT AND EXPORT CONTROL AND ANTIBOYCOTT LAWS
          (a) Neither Company, its Subsidiaries, Related Persons or Representatives nor Suzhou (i) have, to obtain or retain business, or affect any approval or action or obtain any unfair advantage, directly or indirectly offered, paid or promised to pay, or authorized the payment of, any money or other thing of value or any commission payment in excess of five percent (5%) of any amount payable or (ii) have for any purpose whatsoever, offered, given or promised to give anything

EXECUTION VERSION
with a value in excess of one hundred dollars ($100) in the aggregate to any one individual in any year, to:
               (i) any person who is an official, officer, agent, employee or Representative of any Governmental Body or of any existing or prospective customer (whether government owned or nongovernment owned);
               (ii) any political party or official thereof;
               (iii) any candidate for political or political party office; or
               (iv) any other individual or entity;
               (v) while knowing or having reason to believe that all or any portion of such money or thing of value would be offered, given, or promised, directly or indirectly, to any such official, officer, agent, employee, representative, political party, political party official, candidate, individual, or any entity affiliated with such customer, political party or official or political office.
          (b) Except as set forth in Schedule 3.26(b), Company, Suzhou and their Related Persons have made all payments to Third Parties by check mailed to such Third Parties’ principal place of business or by wire transfer to a bank located in the same jurisdiction as such party’s principal place of business.
          (c) Each transaction is properly and accurately recorded on the books and Records of Company or Suzhou, and each document upon which entries in Company’s or Suzhou’s books and Records are based is complete and accurate in all respects. Company and Suzhou each maintain a system of internal accounting controls adequate to ensure that neither Company nor Suzhou maintains off-the-books accounts and that Company’s and Suzhou’s assets are used only in accordance with Company’s or Suzhou’s management directives.
          (d) Except as set forth on Schedule 3.26(d), Company, Suzhou and their Related Persons have at all times been in compliance with all Legal Requirements relating to export control and trade embargoes. Without limiting the generality of the foregoing sentence, except as set forth on Schedule 3.26(d), (i) all exports and reexports by Company or Suzhou or their Related Persons of all products, software, technology or services have been made in compliance with all Legal Requirements, including all export licenses or other authorizations required under the United States Export Administration Regulations; (ii) Company, Suzhou and their Related Persons have not, directly or indirectly, exported, reexported, transferred or diverted any products, software, technology or services to any country in violation of any Legal Requirement relating to trade embargoes; and (iii) Company, Suzhou and their Related Persons have not, directly or indirectly, during the last five (5) years exported, reexported, transferred or diverted any products, software, technology or services to Cuba, Iran, Libya, North Korea, Sudan, Syria, Afghanistan, Iraq or Serbia and Montenegro, nor to any Person that is a national or resident of any such country.
          (e) Except as set forth in Schedule 3.26(e), neither Company, Suzhou nor their Related Persons have violated the antiboycott prohibitions contained in 50 U.S.C. App. sec. 2401 et seq. or 15 CFR Part 760 or taken any action that can be penalized under Section 999 of the Code.

EXECUTION VERSION
Except as set forth in Schedule 3.26(e), during the last five (5) years, neither Company, Suzhou nor their Related Persons has been a party to, is not a beneficiary under and has not performed any service or sold any product under any Company Contract under which a product has been sold to customers in Bahrain, Kuwait, Lebanon, Libya, Oman, Qatar, Saudi Arabia, Syria, United Arab Emirates or the Republic of Yemen.
     3.27 RELATIONSHIPS WITH RELATED PERSONS
     Except as disclosed in Schedule 3.27, no Seller nor any shareholder or member or any Related Person of any of them has, or since December 31, 2004, has had, any interest in any property (whether real, personal or mixed and whether tangible or intangible) used in or pertaining to Company’s or Suzhou’s business. No Seller nor any shareholder or member or any Related Person of any of them owns, or since December 31, 2004, has owned, of record or as a beneficial owner, an equity interest or any other financial or profit interest in any Person that has (a) had business dealings or a material financial interest in any transaction with Company or Suzhou except as set forth and described in Schedule 3.27, each of which has been conducted in the Ordinary Course of Business with Company or Suzhou at substantially prevailing market prices and on substantially prevailing market terms or (b) engaged in competition with Company or Suzhou with respect to any line of the products or services included in the Business (a “Competing Business”) in any market presently served by Company or Suzhou, except for ownership of less than one percent (1%) of the outstanding capital stock of any Competing Business that is publicly traded on any recognized exchange or in the over-the-counter market. Except as set forth in Schedule 3.27, no Seller nor any shareholder or member or any Related Person of any of them is a party to any Contract with, or has any claim or right against, Company or Suzhou.
     3.28 BROKERS OR FINDERS
     No Seller Party nor any of their respective Representatives have incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with the sale of any Seller’s business or the Assets or the Contemplated Transactions, except for its agreement with Goldsmith, Agio, Helms & Lynner, LLC, whose fees and expenses will be paid by Seller Parties.
     3.29 SOLVENCY
          (a) Neither Company nor Suzhou is now insolvent nor will be rendered insolvent by any of the Contemplated Transactions. As used in this section, “insolvent” means that the sum of the debts and other probable Liabilities of Company or Suzhou, as the case may be, exceeds the present fair saleable value of Company’s or Suzhou’s, as the case may be, assets.
          (b) Immediately after giving effect to the consummation of the Contemplated Transactions: (i) both Company and Suzhou will be able to pay their Liabilities as they become due in the usual course of their respective businesses; (ii) neither Company nor Suzhou will have unreasonably small capital with which to conduct its present or proposed business; (iii) both Company and Suzhou will have assets (calculated at fair market value) that exceed its Liabilities; and (iv) taking into account all pending and threatened litigation, final judgments against Company or Suzhou in actions for money damages are not reasonably anticipated to be rendered at a time

EXECUTION VERSION
when, or in amounts such that, Company or Suzhou will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of Company or Suzhou, as the case may be. The cash available to Company and Suzhou, after taking into account all other anticipated uses of the cash, will be sufficient to pay all such debts and judgments promptly in accordance with their terms.
     3.30 DISCLOSURE
          (a) No representation or warranty or other statement made by any Seller or either Shareholder in this Agreement, the Disclosure Schedule, any supplement to the Disclosure Schedule, the certificates delivered pursuant to Section 2.7(a) or otherwise in connection with the Contemplated Transactions contains any untrue statement or omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading.
          (b) No Seller or either Shareholder has any Knowledge of any fact that has specific application to any Seller (other than general economic or industry conditions) and that may materially adversely affect the assets, business, prospects, financial condition or results of operations of Company or Suzhou that has not been set forth in this Agreement or the Disclosure Schedule.
     3.31 DISC
     Bullen DISC, Inc. is a domestic international sales corporation and is a wholly-owned Subsidiary of Company, duly organized or formed, under the laws of Nevada and pursuant to Section 992 of the Code (“DISC”). DISC has no material assets, property, liabilities or operations other than those described on Schedule 3.31. None of the Assets are owned or held by or ever have been owned or held by DISC.
     3.32 [***]
     With respect to the Company’s obligations to [***], including any inability to fulfill or perform obligations that may result from the condition described in Schedule 3.15 of the Disclosure Schedule [***]
          (a) The Company has, and Buyer will have, no special product priority or preference obligations to either [***]
          (b) The Company has, and Buyer will have, no liability to [***] for any money damages, including any incidental or consequential damages, or any monetary penalties;
          (c) Neither [***] have the contractual right to specifically enforce [***]
4. Representations and Warranties of Buyer
     Buyer represents and warrants to Seller Parties as follows:
THE SYMBOL [***] IS USED TO INDICATE THAT A PORTION OF THE EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTION.

EXECUTION VERSION
     4.1 ORGANIZATION AND GOOD STANDING
     LRC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to conduct its business as it is now conducted. LRC China is a wholly foreign owned enterprise in the process of being formed under the laws of the Peoples Republic of China and upon formation and satisfaction of the conditions set forth in Section 7.15 will have full company power and authority to conduct its business.
     4.2 AUTHORITY; NO CONFLICT
          (a) This Agreement constitutes the legal, valid and binding obligation of each Buyer, enforceable against each Buyer in accordance with its terms. Upon the execution and delivery by each Buyer of the Assignment and Assumption Agreement, the Escrow Agreement, the Employment Agreements, and each other agreement, document and instrument to be executed or delivered by Buyer at Closing (collectively, the “Buyers’ Closing Documents”), each of the Buyers’ Closing Documents will constitute the legal, valid and binding obligation, respectively, of each Buyer, enforceable against each Buyer in accordance with its respective terms. Each Buyer has the absolute and unrestricted, right, power and authority to execute and deliver this Agreement and the Buyers’ Closing Documents and to perform its respective obligations under this Agreement and the Buyers’ Closing Documents, and such action has been duly authorized by all necessary corporate action.
          (b) Neither the execution and delivery of this Agreement, any of Buyers’ Closing Documents, by either Buyer nor the consummation or performance of any of the Contemplated Transactions by either Buyer will give any Person the right to prevent, delay or otherwise interfere with any of the Contemplated Transactions pursuant to:
               (i) any provision of either Buyer’s Governing Documents;
               (ii) any resolution adopted by the board of directors or the shareholders of either Buyer; or
               (iii) any Legal Requirement or Order to which either Buyer may be subject;
     4.3 [INTENTIONALLY LEFT BLANK]
     4.4 BROKERS OR FINDERS
     Neither Buyer nor any of its Representatives have incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with the Contemplated Transactions, except for its agreement with JPMorgan, whose fees and expenses will be paid by Buyer.

EXECUTION VERSION
     4.5 AVAILABLE FUNDS
     The cash available to Buyers after taking into account all anticipated uses, will be sufficient to pay all amounts at Closing and consummate the contemplated transactions promptly in accordance with their terms.
5. Covenants of Seller Prior to Closing
     5.1 ACCESS AND INVESTIGATION
     Between the date of this Agreement and the Closing Date, and upon reasonable advance notice received from Buyer, Sellers shall and Shareholders shall cause Sellers to (a) afford Buyer and its Representatives full and free access, during regular business hours, to Sellers’ personnel, properties (including subsurface testing), Contracts, Governmental Authorizations, books and Records and other documents and data, such rights of access to be exercised in a manner that does not unreasonably interfere with the operations of Sellers; (b) furnish Buyer with copies of all such Contracts, Governmental Authorizations, books and Records and other existing documents and data as Buyer may reasonably request; (c) furnish Buyer with such additional financial, operating and other relevant data and information as Buyer may reasonably request; and (d) otherwise cooperate and assist, to the extent reasonably requested by Buyer, with Buyer’s investigation of the properties, assets and financial condition related to Company or E122. In addition, Buyer shall have the right to have the Real Property and Tangible Personal Property inspected, at Buyer’s sole cost and expense, for purposes of determining the physical condition and legal characteristics of the Real Property, Facilities and Tangible Personal Property. In the event subsurface or other destructive testing is recommended based on any such inspection, Buyer shall be permitted to have the same performed at its costs and expense.
     5.2 OPERATION OF THE BUSINESS OF SELLER
     Between the date of this Agreement and the Closing, Seller Parties each shall cause each Seller to:
          (a) conduct its business only in the Ordinary Course of Business;
          (b) except as otherwise directed by Buyer in writing, and without making any commitment on Buyer’s behalf, use its Best Efforts to preserve intact its current business organization, keep available the services of its officers, employees and agents and maintain its relations and good will with suppliers, customers, landlords, creditors, employees, agents and others having business relationships with it;
          (c) confer with Buyer prior to implementing operational decisions of a material nature;
          (d) otherwise report periodically to Buyer concerning the status of its business, operations and finances;
          (e) make no material changes in management personnel without prior consultation with Buyer;

EXECUTION VERSION
          (f) maintain the Assets in a state of repair and condition that complies with Legal Requirements, satisfies the Current Production Output Requirements and is consistent with the requirements and normal conduct of Company’s and Suzhou’s businesses;
          (g) keep in full force and effect, without amendment, all material rights relating to Company’s and Suzhou’s businesses;
          (h) comply with all Legal Requirements and contractual obligations applicable to the operations of the Business and the Franklin Street Property;
          (i) continue in full force and effect the insurance coverage under the policies set forth in Schedule 3.21(a);
          (j) except as required to comply with ERISA or to maintain qualification under Section 401(a) of the Code, not amend, modify or terminate any Employee Plan without the express written consent of Buyer, and except as required under the provisions of any Employee Plan, not make any contributions to or with respect to any Employee Plan without the express written consent of Buyer, provided that Company shall contribute that amount of cash to each Employee Plan necessary to fully fund all of the benefit liabilities of such Employee Plan on a plan-termination basis as of the Closing Date;
          (k) cooperate with Buyer and assist Buyer in identifying the Governmental Authorizations required by Buyer to operate the Business from and after the Closing Date and either transferring existing Governmental Authorizations of Company or Suzhou to Buyer, where permissible, or obtaining new Governmental Authorizations for Buyer;
          (l) upon request from time to time, execute and deliver all documents, and do all other acts that may be reasonably necessary or desirable in the opinion of Buyer to consummate the Contemplated Transactions, all without further consideration; and
          (m) maintain all books and Records of Sellers relating to Sellers’ business in the Ordinary Course of Business.
          (n) maintain fire and casualty insurance with respect to all Improvements, with coverages in amounts sufficient to cover the replacement cost of the Improvements.
     5.3 NEGATIVE COVENANT
     Except as otherwise expressly permitted herein, between the date of this Agreement and the Closing Date, neither Company, Suzhou nor Shareholders shall permit Company or Suzhou to, without the prior written Consent of Buyer, (a) take any affirmative action, or fail to take any reasonable action within its control, as a result of which any of the changes or events listed in Sections 3.15 or 3.19 occur or would be likely to occur; (b) make any modification to any material Contract or Governmental Authorization; (c) enter into any compromise or settlement of any litigation, proceeding or governmental investigation relating to the Assets, the Business or the Assumed Liabilities; (d) sell, lease, license, encumber, pledge or otherwise surrender, relinquish or dispose of any of the Assets (including, without limitation, any Real Property), except for the sale of Inventory in the Ordinary Course of Business of the Company; (e) except in accordance with the

EXECUTION VERSION
Construction Agreement (subject to the approval of Buyer with respect to any amendment thereto) remodel or make any material alteration to any Facility without in each instance obtaining the prior written consent of Buyer; or (f) commit or agree to do any of the foregoing.
     5.4 REQUIRED APPROVALS
     As promptly as practicable after the date of this Agreement, Seller Parties shall make all filings required by Legal Requirements to be made by them in order to consummate the Contemplated Transactions (including all filings under the HSR Act). Company, Suzhou and Shareholders also shall cooperate with Buyer and its Representatives with respect to all filings that Buyer elects to make or, pursuant to Legal Requirements, shall be required to make in connection with the Contemplated Transactions. Seller Parties also shall cooperate with Buyer and its Representatives in obtaining all Material Consents (including taking all actions requested by Buyer to cause early termination of any applicable waiting period under the HSR Act).
     5.5 NOTIFICATION
     Between the date of this Agreement and the Closing, Seller Parties shall promptly notify Buyer in writing if any of them becomes aware of (a) any fact or condition that causes or constitutes a Breach of any of Seller Parties’ representations and warranties made as of the date of this Agreement or (b) the occurrence after the date of this Agreement of any fact or condition that would or be reasonably likely to (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had that representation or warranty been made as of the time of the occurrence of, or Seller Parties’ discovery of, such fact or condition. Should any such fact or condition require any change to the Disclosure Schedule, the affected Seller Party shall promptly deliver to Buyer a supplement to the Disclosure Schedule specifying such change. Such delivery shall not affect any rights of Buyer under Section 9.2 and Article 11. During the same period, Seller Parties also shall promptly notify Buyer of the occurrence of any Breach of any covenant of Seller Parties in this Article 5 or of the occurrence of any event that may make the satisfaction of the conditions in Article 7 impossible or unlikely.
     5.6 NO NEGOTIATION
     Until such time as this Agreement shall be terminated pursuant to Section 9.1, none of the Seller Parties shall directly or indirectly solicit, initiate, encourage, discuss or support any inquiry or proposal from, discuss or negotiate with, provide any information to or consider the merits of any inquiry or proposal from any Person (other than Buyer) relating to any business combination transaction involving Company, Suzhou or the Assets, including without limitation the sale by Shareholders of Company’s stock, sale by Company of Suzhou’s equity interests, the merger or consolidation of Company or Suzhou or the sale of Company’s or Suzhou’s business or any of the Assets (other than in the Ordinary Course of Business). Seller Parties shall notify Buyer of any such inquiry or proposal within twenty-four (24) hours of receipt or awareness of the same by Seller Parties, including the name/identity of the interested party(ies) including the Person who controls such party and the terms and conditions and other related information with respect thereto.
     5.7 BEST EFFORTS

EXECUTION VERSION
     Seller Parties shall use their Best Efforts to obtain the transfer to Buyer of the Governmental Authorization listed on Schedule 7.3, the consents to the transfer to Buyer of the Acquired Contracts listed on Schedule 2.1(e) and the consents set forth on Schedule 3.2(c).
     5.8 INTERIM FINANCIAL STATEMENTS
     Until the Closing Date, Seller shall deliver to Buyer within fifteen (15) days after the end of each month a copy of the balance sheet and income statement of the Company and Suzhou for such month prepared in a manner and containing information consistent with Company’s and Suzhou’s current practices and certified by Company’s controller as to compliance with Section 3.4.
     5.9 PAYMENT OF LIABILITIES
     Each of Company and Suzhou shall pay or otherwise satisfy in the Ordinary Course of Business all of its Liabilities and obligations. Buyer and Sellers hereby waive compliance with any applicable bulk-transfer provisions of the Uniform Commercial Code (or any similar law) (“Bulk Sales Laws”) in connection with the Contemplated Transactions.
     5.10 HART SCOTT RODINO
     Seller Parties shall (i) within 5 Business Days of the date hereof file the Premerger Notification Report required under the HSR Act, including, if so requested by Buyer, a request for early termination, (ii) promptly respond to any request from a Governmental Body pursuant thereto, and (iii) cooperate with Buyer in order to comply with the HSR Act.
     5.11 [INTENTIONALLY OMITTED]
     5.12 [***]
     Prior to the Closing, but not until after Buyer files its Form 8-K with the Securities Exchange Commission publicly announcing the existence of this Agreement, Seller Parties shall use their Best Efforts to obtain the consent of [***] for the assignment by Company of its right to [***] owned by [***]
     5.13 USE OF BULLEN NAME
     Seller Parties agree that Buyer shall have the right to use the name “Bullen Semiconductor, a division of Lam Research Corporation” in the Business from and after the Effective Time, until the fifth (5th) anniversary of the Closing. Company agrees to take such further and other actions reasonably requested by Buyer, without any expense to Buyer, in order to permit and effect such use by Buyer. Seller Parties agree that none of them will use the name “Bullen Semiconductor” or any name confusingly similar to such name during such five (5) year period following Closing. Without limiting the foregoing, Suzhou agrees to change its name to a name wholly dissimilar to its present name effective as of the Closing.
     5.14 [***]
THE SYMBOL [***] IS USED TO INDICATE THAT A PORTION OF THE EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTION.

EXECUTION VERSION
     Company agrees that it will promptly, but in no event later than three (3) business days after the date of this Agreement, file a [***] and pay any applicable penalties, fines and fees related thereto, and Company shall take all other actions reasonably requested by Buyer to mitigate the consequences of [***]. Company shall submit a draft of the [***] to Buyer for Buyer’s reasonable review and approval prior to the filing of the [***]. Following the filing of the [***] with [***], Company shall promptly furnish Buyer with copies of all communications received by Company from [***] or [***] with respect to the [***].
     5.15 CONSTRUCTION AGREEMENT CHANGE ORDER
     Neither Seller shall authorize any Change Order or Change Directive (including without limitation, Change Orders and/or Change Directives that have or would have the affect of increasing or modifying the GMP, Schedule of Work or Work) without in each instance Buyer’s written consent, which consent, in the case of a Change Order or Change Directive that has or would have the affect of increasing or modifying the GMP, Schedule of Work or Work, may be withheld or granted in Buyer’s sole discretion, and in all other cases shall not be unreasonably withheld. For purposes of this Section 5.15, the terms “Change Order,” “Change Directive,” “GMP,” “Schedule of Work” and “Work” shall have the meanings assigned to them in the Construction Agreement.
6. Covenants of Buyer Prior to Closing
     6.1 REQUIRED APPROVALS
     Promptly after the date of this Agreement, Buyer shall make, or cause to be made, all filings required by Legal Requirements (including all filings under the HSR Act) to be made by it to consummate the Contemplated Transactions. Buyer also shall cooperate, with Seller (a) with respect to all filings Seller shall be required by Legal Requirements to make and (b) in obtaining all Consents identified in Schedule 3.2(c), provided, however, that Buyer shall not be required to dispose of or make any change to its business, expend any funds (other than the filing fees under HSR Act) or incur any other burden in order to comply with this Section 6.1.
     6.2 HART SCOTT RODINO
     Buyer shall (i) within 5 Business Days of the date hereof, file the Premerger Notification Report required under the HSR Act, (ii) promptly respond to any request from a Governmental Body pursuant thereto, and (iii) cooperate with Seller Parties in order to comply with the HSR Act.
     6.3 COOPERATION REGARDING [***]
THE SYMBOL [***] IS USED TO INDICATE THAT A PORTION OF THE EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTION.

EXECUTION VERSION
     Buyer will cooperate with Company in seeking [***] consent pursuant to Section 5.12 , provided that Buyer shall not be required to incur any cost or expense or materially change the terms of [***] as existed prior to Closing.
     6.4 FRANKLIN STREET EXPANSION.
     Subject to receipt of payment confirmation pursuant to Section 2.7(a)(xviii), Buyer shall reimburse Company, on a dollar-for-dollar basis, for all costs and expenses related to the expansion of the Franklin Street Facility, incurred by Company during the time period commencing on January 1, 2006 and ending on June 22, 2006, not to exceed $648,000 (“Franklin Street Costs”).
7. Conditions Precedent to Buyer’s Obligation to Close
     Buyer’s obligation to purchase the Assets and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):
     7.1 ACCURACY OF REPRESENTATIONS
          (a) All of Seller Parties’ representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), shall have been accurate in all material respects as of the date of this Agreement, and shall be accurate in all material respects as of the time of the Closing as if then made, without giving effect to any supplement to the Disclosure Schedule.
          (b) Each of the representations and warranties in Sections 3.2(a) and 3.4, and each of the representations and warranties in this Agreement that contains an express materiality qualification, shall have been accurate in all respects as of the date of this Agreement, and shall be accurate in all respects as of the time of the Closing as if then made, without giving effect to any supplement to the Disclosure Schedule.
     7.2 SELLER PARTIES’ PERFORMANCE
     All of the covenants and obligations that Seller Parties are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), shall have been duly performed and complied with.
     7.3 CONSENTS
     Each of the Governmental Authorizations and Consents identified in Schedule 7.3 (the “Material Consents”) shall have been obtained and shall be in full force and effect.
     7.4 ADDITIONAL DOCUMENTS
     Seller Parties shall have caused the documents and instruments required by Section 2.7(a) and the following documents to be delivered (or tendered subject only to Closing) to Buyer:
THE SYMBOL [***] IS USED TO INDICATE THAT A PORTION OF THE EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTION.

EXECUTION VERSION
          (a) Opinions of Coolidge, Wall Co., L.P.A. and Chinese counsel to Suzhou, which counsel shall be reasonably satisfactory to Buyer, dated the Closing Date, in form and substance satisfactory to Buyer and its counsel (the opinion of Chinese counsel shall be limited to organization of Suzhou, due authorization and enforceability of the Agreement and the Contemplated Transactions);
          (b) The articles of incorporation and all amendments thereto of Company, duly certified as of a date within 30 days prior to Closing by the Secretary of State of Ohio;
          (c) The regulations of Company, duly certified as of the Closing Date by the Secretary of Company;
          (d) The articles of association of Suzhou, duly certified as of the Closing Date by a duly appointed and serving officer of Suzhou;
          (e) A copy of the resolutions of the board of directors and shareholders of Company authorizing the execution and delivery of this Agreement and the consummation of the Contemplated Transactions, certified as true, accurate and complete by the Secretary of Company;
          (f) A copy of the resolutions of the members of E122 authorizing the execution and delivery of this Agreement and the consummation of the Contemplated Transactions, certified as true, accurate and complete by a member of E122;
          (g) Releases of all Encumbrances on the Assets, other than Permitted Encumbrances, including without limitation releases of each mortgage of record and reconveyances of each deed of trust with respect to each parcel of real property included in the Assets;
          (h) Certificates dated as of a date not earlier than ten (10) days prior to the Closing as to the good standing of Company and E122, executed by the appropriate officials of the State of Ohio and each jurisdiction in which Company or E122 is licensed or qualified to do business as a foreign corporation as specified in Schedule 3.1(a);
          (i) A copy of the current business license of Suzhou, certified as true, accurate and complete by a duly appointed officer of Suzhou, and chopped with the chop of the local (Suzhou New District) Administration of Industry and Commerce;
          (j) A copy of all resolutions and company actions of Suzhou, necessary to approve this Agreement and the consummation of the Contemplated Transactions, certified as true, accurate and complete by an officer of Suzhou; and
          (k) Such other documents as Buyer may or its counsel may reasonably request:
     7.5 NO PROCEEDINGS
     Since the date of this Agreement, there shall not have been commenced or threatened against Buyer, or against any Related Person of Buyer, any Proceeding (a) involving any challenge to, or seeking material damages or other relief in connection with, any of the Contemplated Transactions

EXECUTION VERSION
or (b) that may have the effect of preventing, delaying, making illegal, imposing material limitations or conditions on or otherwise materially interfering with any of the Contemplated Transactions.
     7.6 [INTENTIONALLY OMITTED]
     7.7 TITLE INSURANCE
     Buyer shall have received unconditional and binding commitments to issue policies of title insurance (the “Title Commitment”) from a title insurer reasonably acceptable to it, (“Title Insurer”) to insure fee simple, or as the case may be, leasehold title to all Land, Improvements, insurable appurtenances, if any, and Ground Lease Property, in an aggregate amount equal to the amount of the Purchase Price allocated to the Real Property, deleting all requirements listed in ALTA Schedule B-1, amending the effective date to the Closing Date and time of Closing with no exception for the gap between Closing and recordation, deleting or insuring over all so called “standard exceptions” and all exceptions that pertain to Encumbrances, Encumbrances involving any monetary claim or lien against or with respect to the Real Property, or any portion thereof, or Encumbrances that are not Permitted Real Estate Encumbrances, attaching all endorsements required by Buyer, and otherwise in form and substance satisfactory to Buyer in its sole discretion.
     7.8 SURVEY
     Buyer shall have received a survey with respect to each tract or parcel of Real Property and all Improvements thereon (each, a “Survey”) in form and substance reasonably satisfactory to Buyer and made by a land surveyor licensed in by the State of Ohio and bearing a certificate, signed and sealed by the surveyor, certifying to Buyer and the Title Insurer that:
          (a) each such survey was made (A) in accordance with “Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys,” and includes Items 1-4, 6, 7(a), 7(b)(1), 7(c), 8-11 and 13 of Table A thereof, and (B) pursuant to the Accuracy Standards (as adopted by ALTA and ACSM and in effect on the date of said certificate);
          (b) each such Survey reflects the location of all building lines, easements and areas affected by any recorded documents affecting such Real Property as discussed in the Title Commitment applicable thereto, as well as any encroachments onto the Real Property or by the Improvements onto any easements area or adjoining property.
     No Survey shall include or identify any gaps, gores, encroachments, defects or other matters adversely affecting the title to the Real Property or the Improvements identified therein, other than Permitted Real Estate Encumbrances.
     7.9 ZONING
     Buyer shall have received written confirmation from applicable Governmental Bodies, as well as any other written confirmation that Buyer determines is necessary or desirable, that the Real Property and the Improvements, and the use thereof for the various purposes for which they are presently being used, is permitted under, and is in compliance with, all applicable zoning Legal Requirements and are not subject to “permitted nonconforming” use or structure classifications and

EXECUTION VERSION
are otherwise in compliance with all other applicable Legal Requirements, including, without limitation, those pertaining to building requirements and the disabled.
     7.10 GOVERNMENTAL AUTHORIZATIONS
     Buyer shall have received such Governmental Authorizations as are listed on Schedule 7.3 to allow Buyer to own and operate the Assets from and after the Closing.
     7.11 ENVIRONMENTAL REPORT
     Buyer shall have received an environmental site assessment report from ERM with respect to the Facilities and the facility in which Suzhou operates its Business, which report shall be acceptable in form and substance to Buyer in its reasonable discretion, and shall not set forth any material adverse findings with respect to the Real Property, Land or Facilities.
     7.12 EMPLOYEES
          (a) Buyer and [***] shall have entered into the Employment Agreement.
          (b) Substantially all other employees of Company (other than those employed at the Camden Road Property) and all employees of Suzhou shall be available for hiring by Buyer, in its sole discretion, on and as of the Closing Date.
     7.13 NONCOMPETITION AGREEMENTS
     Each Seller Party shall have executed and delivered a Noncompetition Agreement.
     7.14 NO INJUNCTION
     There shall not be in effect any Legal Requirement or any injunction or other order that (a) prohibits the consummation of the contemplated transactions and (b) has been adopted or issues, or has otherwise become effective, since the date of this Agreement.
     7.15 LRC CHINA
     Buyer and/or LRC China shall have received all necessary Governmental Authorizations to acquire, own, operate and conduct the business, assets, and operations previously conducted by Suzhou, including but not limited to:
     (a) business licenses set forth on Schedule 7.15(a), and
     (b) approval of the sale and purchase of the Assets of Suzhou and the transactions contemplated by this Agreement pursuant to all Chinese Legal Requirements, including but not limited to the approval of the Jiangsu Department of Foreign Economic Relations and Trade.
     7.16 MATERIAL ADVERSE CHANGE
THE SYMBOL [***] IS USED TO INDICATE THAT A PORTION OF THE EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTION.

EXECUTION VERSION
          (a) There shall have been no material adverse change after the date hereof in the Assets or Business or in the business, operations, prospects or condition (financial or otherwise) of Company or Suzhou.
          (b) There shall have been no material adverse change after the date hereof in the business, operations, prospects or condition (financial or otherwise) of Buyer.
     7.17 [INTENTIONALLY LEFT BLANK]
     7.18 HART SCOTT RODINO WAITING PERIOD
     The waiting period under the HSR Act shall have expired or been terminated.
     7.19 [***]
     Company shall have made the [***] and taken all reasonable steps to mitigate the consequences of [***] and such other actions as provided in Section 5.14.
     7.20 SUZHOU LEASE
     The lease term of the Intent Agreement on the Leasing of Ready-built Factory Building dated October 8, 2003 between Suzhou New & Hi-tech Development Zone Export Processing Zone and Company (the “Suzhou Lease”) shall have been extended for a period of at least six (6) months beyond its current expiration/termination date through May 14, 2007, which extension shall not materially modify the other terms and conditions of the Suzhou Lease, as determined by Buyer in its reasonable judgment. Seller Parties shall deliver to Buyer a true, complete and accurate executed English language copy of such extension.
     7.21 [INTENTIONALLY LEFT BLANK]
8. Conditions Precedent to Seller Parties’ Obligation to Close
     Seller Parties’ obligation to sell the Assets and to take the other actions required to be taken by them at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller in whole or in part):
     8.1 ACCURACY OF REPRESENTATIONS
     All of Buyer’s representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the time of the Closing as if then made.
     8.2 BUYER’S PERFORMANCE
     All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these
THE SYMBOL [***] IS USED TO INDICATE THAT A PORTION OF THE EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTION.

EXECUTION VERSION
covenants and obligations (considered individually), shall have been performed and complied with in all material respects.
     8.3 CONSENTS
     Each of the Consents identified in Schedule 8.3 shall have been obtained and shall be in full force and effect.
     8.4 ADDITIONAL DOCUMENTS
     Buyer shall have caused the documents and instruments required by Section 2.7(b) and the following documents to be delivered (or tendered subject only to Closing) to Seller Parties:
          (a) an opinion of Dinsmore & Shohl LLP, dated the Closing Date, in form and substance satisfactory to Seller Parties and their counsel; and
          (b) such other documents as Seller Parties or its counsel may reasonably request.
     8.5 NO INJUNCTION
     There shall not be in effect any Legal Requirement or any injunction or other Order that (a) prohibits the consummation of the Contemplated Transactions and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.
     8.6 NO PROCEEDINGS
     Since the date of this Agreement, there shall not have been commenced or threatened against a Seller Party or against any Related Person of Seller Party, any Proceeding (a) involving any challenge to, or seeking material damages or other relief in connection with, any of the Contemplated Transactions or (b) that may have the effect of preventing, delaying, making illegal, imposing material limitations or conditions on or otherwise materially interfering with any of the Contemplated Transactions.
     8.7 [INTENTIONALLY OMITTED]
     8.8 HART SCOTT RODINO WAITING PERIOD
     The waiting period under the HSR Act shall have expired or been terminated.
9. Termination
     9.1 TERMINATION EVENTS
     By notice given prior to or at the Closing, subject to Section 9.2, this Agreement may be terminated as follows:
          (a) by Buyer if a material Breach of any provision of this Agreement has been committed by any Seller Party and such Breach has not been waived by Buyer;

EXECUTION VERSION
          (b) by Seller Parties if a material Breach of any provision of this Agreement has been committed by Buyer and such Breach has not been waived by Seller Parties;
          (c) by Buyer if any condition in Article 7 has not been satisfied as of the date specified for Closing in the first sentence of Section 2.6 or if satisfaction of such a condition by such date is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement), and Buyer has not waived such condition on or before such date;
          (d) by Seller Parties if any condition in Article 8 has not been satisfied as of the date specified for Closing in the first sentence of Section 2.6 or if satisfaction of such a condition by such date is or becomes impossible (other than through the failure of any Seller Party to comply with their obligations under this Agreement), and Seller Parties have not waived such condition on or before such date;
          (e) by mutual consent of Buyer and Seller Parties;
          (f) by Buyer if the Closing has not occurred on or before December 9, 2006, or such later date as the parties may agree upon, unless the Buyer is in material Breach of this Agreement;
          (g) by Seller Parties if the Closing has not occurred on or before December 9, 2006, or such later date as the parties may agree upon, unless any Seller Party is in material Breach of this Agreement; or
          (h) by Buyer in accordance with Section 13.17.
     9.2 EFFECT OF TERMINATION
     Each party’s right of termination under Section 9.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of such right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 9.1, all obligations of the parties under this Agreement will terminate, except that the obligations of the parties in this Section 9.2 and Articles 12 and 13 (except for those in Section 13.5) will survive, provided, however, that, if this Agreement is terminated because of a Breach of this Agreement by the nonterminating party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.
10. Additional Covenants
     10.1 EMPLOYEES AND EMPLOYEE BENEFITS
          (a) Information on Active Employees
          For the purpose of this Agreement, the term “Active Employees” shall mean all employees employed on the Closing Date by Company or Suzhou in connection with the operation of the Business (which employees as of the date hereof are listed on Schedule 10.1, which schedule Buyer agrees to update as of Closing), including employees on temporary leave of absence,

EXECUTION VERSION
including family and/or medical leave, military leave, temporary disability or sick leave, but excluding employees on long-term disability leave and employees who have been exclusively employed at the Camden Road Property performing work unrelated to the Business.
          (b) Employment of Active Employees by Buyer.
               (i) Buyer is not obligated to hire any Active Employee but may interview all Active Employees. Buyer will provide Company with a list of Active Employees to whom Buyer has made an offer of employment that has been accepted to be effective on the Closing Date (the “Hired Active Employees”). Subject to Legal Requirements, Buyer will have reasonable access to the Facilities and personnel Records (including performance appraisals, disciplinary actions, grievances and medical Records) of Company and Suzhou for the purpose of preparing for and conducting employment interviews with all Active Employees and will conduct the interviews as expeditiously as possible prior to the Closing Date. Access will be provided by Company and Suzhou upon reasonable prior notice during normal business hours. Effective immediately before the Closing, Company and Suzhou will terminate the employment of all of its Active Employees.
               (ii) It is understood and agreed that (A) Buyer’s expressed intention to extend offers of employment as set forth in this section shall not constitute any commitment, contract or understanding (expressed or implied) of any obligation on the part of Buyer to a post-Closing employment relationship of any fixed term or duration or upon any terms or conditions other than those that Buyer may establish pursuant to individual offers of employment, and (B) employment offered by Buyer is “at will” and may be terminated by Buyer or by an employee at any time for any reason (subject to any written commitments to the contrary made by Buyer or an employee and Legal Requirements). Nothing in this Agreement shall be deemed to prevent or restrict in any way the right of Buyer to terminate, reassign, promote or demote any of the Hired Active Employees after the Closing or to change adversely or favorably the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment of such employees.
          (c) Salaries and Benefits
               (i) Company or Suzhou, as the case may be, shall be responsible for (A) the payment of all wages and other remuneration due to Active Employees with respect to their services as employees of Company or Suzhou through the close of business on the Closing Date, including pro rata bonus payments earned prior to the Closing Date; (B) the payment of any termination or severance payments and the provision of health plan continuation coverage in accordance with the requirements of COBRA and Sections 601 through 608 of ERISA; and (C) any and all payments to employees required under the WARN Act.
               (ii) Company or Suzhou, as the case may be, shall be liable for any claims made or incurred by Active Employees and their beneficiaries under the Employee Plans.
          (d) Company’s Retirement Plans.
               (i) All Hired Active Employees who are participants in Company’s retirement plans shall retain their accrued benefits under Company’s retirement plans as of the

EXECUTION VERSION
Closing Date, and Company (or Company’s retirement plans) shall retain sole liability for the payment of such benefits as and when such Hired Active Employees become eligible therefor under such plans. All Hired Active Employees shall become fully vested in their accrued benefits under Company’s Employee Plans that are intended to be qualified under Section 401(a) of the Code as of the Closing Date, and Company will so amend such plans if necessary to achieve this result.
          (e) No Transfer of Assets. Neither Company nor Shareholders nor their respective Related Persons will make any transfer of pension or other employee benefit plan assets to Buyer.
          (f) Buyer will set its own initial terms and conditions of employment for the Hired Active Employees and others it may hire, including work rules, benefits and salary and wage structure, all as permitted by law. Buyer is not obligated to assume any such matters under this Agreement. Company or Suzhou, as the case may be, shall be solely liable for any severance payment required to be made to its employees due to the Contemplated Transactions.
          (g) General Employee Provisions.
               (i) Company or Suzhou, as the case may be, shall give any notices required by Legal Requirements and take whatever other actions with respect to the plans, programs and policies described in this Section 10.1 as may be necessary to carry out the arrangements described in this Section 10.1.
               (ii) Company or Suzhou, as the case may be, shall provide Buyer with copies of such plan documents and summary plan descriptions, employee data or other information as may be reasonably required to carry out the arrangements described in this Section 10.1.
               (iii) If any of the arrangements described in this Section 10.1 are determined by the IRS or other Governmental Body to be prohibited by law, Company or Suzhou, as the case may be, shall modify such arrangements to as closely as possible reflect their expressed intent and retain the allocation of economic benefits and burdens to the parties contemplated herein in a manner that is not prohibited by law.
               (iv) Company or Suzhou, as the case may be, shall provide Buyer with completed I-9 forms and attachments with respect to all Hired Active Employees, except for such employees as Company or Suzhou, as the case may be, certifies in writing to Buyer are exempt from such requirement.
               (v) Buyer shall not have any responsibility, liability or obligation, whether to Active Employees, former employees, their beneficiaries or to any other Person, with respect to any employee benefit plans, practices, programs or arrangements (including the establishment, operation or termination thereof and the notification and provision of COBRA coverage extension) maintained by Company or Suzhou, as the case may be.
          (h) Covenant Not To Hire — Seller Parties. Each Seller Party covenants and agrees not to hire or solicit for hire, directly or indirectly, any Active Employees as provided in the Noncompetition Agreements.

EXECUTION VERSION
          (i) Covenant Not To Hire — Buyer. Buyer covenants and agrees not to hire or solicit for hire, directly or indirectly, any employee of Company employed exclusively at the Camden Road Property as provided in the Noncompetition Agreements.
     10.2 PAYMENT OF ALL TAXES RESULTING FROM SALE OF ASSETS BY SELLER
     Seller Parties shall pay in a timely manner all Taxes resulting from or payable in connection with the sale of the Assets pursuant to this Agreement, regardless of the Person on whom such Taxes are imposed by Legal Requirements.
     10.3 PAYMENT OF OTHER RETAINED LIABILITIES
     In addition to payment of Taxes pursuant to Section 10.2, Seller Parties shall timely pay, satisfy, discharge or make adequate provision for the timely payment, in full all of the Retained Liabilities and other Liabilities of Seller Parties under this Agreement. If any such Liabilities are not so paid or provided for, or if Buyer reasonably determines that failure to make any payments will impair Buyer’s use or enjoyment of the Assets or conduct of the Business, Buyer may, at any time after the Closing Date, elect to make all such payments directly (but shall have no obligation to do so) and set off and deduct the full amount of all such payments from the then remaining funds held pursuant to the Escrow Agreement.
     10.4 INTENTIONALLY LEFT BLANK
     10.5 RESTRICTIONS ON CHANGE IN CONTROL AND DISSOLUTION OF COMPANY
     (a) For a period of five (5) years after the Closing Date, neither Company nor Shareholders shall, and Shareholders shall not cause or permit Company to, without the prior written consent of Buyer, which consent may be granted or withheld by Buyer in its sole discretion, (i) merge Company with or into or consolidate Company with any Person, (ii) sell all or substantially all of the assets of Company, (iii) enter into any agreement (whether written or oral) the consummation of which would result in more than a majority of the voting power of Company being owned or controlled by any Person other than Shareholders, (iv) effect a reorganization of Company or (v) dissolve Company.
     (b) For a period of two (2) years after the fifth anniversary of the Closing Date, neither Company nor Shareholders shall, and Shareholders shall not cause or permit Company to, without the prior written consent of Buyer, which consent may be granted or withheld by Buyer in its sole discretion, (i) merge Company with or into or consolidate Company with any Person reasonably deemed to be a competitor of Buyer, (ii) sell all or substantially all of the assets of Company to any Person reasonably deemed to be a competitor of Buyer, or (iii) enter into any agreement (whether written or oral) the consummation of which would result in more than a majority of the voting power of Company being owned or controlled by any Person reasonably deemed to be a competitor of Buyer, provided however, that the Company may terminate the restrictions in this Section 10.5(b) after the fifth anniversary of the Closing Date by (x) terminating the License Agreement, (y)

EXECUTION VERSION
returning all intellectual property covered by the License Agreement to Buyer, including copies of all manuals, documents and other confidential information, and (z) entering into a confidentiality agreement with Buyer in a form reasonably acceptable to Buyer.
     10.6 REMOVING EXCLUDED ASSETS
     On or before the Closing Date, Company and Suzhou, as the case maybe, shall remove the Excluded Assets located at the Facilities and listed on Schedule 2.2(m). Such removal shall be done in such manner as to avoid any damage to the Facilities and other Assets and to avoid any disruption of the business operations to be conducted by Buyer after the Closing. Any damage to the Facilities or other Assets resulting from such removal shall be paid by Company at the Closing. Should Company or Suzhou, as the case may be, fail to remove the Excluded Assets as required by this Section 10.5, Buyer shall have the right, but not the obligation, (a) to remove the Excluded Assets at Company’s or Suzhou’s, as the case may be, sole cost and expense; (b) to store the Excluded Assets and to charge Company or Suzhou, as the case may be, all storage costs associated therewith; (c) to treat the Excluded Assets as unclaimed and to proceed to dispose of the same under the laws governing unclaimed property; or (d) to exercise any other right or remedy conferred by this Agreement or otherwise available at law or in equity. Company or Suzhou, as the case may be, shall promptly reimburse Buyer for all costs and expenses incurred by Buyer in connection with any Excluded Assets not removed by Company or Suzhou, as the case may be, on or before the Closing Date. Sellers shall also not cause or permit any mechanics or similar liens to be filed against any Real Property as a result of any of the foregoing removal and repair of damage by or on behalf of either Seller.
     10.7 REPORTS AND RETURNS
     Seller Parties shall promptly after the Closing prepare and file all reports and returns required by Legal Requirements relating to the business of Seller Parties as conducted using the Assets, to and including the Effective Time.
     10.8 ASSISTANCE IN PROCEEDINGS
     Each party agrees to cooperate with the other party and its counsel in the contest or defense of, and make available its personnel and provide any testimony and access to its books and Records in connection with, any Proceeding involving or relating to (a) any Contemplated Transaction or (b) any action, activity, circumstance, condition, conduct, event, fact, failure to act, incident, occurrence, plan, practice, situation, status or transaction on or before the Closing Date involving any Seller Party, the Business or the Assets.
     10.9 CUSTOMER AND OTHER BUSINESS RELATIONSHIPS
     After the Closing, Seller Parties will use Best Efforts to support Buyer in its efforts to continue and maintain for the benefit of Buyer those business relationships of Company existing prior to the Closing and relating to the Business, including relationships with lessors, employees, regulatory authorities, licensors, customers, suppliers and others, and Seller Parties will satisfy, or cause to be satisfied, the Retained Liabilities in a manner that is not detrimental to any of such relationships. Seller Parties will refer to Buyer all inquiries relating to the Business. No Seller Party

EXECUTION VERSION
nor any of Seller’s officers, employees, agents or shareholders shall take any action that would tend to diminish the value of the Assets after the Closing or that would interfere with the business of Buyer to be engaged in after the Closing, including disparaging the name or business of Buyer.
     10.10 RETENTION OF AND ACCESS TO RECORDS
     After the Closing Date, Buyer shall retain for a period equal to seven (7) years after Closing Date) those Records of Company and Suzhou delivered to Buyer. Buyer also shall provide Seller Parties and their Representatives reasonable access thereto, during normal business hours and on at least three days’ prior written notice, to enable them to prepare financial statements or tax returns. After the Closing Date, Seller Parties shall provide Buyer and its Representatives reasonable access to Records that are related to Excluded Assets or the Retained Business, during normal business hours and on at least three business days’ prior written notice, for any reasonable business purpose related to the Business, the Assets and/or the Contemplated Transactions as specified by Buyer in such notice.
     10.11 PRODUCTION REPORTS
     Within five (5) business days prior to the Closing Date, Company agrees to furnish to Buyer production logs relating to the silicon growers set forth on Schedule 3.10(b), signed by the President of the Company, certifying that (i) such equipment has been operating at or in excess of the Current Production Output Requirements for the period beginning on the date of this Agreement through and including the date of such certificate and (ii) such equipment is in compliance with the other provisions of this Agreement and (iii) there is no unresolved warranty, service or other repair outstanding with respect to such equipment (the “Production Certification”).
     10.12 WEBSITE REDIRECT.
     Within five (5) business days after the Closing Date, Company and Buyer will mutually agree on a modification of its internet website for the purpose of redirecting to Buyer those Persons who visit Company’s website for reasons related to the Business. Company agrees to maintain such notice and redirect in place for a period of 180 days following the Closing Date.
     10.13 FURTHER ASSURANCES
     Subject to the proviso in Section 6.1, the parties shall cooperate reasonably with each other and with their respective Representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and shall (a) furnish upon request to each other such further information; (b) execute and deliver to each other such other documents; and (c) do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the Contemplated Transactions. Without limiting the foregoing, Sellers shall, at the reasonable request of Buyer, provided that Sellers shall not be required to incur any expense (unless Buyer agrees to reimburse Sellers therefore), take such further and other action, including the execution of documents, necessary to more fully convey to and vest in Buyer title to the Assets, and to more effectively effect Buyer’s use, possession and enjoyment of the Assets.
     10.14 UNEMPLOYMENT COMPENSATION RATING

EXECUTION VERSION
     Buyer and Sellers agree that Buyer will make the necessary filings for the transfer to Buyer of the Unemployment Compensation experience rating currently held by the Facility located at the Franklin Street Property. Sellers shall cooperate with, and provide assistance to the Buyer that is reasonably necessary to accomplish the Buyer becoming the successor-in-interest for purposes of the Unemployment Compensation experience rating, including but not limited to, the execution of any applications necessary to effectuate said successorship.
     10.15 WORKERS’ COMPENSATION RATING
     Buyer and Sellers agree that Buyer will make the necessary filings for the transfer to Buyer of the Workers’ Compensation experience rating currently held by the Facility located at the Franklin Street Property. Sellers shall cooperate with, and provide assistance to the Buyer that is reasonably necessary to accomplish the Buyer becoming the succeeding employer for purposes of the Workers’ Compensation experience rating, including but not limited to, the execution of any applications necessary to effectuate said transfer.
     10.16 LICENSE
     Company grants Buyer a limited license to use the text and information used in the Company’s employees handbook for the purpose of adopting and creating and publishing employee policies and practices for the Business after the Effective Time. Company makes no representation or warranty to Buyer with respect to such material.
     10.17 LINDE GAS LLC AGREEMENTS
     The parties agree to use their respective Best Efforts to negotiate and execute amendments to each of the agreements between Linde Gas LLC and Company referenced in Schedule 3.20(a)(iii), items 6 and 7, in form and substance satisfactory to Buyer.
11. Indemnification; Remedies
     11.1 SURVIVAL
     All representations, warranties, covenants and obligations in this Agreement, the Disclosure Schedule, the supplements to the Disclosure Schedule, the certificates delivered pursuant to Section 2.7 and any other certificate or document delivered pursuant to this Agreement shall survive the Closing and the consummation of the Contemplated Transactions until the date that is the first anniversary of the Closing Date, except that (i) the representations and warranties in Sections 3.1, 3.2, 3.28, and 4 shall survive in perpetuity and shall not expire, (ii) the representations and warranties in Sections 3.6, 3.9, 3.14, 3.22, 3.25(c)(i), 3.25(d)(i), 3.25(e)(i) and 3.32 and the matters referenced in Section 11.2(g) shall survive until the expiration of the applicable statute of limitations and (iii) the representations and warranties in Section 3.25 shall survive until date that is the third anniversary of the Closing Date. The right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations shall not be affected by any investigation (including any environmental investigation or assessment) conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or

EXECUTION VERSION
inaccuracy of or compliance with any such representation, warranty, covenant or obligation. The waiver of any condition based upon the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations.
     11.2 INDEMNIFICATION AND REIMBURSEMENT BY SELLER PARTIES
     Subject to the provisions of Section 11.5, Seller Parties (other than MB and VB), jointly and severally, and MB and VB, severally as between themselves, agree to indemnify and hold harmless Buyer, and its Representatives, shareholders, subsidiaries and Related Persons (collectively, the “Buyer Indemnified Persons”), and will reimburse the Buyer Indemnified Persons for any loss, liability, claim, damage, expense (including costs of investigation and defense and reasonable attorneys’ fees and expenses) or diminution of value, whether or not involving a Third-Party Claim (collectively, “Damages”), arising from or in connection with:
          (a) any Breach of any representation or warranty made by any Seller Party in (i) this Agreement, (ii) the Disclosure Schedule (as supplemented prior to Closing), (iii) the certificates delivered pursuant to Section 2.7 (for this purpose, each such certificate will be deemed to have stated that Seller Parties’ representations and warranties in this Agreement fulfill the requirements of Section 7.1 as of the Closing Date as if made on the Closing Date without giving effect to any supplement to the Disclosure Schedule), (iv) any transfer instrument or (v) any other certificate, document, writing or instrument delivered by any Seller Party pursuant to this Agreement;
          (b) any Breach of any covenant or obligation of any Seller Party in this Agreement or in any other certificate, document, writing or instrument delivered by any Seller Party pursuant to this Agreement;
          (c) any Liability other than the Assumed Liabilities;
          (d) any brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding made by any Person with any Seller Party (or any Person acting on their behalf) in connection with any of the Contemplated Transactions;
          (e) any Retained Liabilities;
          (f) any breach of Section 3.32, notwithstanding any disclosure(s) on Schedule 3.15 of the Disclosure Schedule or any other Schedule cross referencing such matters; or
          (g) any Liability or expense arising out of or related to the disclosure in Schedule 3.10(a), item 2, except for Buyer’s obligation to pay expenses related to the consolidation of the real property described in, and pursuant to, that certain side letter agreement, dated of even date herewith, by and among Buyer, E122 and Eaton 122, Ltd., an Ohio general partnership.
     11.3 [INTENTIONALLY OMITTED].

EXECUTION VERSION
     11.4 INDEMNIFICATION AND REIMBURSEMENT BY BUYER
     Buyer will indemnify and hold harmless Seller Parties, and will reimburse Seller Parties, for any Damages arising from or in connection with:
          (a) any Breach of any representation or warranty made by Buyer in this Agreement or in any certificate, document, writing or instrument delivered by Buyer pursuant to this Agreement;
          (b) any Breach of any covenant or obligation of Buyer in this Agreement or in any other certificate, document, writing or instrument delivered by Buyer pursuant to this Agreement;
          (c) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding made by such Person with Buyer (or any Person acting on Buyer’s behalf) in connection with any of the Contemplated Transactions; or
          (d) any Assumed Liabilities.
Buyer’s indemnification obligations shall not exceed an aggregate of Thirty five million dollars ($35,000,000); provided, however, that Buyer’s indemnification obligations with respect to or in connection with the Assumed Liabilities and any fraud by Buyer shall have no limit.
     11.5 LIMITATIONS ON AMOUNT—SELLER PARTIES
          (a) Seller Parties shall have no liability (for indemnification or otherwise) with respect to claims under Section 11.2(a) unless and until the Damages of Buyer Indemnified Persons exceed One million seven hundred and fifty thousand Dollars ($1,750,000) (the “Threshold”), provided, however, that (i) all claims under Section 11.2(a) by Buyer Indemnified Persons shall accrue in the aggregate until the Damages of all Buyer Indemnified Persons exceed the Threshold, and thereupon Seller Parties shall become obligated to indemnify Buyer Indemnified Persons for all Damages, including without limitation all amounts up to and including the Threshold amount and (ii) with respect to any individual claim of Buyer asserted against Seller Party, no such claim shall be made hereunder or otherwise be taken into account in determining whether the Threshold in the previous clause (i) has been satisfied, unless and until an individual claim exceeds $25,000. This Section 11.5(a) will not apply to claims under Section 11.2(b) through (g), or to matters arising in respect of Sections 3.6, 3.9, 3.14, 3.22, 3.25(c)(i), 3.25(d)(i), 3.25(e)(i), 3.26, 3.27, 3.28 or 3.32, or to any Breach of any of Seller Parties’ representations and warranties of which any Seller Party had Knowledge at any time prior to the date on which such representation and warranty is made or deemed to be made, or to any intentional Breach by any Seller Party of any covenant or obligation, or to fraud by any Seller Party.
          (b) Seller Parties’ indemnification obligations shall not exceed an aggregate of Thirty Five Million Dollars ($35,000,000); provided, however, that Seller Parties’ indemnification obligation with respect to or in connection with (i) any breach of the representations and warranties in Sections 3.9, 3.14 and 3.22 shall not exceed an aggregate of One Hundred and Seventy Five Million Dollars ($175,000,000), (ii) any breach of the representations and warranties in Sections 3.25 (other than 3.25(c)(i), 3.25(d)(i) and 3.25(e)(i)), shall not exceed an aggregate of Fifty Million

EXECUTION VERSION
Dollars ($50,000,000) which limitation shall be separate and exclusive from the limitation set forth in the first clause of this Section 11.5(b) and set forth in the foregoing clause (i), and (iii) the Retained Liabilities, any matter pursuant to Section 11.2(c), Section 3.6 and the Excluded Assets shall have no limit. Notwithstanding the foregoing, in no event shall Seller Parties’ aggregate indemnification obligations hereunder, other than for claims relating to Retained Liabilities, any matter pursuant to Section 11.2(c) or the Excluded Assets, exceed $175,000,000.
     11.6 [INTENTIONALLY OMITTED]
     11.7 THIRD-PARTY CLAIMS
          (a) Promptly after receipt by a Person entitled to indemnity under Section 11.2 or 11.4 (an “Indemnified Person”) of notice of the assertion of a Third-Party Claim against it, such Indemnified Person shall give notice to the Person obligated to indemnify under such Section (an “Indemnifying Person”) of the assertion of such Third-Party Claim, provided that the failure to notify the Indemnifying Person will not relieve the Indemnifying Person of any liability that it may have to any Indemnified Person, except to the extent that the Indemnifying Person demonstrates that the defense of such Third Party Claim is materially prejudiced by the Indemnified Person’s failure to give such notice.
          (b) If an Indemnified Person gives notice to the Indemnifying Person pursuant to Section 11.7(a) of the assertion of a Third-Party Claim, the Indemnifying Person shall be entitled to participate in the defense of such Third-Party Claim and, to the extent that it wishes (unless (i) the Indemnifying Person is also a Person against whom the Third-Party Claim is made and the Indemnified Person determines in good faith that joint representation would be inappropriate or (ii) the Indemnifying Person fails to provide reasonable assurance to the Indemnified Person of its financial capacity to defend such Third-Party Claim and provide indemnification with respect to such Third-Party Claim), to assume the defense of such Third-Party Claim with counsel satisfactory to the Indemnified Person. After notice from the Indemnifying Person to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person shall not, so long as it diligently conducts such defense, be liable to the Indemnified Person under this Article 11 for any fees of other counsel or any other expenses with respect to the defense of such Third-Party Claim, in each case subsequently incurred by the Indemnified Person in connection with the defense of such Third-Party Claim, other than reasonable costs of investigation. If the Indemnifying Person assumes the defense of a Third-Party Claim, (i) such assumption will conclusively establish for purposes of this Agreement that the claims made in that Third-Party Claim are within the scope of and subject to indemnification, and (ii) no compromise or settlement of such Third-Party Claims may be effected by the Indemnifying Person without the Indemnified Person’s Consent unless (A) there is no finding or admission of any violation of Legal Requirement or any violation of the rights of any Person; (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Person; and (C) the Indemnified Person shall have no liability with respect to any compromise or settlement of such Third-Party Claims effected without its Consent. If notice is given to an Indemnifying Person of the assertion of any Third-Party Claim and the Indemnifying Person does not, within ten (10) days after the Indemnified Person’s notice is given, give notice to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person will be bound by any determination made in such Third-Party Claim or any compromise or settlement effected by the Indemnified Person.

EXECUTION VERSION
          (c) Notwithstanding the foregoing, if an Indemnified Person determines in good faith that there is a reasonable probability that a Third-Party Claim may adversely affect it or its Related Persons other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Person may, by notice to the Indemnifying Person, assume the exclusive right to defend, compromise or settle such Third-Party Claim, but the Indemnifying Person will not be bound by compromise or settlement effected without its Consent (which may not be unreasonably withheld or delayed).
          (d) Notwithstanding the provisions of Section 13.4, each Seller Party hereby consents to the nonexclusive jurisdiction of any court in which a Proceeding in respect of a Third-Party Claim is brought against any Buyer Indemnified Person for purposes of any claim that a Buyer Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein and agree that process may be served on any Seller Party with respect to such a claim anywhere in the world.
          (e) With respect to any Third-Party Claim subject to indemnification under this Article 11: (i) both the Indemnified Person and the Indemnifying Person, as the case may be, shall keep the other Person reasonably informed of the status of such Third-Party Claim and any related Proceedings at all stages thereof where such Person is not represented by its own counsel, and (ii) the parties agree (each at its own expense) to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third-Party Claim.
          (f) With respect to any Third-Party Claim subject to indemnification under this Article 11, the parties agree to cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all Confidential Information and the attorney-client and work-product privileges. In connection therewith, each party agrees that: (i) it will use its Best Efforts, in respect of any Third-Party Claim in which it has assumed or participated in the defense, to avoid production of Confidential Information (consistent with applicable law and rules of procedure), and (ii) all communications between any party hereto and counsel responsible for or participating in the defense of any Third-Party Claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.
     11.8 INDEMNIFICATION PAYMENT
          (a) All amounts payable by one party to another pursuant to this Article 11 shall be paid in immediately available funds within five (5) days after final determination of such amounts payable. Buyer Indemnified Persons may seek payment of any part or all amounts payable by Seller Parties pursuant to this Article 11 from the then remaining funds held under the Escrow Agreement in accordance with the terms, provisions and procedures set forth in the Escrow Agreement.
     11.9 [INTENTIONALLY OMITTED].

EXECUTION VERSION
12. Confidentiality
     12.1 DEFINITION OF CONFIDENTIAL INFORMATION
          (a) As used in this Article 12, the term “Confidential Information” includes any and all of the following information of Company, Suzhou, Shareholders or Buyer that has been or may hereafter be disclosed in any form, whether in writing, orally, electronically or otherwise, or otherwise made available by observation, inspection or otherwise by any party or its Representatives (a “Disclosing Party”) to the other party or its Representatives (a “Receiving Party”):
               (i) all information that is a trade secret under applicable trade secret or other law;
               (ii) all information concerning product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer hardware, Software and computer software and database technologies, systems, structures and architectures whether or not such information is protected by copyright, trademark, patent or other intellectual property rights;
               (iii) all information concerning the business and affairs of the Disclosing Party (which includes without limitation historical and current financial statements, financial projections and budgets, tax returns and accountants’ materials, historical, current and projected sales, capital spending budgets and plans, business plans, strategic plans, marketing and advertising plans, publications, client and customer lists and files, contracts, the names and backgrounds of key personnel and personnel training techniques and materials, however documented), and all information obtained from review of the Disclosing Party’s documents or property or discussions with the Disclosing Party regardless of the form of the communication; and
               (iv) all notes, analyses, compilations, studies, summaries and other material prepared by the Receiving Party to the extent containing or based, in whole or in part, upon any information included in the foregoing.
          (b) Any trade secrets of a Disclosing Party shall also be entitled to all of the protections and benefits under applicable trade secret law and any other applicable law. If any information that a Disclosing Party deems to be a trade secret is found by a court of competent jurisdiction not to be a trade secret for purposes of this Article 12, such information shall still be considered Confidential Information of that Disclosing Party for purposes of this Article 12 to the extent included within the definition. In the case of trade secrets, each of Buyer, Company, E122 and Shareholders hereby waives any requirement that the other party submit proof of the economic value of any trade secret or post a bond or other security.
     12.2 RESTRICTED USE OF CONFIDENTIAL INFORMATION
          (a) Each Receiving Party acknowledges the confidential and proprietary nature of the Confidential Information of the Disclosing Party and agrees that such Confidential Information (i) shall be kept confidential by the Receiving Party; (ii) shall not be used for any reason or purpose

EXECUTION VERSION
other than to evaluate and consummate the Contemplated Transactions; and (iii) without limiting the foregoing, shall not be disclosed by the Receiving Party to any Person, except in each case as otherwise expressly permitted by the terms of this Agreement or with the prior written consent of an authorized representative of Seller Parties with respect to Confidential Information of Sellers or Shareholders (each, a “Seller Contact”) or an authorized representative of Buyer with respect to Confidential Information of Buyer (each, a “Buyer Contact”). Each of Buyer, Sellers and Shareholders shall disclose the Confidential Information of the other party only to its Representatives who require such material for the purpose of evaluating the Contemplated Transactions and are informed by Buyer, Sellers or Shareholders, as the case may be, of the obligations of this Article 12 with respect to such Confidential Information. Each of Buyer, Sellers and Shareholders shall (x) enforce the terms of this Article 12 as to its respective Representatives; (y) take such action to the extent necessary to cause its Representatives to comply with the terms and conditions of this Article 12; and (z) be responsible and liable for any breach of the provisions of this Article 12 by it or its Representatives.
          (b) Unless and until this Agreement is terminated, Sellers and each Shareholder shall maintain as confidential any Confidential Information (including for this purpose any information of Sellers or Shareholders of the type referred to in Sections 12.1(a)(i), (ii) and (iii), whether or not disclosed to Buyer) of Sellers or Shareholders relating to any of the Assets or the Assumed Liabilities. Notwithstanding the preceding sentence, Seller Parties may use any Confidential Information of Seller Parties before the Closing in the Ordinary Course of Business in connection with the transactions permitted by Section 5.2.
          (c) From and after the Closing, the provisions of Section 12.2(a) above shall not apply to or restrict in any manner Buyer’s use of any Confidential Information of a Seller Party relating to any of the Assets or the Assumed Liabilities.
     12.3 EXCEPTIONS
     Sections 12.2(a) and (b) do not apply to that part of the Confidential Information of a Disclosing Party that a Receiving Party demonstrates (i) was, is or becomes generally available to the public other than as a result of a breach of this Article 12 by the Receiving Party or its Representatives; (ii) was or is developed by the Receiving Party independently of and without reference to any Confidential Information of the Disclosing Party or (iii) was, is or becomes available to the Receiving Party on a nonconfidential basis from a Third Party not bound by a confidentiality agreement or any legal, fiduciary or other obligation restricting disclosure. No Seller Party shall disclose any Confidential Information of a Seller Party relating to any of the Assets or the Assumed Liabilities in reliance on the exceptions in clauses (ii) or (iii) above.
     12.4 LEGAL PROCEEDINGS
     If a Receiving Party becomes compelled in any Proceeding or is requested by a Governmental Body having regulatory jurisdiction over the Contemplated Transactions to make any disclosure that is prohibited or otherwise constrained by this Article 12, that Receiving Party shall provide the Disclosing Party with prompt notice of such compulsion or request so that it may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions of this Article 12. In the absence of a protective order or other remedy, the Receiving Party may

EXECUTION VERSION
disclose that portion (and only that portion) of the Confidential Information of the Disclosing Party that, based upon advice of the Receiving Party’s counsel, the Receiving Party is legally compelled to disclose or that has been requested by such Governmental Body, provided, however, that the Receiving Party shall use reasonable efforts to obtain reliable assurance that confidential treatment will be accorded by any Person to whom any Confidential Information is so disclosed. The provisions of this Section 12.4 do not apply to any Proceedings between the parties to this Agreement.
     12.5 RETURN OR DESTRUCTION OF CONFIDENTIAL INFORMATION
     If this Agreement is terminated, each Receiving Party shall (a) destroy all Confidential Information of the Disclosing Party prepared or generated by the Receiving Party without retaining a copy of any such material; (b) promptly deliver to the Disclosing Party all other Confidential Information of the Disclosing Party, together with all copies thereof, in the possession, custody or control of the Receiving Party or, alternatively, with the written consent of a Seller Contact or a Buyer Contact (whichever represents the Disclosing Party) destroy all such Confidential Information; and (c) certify all such destruction in writing to the Disclosing Party, provided, however, that the Receiving Party may retain a list that contains general descriptions of the information it has returned or destroyed to facilitate the resolution of any controversies after the Disclosing Party’s Confidential Information is returned.
     12.6 [INTENTIONALLY OMITTED]
13. General Provisions
     13.1 EXPENSES
     Except as otherwise provided in this Agreement, each party to this Agreement will bear its respective fees and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of its Representatives. Buyer will pay all amounts payable to the Title Insurer in respect of the Title Commitments, copies of exceptions and any title insurance policy, including premiums (including premiums for endorsements) and search fees. Buyer will pay the HSR Act filing fee. The Seller Parties and Buyer will each pay one half of the fees and expenses of the escrow agent under the Escrow Agreement. If this Agreement is terminated, the obligation of each party to pay its own fees and expenses will be subject to any rights of such party arising from a Breach of this Agreement by another party.
     13.2 PUBLIC ANNOUNCEMENTS
     Any public announcement, press release or similar publicity with respect to this Agreement or the Contemplated Transactions will be mutually agreed upon by the parties, except to the extent Buyer is required by law to made such announcement, filing or press release. Except with the prior consent of Buyer or as permitted by this Agreement, no Seller Party or any of their Representatives shall disclose to any Person (a) the fact that any Confidential Information of a Seller Party has been disclosed to Buyer or its Representatives, that Buyer or its Representatives have inspected any portion of the Confidential Information of a Seller Party, that any Confidential Information of Buyer

EXECUTION VERSION
has been disclosed to a Seller Party or any of their Representatives or that Seller Parties or their Representatives have inspected any portion of the Confidential Information of Buyer or (b) any information about the Contemplated Transactions, including the status of such discussions or negotiations, the execution of any documents (including this Agreement) or any of the terms of the Contemplated Transactions or the related documents (including this Agreement). Company and Buyer will consult with each other concerning the means by which Company’s employees, customers, suppliers and others having dealings with Company will be informed of the Contemplated Transactions, and Buyer will have the right to be present for any such communication.
     13.3 NOTICES
     All notices, Consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (b) sent by facsimile or e-mail with facsimile confirmation; or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, e-mail address or person as a party may designate by notice to the other parties):

If to Company or E122	Bullen Ultrasonics, Inc./Eaton 122, Ltd.
(before the Closing):	950 S. Franklin Street
Eaton, Ohio 45320
Attention: Mary A. Bullen
Facsimile:
E-mail address: mbullen@bullen-ultrasonics.com

If to Company or E122	Bullen Ultrasonics, Inc./Eaton 122, Ltd.
(after the Closing):	1301 Miller-Williams Road
Eaton, Ohio 45320
Attention: Mary A. Bullen
Facsimile:
E-mail address: mbullen@bullen-ultrasonics.com

If to the Shareholders:	1301 Miller-Williams Road
Eaton, Ohio 45320
Attention: Mary A. Bullen
Facsimile:
E-mail address: mbullen@bullen-ultrasonics.com

with a copy to:	Coolidge, Wall Co., L.P.A.
33 W. First Street, Suite 600
Dayton, Ohio 45402
Attention: Glenn L. Bower, Esq.
Facsimile: 937-223-6705
E-mail address: bower@coollaw.com

EXECUTION VERSION

Buyer:	Lam Research Corporation
4650 Cushing Parkway
Fremont, California 94538
Attention: George M. Schisler, Jr.
Director of Legal Services
Facsimile: 510-572-2876
Email: george.schisler@lamrc.com

with a copy to:	Dinsmore & Shohl LLP
1900 Chemed Center
255 E. Fifth Street
Cincinnati, Ohio 45202
Attention: Paul A. Ose, Esq.
Facsimile: 513-977-8141
E-mail address: paul.ose@dinslaw.com
     13.4 [INTENTIONALLY LEFT BLANK]
     13.5 ENFORCEMENT OF AGREEMENT
     The parties each acknowledge and agree that the other party would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any Breach of this Agreement by any party could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which either party may be entitled, at law or in equity, the non-Breaching party shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent Breaches or threatened Breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.
     13.6 WAIVER; REMEDIES CUMULATIVE
     The rights and remedies of the parties to this Agreement are cumulative, not alternative and shall not be exclusive of any other right or remedy, or preclude the assertion of, any other right or remedy otherwise available to any party. Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

EXECUTION VERSION
     13.7 ENTIRE AGREEMENT AND MODIFICATION
     This Agreement supersedes all prior agreements, whether written or oral, between the parties with respect to its subject matter and constitutes (along with the Disclosure Schedule, Exhibits and other documents delivered pursuant to this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by the party to be charged with the amendment.
     13.8 DISCLOSURE SCHEDULE
          (a) The information in the Disclosure Schedule constitutes (i) exceptions to particular representations, warranties, covenants and obligations of Seller Parties as set forth in this Agreement or (ii) descriptions or lists of assets and liabilities and other items referred to in this Agreement. If there is any inconsistency between the statements in this Agreement and those in the Disclosure Schedule (other than an exception expressly set forth as such in the Disclosure Schedule with respect to a specifically identified representation or warranty), the statements in this Agreement will control.
          (b) The statements in the Disclosure Schedule, and those in any supplement thereto, relate only to the provisions in the Section of this Agreement to which they expressly relate and not to any other provision in this Agreement.
     13.9 ASSIGNMENTS, SUCCESSORS AND NO THIRD-PARTY RIGHTS
     No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other parties, except that Buyer may assign any of its rights and delegate any of its obligations under this Agreement to any Subsidiary or Related Person of Buyer provided that Buyer shall remain responsible for all liabilities and obligations not satisfied by such Subsidiary or Related Person. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, except such rights as shall inure to a successor or permitted assignee pursuant to this Section 13.9.
     13.10 SEVERABILITY
     If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.
     13.11 CONSTRUCTION
     The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Articles,” “Sections” and

EXECUTION VERSION
“Schedules” refer to the corresponding Articles, Sections and Schedules of this Agreement and the Disclosure Schedule.
     13.12 TIME OF ESSENCE
     With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.
     13.13 GOVERNING LAW
     This Agreement will be governed by and construed under the laws of the State of Ohio without regard to conflicts-of-laws principles that would require the application of any other law.
     13.14 EXECUTION OF AGREEMENT
     This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.
     13.15 SHAREHOLDER OBLIGATIONS
     Where in this Agreement provision is made for any action to be taken or not taken by either Seller, Shareholders jointly and severally undertake to cause Sellers to take or not take such action, as the case may be. Without limiting the generality of the foregoing, Shareholders shall be jointly and severally liable with Sellers for the indemnities set forth in Article 11.
     13.16 REPRESENTATIVE OF SELLER AND SHAREHOLDERS
          (a) Company, Suzhou, E122 and each Shareholder hereby constitute and appoint MB as their representative (“Selling Parties’ Representative”) and their true and lawful attorney in fact, with full power and authority in each of their names and on behalf of each of them:
               (i) to act on behalf of each of them in the absolute discretion of the Selling Parties’ Representative, but only with respect to the following provisions of this Agreement, with the power to: (A) designate the accounts for payment of the Purchase Price pursuant to Section 2.7(b)(i); (B) act pursuant to Sections 2.8 and 2.9 with respect to any Purchase Price adjustment; (C) act under the Escrow Agreement; (D) consent to the assignment of rights under this Agreement in accordance with Section 13.9; (E) give and receive notices pursuant to Section 13.3; (F) terminate this Agreement pursuant to Section 9.1 or waive any provision of this Agreement pursuant to Article 8, Section 9.1 and Section 13.6; (G) accept service of process pursuant to Section 13.4; and (H) act in connection with any matter as to which Sellers and each of the Shareholders, jointly and severally, have obligations, or are Indemnified Persons, under Article 11; and

EXECUTION VERSION
               (ii) in general, to do all things and to perform all acts, including executing and delivering all agreements, certificates, receipts, instructions and other instruments contemplated by or deemed advisable to effectuate the provisions of this Section 13.16.
This appointment and grant of power and authority is coupled with an interest and is in consideration of the mutual covenants made herein and is irrevocable and shall not be terminated by any act of either of the Shareholders or either Seller or by operation of law, whether by the death or each incapacity of either Shareholder or by the occurrence of any other event. Each Shareholder and Seller hereby consents to the taking of any and all actions and the making of any decisions required or permitted to be taken or made by the Selling Parties’ Representative pursuant to this Section 13.16.
          (b) Buyer and the escrow agent designated in the Escrow Agreement shall be entitled to rely upon any document or other paper delivered by the Selling Parties’ Representative as (i) genuine and correct and (ii) having been duly signed or sent by the Selling Parties’ Representative, and neither Buyer nor such escrow agent shall be liable to either of the Shareholders or either Seller for any action taken or omitted to be taken by Buyer or such escrow agent in such reliance.
     13.17 CASUALTY AND CONDEMNATION
     In the event at any time prior to the Closing Date:
          (a) If with respect to any Real Property or Facility, a fire or other casualty (“Casualty”) shall occur and such Casualty shall cause Material Damage (as herein defined) or condemnation or eminent domain proceedings shall commence or shall be threatened (“Condemnation”) which are reasonably expected to cause Material Damage, then Buyer may, at its election, terminate this Agreement by delivering written notice to either Seller within (i) if Material Damage by Casualty is applicable, within thirty (30) days after the later of (A) Buyer’s receipt of written notice of such Casualty or (B) Buyer’s receipt of written notice of a final offer of coverage under policies of insurance covering the Facility affected by such Casualty; or (ii) if a Condemnation that is reasonably expected to cause Material Damage is applicable, within thirty (30) days after Buyer’s receipt of written notice that such Condemnation has been commenced or is threatened, which written notice shall not be deemed received by Buyer until Buyer shall also have received reasonably satisfactory written evidence of the amount of the award or other compensation that will be paid or due to Sellers in connection with such Condemnation. In the event that Buyer terminates this Agreement as provided in the preceding sentence, neither party shall thereafter have any further obligations to the other hereunder except as provided in Section 9.2 hereof.
          (b) In the event that any Casualty shall occur or Condemnation shall commence or be threatened for which Buyer is not entitled to terminate this Agreement as provided in clause (a) above or with respect to which Buyer is entitled to terminate this Agreement as provided in clause (a) above but fails to timely exercise such right in accordance with clause (a) above, Buyer shall proceed with the Closing.
          (c) For purposes hereof, “Material Damage” shall mean: (i) in case of a Casualty, any damage, as reasonably estimated by Buyer, that would cost for the Facility affected by such

EXECUTION VERSION
Casualty more than Two Million Five Hundred Thousand Dollars ($2,500,000) in repairs or that would otherwise have a material adverse effect on the Assets or Business; and (ii) in the case of a Condemnation, would likely result in an award to Seller in an amount in excess of Two Million Five Hundred Thousand Dollars ($2,500,000) or would otherwise have a material adverse effect on the Assets or Business.
     (d) In the event Buyer is required under clause (b) above to proceed with the Closing, (i) if a Casualty is applicable, at Closing, Buyer shall receive the affected Facility in its then existing condition and Buyer will be entitled to receive all insurance money paid and, to the extent not yet paid, an assignment of all insurance money payable to Sellers, or either of them, under all policies of insurance covering such Facility as a result of and with respect to the damage or destruction of such Facility caused by such Casualty and a credit against the Purchase Price in the amount of any applicable deductible; or (ii) if Condemnation is applicable, at Closing, Buyer shall be entitled to all proceeds, awards or compensation paid and, to the extent not yet paid, an assignment of all proceeds, awards or compensation payable to Sellers, or either of them, as a result of and with respect to such Condemnation.
     13.18 PRORATIONS
          (a) At the Closing, Buyer and Sellers shall reimburse each other, as appropriate, for the following expenses applicable to the Assets, all of which shall be prorated such that Sellers are responsible for the expenses accrued on or prior to the Closing Date and Buyer is responsible for expenses accrued after the Closing Date:
               (i) all real estate taxes and assessments applicable to the Real Property, including taxes for the calendar year of Closing that are a lien against the Real Property but not due and payable until the following calendar year, provided, that in any case and notwithstanding anything in this Agreement to the contrary, Seller shall be responsible for all Taxes and assessments that are a lien against the Real Property but not yet due for years prior to the Closing Date, and a portion of such Taxes and assessments for the year of Closing, prorated on a daily basis through the Closing Date;
               (ii) all personal property taxes;
               (iii) utility expenses applicable to the Real Property;
               (iv) rent payments and any common area charges or other similarly pro-rated charges due under the Leases that are part of the Acquired Contracts (including percentage rent on an annualized basis, as may be adjusted for recaptured landlord allowances); and
               (v) any other items customarily prorated, as mutually agreed upon by the parties.
          (b) If there are water, gas or electric meters located at any of the Real Property, Sellers shall obtain readings thereof to a date not more than thirty (30) days prior to the Closing Date and the unfixed water rates and charges, sewer taxes and rents and gas and electricity charges, if any, based thereon for the intervening time shall be apportioned on the basis of such readings. If such readings are not obtainable by the Closing Date, then, at the Closing, any water rates and charges,

EXECUTION VERSION
sewer taxes and rents and gas and electricity charges which are based on such readings shall be prorated based upon the per diem charges obtained by using the most recent period for which such readings shall then be available. Upon the taking of subsequent actual readings, the apportionment of such charges shall be recalculated and Sellers or Buyer, as the case may be, promptly shall make a payment to the other based upon such recalculations. The parties agree to make such final recalculations within ninety (90) days after the Closing Date, which obligation shall survive the Closing.
          (c) If any refunds of real property taxes or assessments, water rates and charges or sewer taxes and rents shall be made after the Closing, the same shall be held in trust by Sellers or Buyer, as the case may be, and shall first be applied to the unreimbursed costs incurred in obtaining the same, then the balance, if any, shall be paid to Sellers (for the period on or prior to the Closing Date) and to Buyer (for the period commencing after the Closing Date).
          (d) If, on the Closing Date, any of the Real Property shall be or shall have been affected by any special or general assessment or assessments or real property taxes payable on a lump sum or which are or may become payable in installments of which the first installment is then a charge or lien and has become payable, Sellers shall pay or cause to be paid at the Closing the unpaid installments of such assessments, including those which are to become due and payable after the Closing Date.
          (e) No insurance policies of Sellers are to be transferred to Buyer, and no apportionment of the premiums therefor shall be made.
          (f) If any of the foregoing items to be prorated under this Section 13.18 cannot be prorated at the Closing because of the unavailability of the amounts which are to be prorated, such items shall be prorated on the basis of a good faith estimate by the parties and adjusted and reconciled as soon as practicable after the Closing Date; provided, however, all such adjustments and reconciliations shall occur no later than one (1) year after the Closing Date.
[signature page follows]

EXECUTION VERSION
     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

SELLERS:		BUYERS:

Bullen Ultrasonics, Inc.		Lam Research Corporation

/s/ Stephen K. Brown		/s/ Stephen G. Newberry

By:	Stephen K. Brown	By:	Stephen G. Newberry

Title:	President	Title:	President and Chief Executive Officer

Eaton 122, Ltd.

/s/ Mary A. Bullen

By:	Mary A. Bullen

Title:	Partner

Bullen Semiconductor (Suzhou) Co., Ltd.

/s/ Stephen K. Brown

By:	Stephen K. Brown

Title:	President

Shareholders

/s/ Mary A. Bullen	/s/ Vicki A. Brown

Mary A. Bullen, individually	Vicki A. Brown, individually

TABLE OF SCHEDULES

Schedule	Description
Schedule 2.1(b) — Tangible Personal Property	List of fixed asset of Company and Suzhou used in the Business as of June 30, 2006
Schedule 2.1(c) — Inventories as of July 31, 2006	Inventories of Company and Suzhou as of July 31, 2006
Schedule 2.1(d) — Prepaid Assets as of July 31, 2006	Prepaid Assets of Company and Suzhou as of July 31, 2006
Schedule 2.1(e) — Acquired Contracts	List of Contracts of Company and Suzhou to be acquired
Schedule 2.1(j) — Claims Against Third Parties	List of claims against Third Parties relating to the Assets or Business
Schedule 2.1(k) — Claims by Sellers	List of claims of any Seller Party relating to the Assets or Business
Schedule 2.2(f) — Retained Contracts	List of Company Contracts retained by Sellers and not part of the sale
Schedule 2.2(m) — Excluded Assets	List of property and assets of Sellers retained by Sellers and not part of the sale
Schedule 2.4(a)(v) — Accrued Vacation and Personal Days	Dollar value of accrued vacation and personal days of employees of Company and Suzhou as of September 30, 2006
Schedule 3.1(a) — Organization and Good Standing	List of jurisdictions of organization and good standing for Company and Suzhou
Schedule 3.1(b) — Governing Documents of each Seller	Copies of Governing Documents of each Seller
Schedule 3.1(c) — Subsidiaries	List of Subsidiaries of Company
Schedule 3.1(d) — Related Persons	Description of interest and business relationships of Shareholders and Related Persons in or with any Person or Related Person
Schedule 3.2(a) — Certified Resolutions	Copies of board and shareholder resolutions of Sellers

SCHEDULES TO THIS AGREEMENT ARE OMITTED FROM THIS FILING. LAM RESEARCH CORPORATION UNDERTAKES TO PROVIDE COPIES OF THE OMITTED SCHEDULES TO THE SECURITIES AND EXCHANGE COMMISSION UPON REQUEST OF THE COMMISSION.

Schedule	Description
Schedule 3.2(b) — Consummation of Contemplated Transactions	Description of certain Taxes resulting from consummation of the transaction and description of consents needed to consummate the transaction
Schedule 3.2(c) — Notice or Consent	List and description of notices and consents necessary to consummate the transaction
Schedule 3.3(a) — Capitalization	Description of shareholder agreements and operating agreements of Sellers
Schedule 3.6 — Sufficiency of Assets	Description of any exceptions to the sufficiency of assets representation
Schedule 3.7 — Description of Owned Real Property	Street address, parcel identification and legal description of all owned Real Property
Schedule 3.8 — Description of Leased Real Property	Street address, parcel identification and legal description of all leased Real Property
Schedule 3.9(a) — Real Estate Encumbrances	Description of Encumbrances on Real Property
Schedule 3.9(b) — Permitted Real Estate Encumbrances	Description of Permitted Encumbrances on Real Property
Schedule 3.9(c) — Non-Real Estate Encumbrances	Description of Encumbrances on Assets other than Real Property
Schedule 3.9(d) — Construction Agreement	Copy of the Construction Agreement
Schedule 3.10(a) — Condition of Facilities	Description of any exceptions to the condition of Facilities representation
Schedule 3.10(b) — Production Output Requirements & Processes and Facilities Standards	List and description of certain equipment of Company; description of Company technical specification compliance; description of personal property moved between Franklin Street Property and Camden Road Property in the last 12 months
Schedule 3.11(a) — Accounts Receivable	List of accounts receivable of Company and Suzhou relating to the Business as of June 30, 2006
Schedule 3.11(b) — Ten Largest Customers	List of Company’s and Suzhou’s 10 largest customers, excluding Buyer as of June 30, 2006

SCHEDULES TO THIS AGREEMENT ARE OMITTED FROM THIS FILING. LAM RESEARCH CORPORATION UNDERTAKES TO PROVIDE COPIES OF THE OMITTED SCHEDULES TO THE SECURITIES AND EXCHANGE COMMISSION UPON REQUEST OF THE COMMISSION.

Schedule	Description
Schedule 3.13 — Undisclosed Liabilities	Description of Liabilities of Sellers not reflected on Sellers’ balance sheets
Schedule 3.14(a) — Taxes Schedule 3.14(b) — Tax Returns	Description of any exceptions to the Taxes representation List of Tax Returns filed by Company and Suzhou since January 1, 1999
Schedule 3.15 — Material Adverse Change	Description of material adverse changes affecting Company or Suzhou since December 31, 2005
Schedule 3.16(a) — Employee Benefit Plans	Description of Company’s employee benefit plans
Schedule 3.16(e) — Employee Benefit Plans — Compliance	Description of noncompliance relating to Company’s employee benefit plans
Schedule 3.16(g) — Workers’ Compensation Coverage	Description of Company’s workers’ compensation coverage
Schedule 3.17(a) — Compliance With Legal Requirements; Governmental Authorizations	Description of any noncompliance with Legal Requirements and Governmental Authorizations
Schedule 3.17(b) — Governmental Authorizations	Description of each Governmental Authorization held by Sellers
Schedule 3.17(c) - Non-Transferred Governmental Authorizations	List of Governmental Authorizations retained by Sellers and not included in the sale
Schedule 3.18(a) — Pending or Threatened Proceedings	Description of any pending and threatened legal proceedings against Sellers
Schedule 3.18(b) — Pending Orders	Description of any pending Orders against Sellers, the Business or Assets
Schedule 3.18(c) — Compliance with Orders	Description Sellers compliance with Orders
Schedule 3.19 — Absence of Certain Changes and Events	Description of any exceptions to the absence of certain changes and events representation
Schedule 3.20(a) — Contracts	List and description of Contracts of Company and Suzhou

SCHEDULES TO THIS AGREEMENT ARE OMITTED FROM THIS FILING. LAM RESEARCH CORPORATION UNDERTAKES TO PROVIDE COPIES OF THE OMITTED SCHEDULES TO THE SECURITIES AND EXCHANGE COMMISSION UPON REQUEST OF THE COMMISSION.

Schedule	Description
Schedule 3.20(b) — Shareholder Rights Under any Contract	Description of Shareholders rights under any Contract relating to the Business
Schedule 3.20(c) — Full Force and Effect; Contracts	Description of any exceptions to the representation regarding full force and effect and assignability of Contracts
Schedule 3.20(d) — Compliance	Description of any exceptions to the representation regarding Sellers’ compliance and counterparty compliance with Contracts
Schedule 3.21(a) — Insurance	Description of Company and Suzhou insurance coverage
Schedule 3.21(b) — Insurance	Description of any self-insurance, Contract for transfer of risk and obligation of Company to provide insurance coverage to Third Parties
Schedule 3.21(c) — Insurance	Description of Company’s insurance loss history
Schedule 3.21(d) — Insurance	Description of any exceptions to validity, enforceability and legality of Company’s insurance policies
Schedule 3.22 — Environmental Matters	Description of Sellers’ Phase I environmental reports
Schedule 3.23(a) — Employee List	List and description of employees of Company and Suzhou relating to the Business
Schedule 3.23(b) — Retired Employees	Description of benefits due to retired employees of Company and Suzhou; and list of any retired employees
Schedule 3.23(c) — Terminated Employees	List and description of employees terminated by Company and Suzhou since December 31, 2004
Schedule 3.23(f) — Employee Development Agreement and Employee Invention Rights Agreement	Form of Employee Development Agreement and Employee Invention Rights Agreement; and list of employees of Company who have executed same
Schedule 3.24(b) — Labor Matters	Description of any labor matters relating to Company or Suzhou
Schedule 3.25(a) — Intellectual Property Assets	List and description of Intellectual Property Assets
Schedule 3.25(b) — License Agreements	List and description of license agreements of Company and Suzhou

SCHEDULES TO THIS AGREEMENT ARE OMITTED FROM THIS FILING. LAM RESEARCH CORPORATION UNDERTAKES TO PROVIDE COPIES OF THE OMITTED SCHEDULES TO THE SECURITIES AND EXCHANGE COMMISSION UPON REQUEST OF THE COMMISSION.

Schedule	Description
Schedule 3.25(c) — Intellectual Property Assets	Description of any exceptions to the sufficiency and ownership representations relating to intellectual property
Schedule 3.25(d) — Patents	List and description of Patents
Schedule 3.25(e) — Marks	List and description of Marks
Schedule 3.25(f) — Copyrights	List and description of Copyrights
Schedule 3.25(g) — Standard Employee Confidentiality Agreement	Form of Employee Confidentiality Agreement of Company and Suzhou; and list of employees of Company and Suzhou who have executed same
Schedule 3.25(h) — Domain Rights	List and description of Domain Rights
Schedule 3.25(i) — Excluded IP	List and description of Excluded Intellectual Property
Schedule 3.26(b) — Payments to Third Parties	Description of any exceptions to the representation relating to payments to Third Parties
Schedule 3.26(d) — Compliance re: Export Control	Description of any exceptions to the representation relating to compliance with export control and trade embargoes Legal Requirements
Schedule 3.26(e) — Antiboycott Violations	Description of any exceptions to the representation relating to compliance with antiboycott Legal Requirements
Schedule 3.27 — Related Persons	Description of any exceptions to the representation relating to interest of Sellers, Shareholders or Related Persons in any property used in Company’s or Suzhou’s business
Schedule 3.31 — DISC	List and description of any material assets, property, liabilities or operations of DISC
Schedule 5.14 - [***]	[***]
Schedule 7.3 — Material Consents	List and description of Material Consents and Governmental Authorizations to be received as a condition to Buyer’s closing obligations
Schedule 7.15 — LRC China	Description of the business license of LRC China
Schedule 8.3 — Consents	List and description of Consents to be received as a condition to Seller Parties’ closing obligations

SCHEDULES TO THIS AGREEMENT ARE OMITTED FROM THIS FILING. LAM RESEARCH CORPORATION UNDERTAKES TO PROVIDE COPIES OF THE OMITTED SCHEDULES TO THE SECURITIES AND EXCHANGE COMMISSION UPON REQUEST OF THE COMMISSION.
THE SYMBOL [***] IS USED TO INDICATE THAT A PORTION OF THE EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTION.